Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto (the “Exhibits”), as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) dated as of April 12, 2022, is entered into by and among:

(i) ION Geophysical Corporation, a Delaware corporation (“ION”), GX Technology Corporation, Ion Exploration Products (U.S.A.), and I/O Marine Systems, Inc. (collectively, the “Company”);

(ii) the undersigned lenders, or investment advisors or managers for the account of such lenders party to that certain Revolving Credit and Security Agreement, dated as of August 22, 2014, among ION, as borrower, each of the subsidiary borrowers party thereto, Ankura Trust Company, LLC, as agent for the lenders (the “Prepetition RCF Agent”), and the Lenders (as defined therein) party thereto (the “Prepetition RCF Lenders” and the undersigned Prepetition RCF Lenders, together with their respective successors and permitted assigns, the “Supporting RCF Lenders”) (as amended, restated, amended and restated, supplemented, or otherwise modified prior to the date hereof, the “Prepetition Revolving Credit Facility” and the loans outstanding thereunder the “Prepetition RCF Loans”); and

(iii) the undersigned holders, or investment advisors or managers for the account of such holders, of the Company’s outstanding 8.000% Senior Secured Second Priority Notes due 2025 (the “Prepetition Second Lien Notes”), issued pursuant to that certain indenture dated as of April 20, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified prior to the date hereof, the “Prepetition Second Lien Notes Indenture”), among ION, as issuer, each of the guarantors party thereto, UMB Bank, National Association, as trustee, and UMB Bank, National Association, as collateral agent (the “Prepetition Second Lien Notes Agent”) and the Holders (as defined therein) from time to time party thereto (the “Prepetition Second Lien Noteholders” and the undersigned Prepetition Second Lien Noteholders, together with their respective successors and permitted assigns and any subsequent Prepetition Second Lien Noteholder that becomes party hereto in accordance with the terms hereof, the “Supporting Second Lien Noteholders”, and together with the Supporting RCF Lenders, the “Supporting Creditors”).

The Company, each Supporting Creditor and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined below) attached hereto as Exhibit A (including any schedules and exhibits attached thereto) and the disclosure statement in respect of the Plan, attached hereto as Exhibit B (including any schedules and exhibits attached thereto, the “Disclosure Statement”). The terms of the Plan are hereby incorporated and included in the terms of this Agreement.

When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.”

RECITALS

WHEREAS, the Parties have negotiated in good faith at arm’s length and have agreed to undertake a financial restructuring of the Company in accordance with the terms of this Agreement and the Definitive Documents (as defined below) (the “Restructuring”), which is anticipated to be effected pursuant to a sale of all or some of the Debtors’ assets and/or in accordance with the terms set forth in the chapter 11 plan of reorganization (as may be amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the “Plan”) and the commencement by the Company of voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, as of the date hereof, the Supporting RCF Lenders hold, in the aggregate approximately 100% of the aggregate outstanding principal amount of the Prepetition RCF Loans;

WHEREAS, as of the date hereof, the Supporting Second Lien Noteholders hold, in the aggregate approximately 80.4% of the aggregate outstanding principal amount of the Prepetition Second Lien Notes;

WHEREAS, in connection with the Restructuring, certain of the Supporting Creditors as set forth in the DIP Term Sheet (as defined herein) (each a “DIP Party”) have, severally and not jointly, agreed to provide the Debtors with a $2,500,000, senior secured, super priority debtor in possession financing facility the (“DIP Facility”) and have agreed to the consensual use of Cash Collateral (as defined in the Bankruptcy Code), in each case on the terms set forth in the DIP Term Sheet attached hereto as Exhibit C (the “DIP Term Sheet”) and in the DIP Orders (as defined below);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Supporting Creditors have agreed to support (i) the commencement of the Chapter 11 Cases to implement this Agreement and the Restructuring and (ii) confirmation of the Plan by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a) “    Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule, or regulation, including those addressing unfair and deceptive acts and practices, advertising, usury, and permits.

(b) “    Asset Purchase Agreement(s)” means the purchase agreement(s) pursuant to which the Company will effectuate the Sale Transactions.

(c) “    Bidding Procedures” means the procedures governing the sale and marketing process for the Sale Transactions.

(d) “    Bidding Procedures Motion” means the motion seeking approval of the Bidding Procedures.

(e) “    Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures.

(f) “    Claims” means all claims arising under the Prepetition Revolving Credit Facility and/or the Prepetition Second Lien Notes Indenture or any other claims against the Company.

(g) “    DIP Documents” means the DIP Term Sheet, the DIP Orders, the DIP Motion any credit agreement evidencing the DIP, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, amendments and restatements, supplements or modifications of any of the foregoing) executed pursuant thereto.

(h) “    DIP Motion” means the motion seeking approval by the Bankruptcy Court of the DIP Facility and the use of cash collateral and the DIP Orders.

(i) “    DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

(j) “    Disclosure Statement Order” means the order of the Bankruptcy Court conditionally approving the Disclosure Statement and the solicitation of votes on the Plan.

(k) “    Effective Date” means the date upon which the Confirmation Order has become a Final Order and all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

(l) “    Exhibits” has the meaning set forth in Recitals. Each of the Exhibits are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. In the event of a conflict between any term or provision contained herein and a term or provision of the Exhibits, the applicable terms and provisions of the Exhibits shall govern.

(m) “    Final DIP Order” means the order of the Bankruptcy Court authorizing the use of cash collateral and approving the DIP Facility, and granting the relief requested in the DIP Motion on a final basis.

(n) “    Governmental Authority” means any federal, state or local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

(o) “    Interests” means any and all equity securities of ION, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in ION.

(p) “    Legal Proceeding” means any judicial, administrative or arbitral action, suit, or proceeding

(q) “    Milestones” means the milestones set forth in Section 7 of this Agreement.

(r) “    Plan Supplement” means the compilation of agreements, documents and forms of agreements, documents, schedules, and exhibits to the Plan that will be filed by the Company with the Bankruptcy Court.

(s) “    Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims (or enter with customers into long and short positions in Claims), in its capacity as a dealer or market maker in Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt.

(t) “    Required Supporting Creditors” means, as of any date of determination, the Supporting Creditors who own or control as of such date at least 66.67% of the aggregate outstanding principal amount of Claims under the Prepetition Second Lien Notes Indenture held by the Supporting Creditors.

(u) “    Sale Order” means the order of the Bankruptcy Court authorizing the Company to enter into and perform under the Asset Purchase Agreement(s) to effectuate the Sale Transaction(s), which order may be the Confirmation Order.

(v) “    Sale Transaction(s)” means the sale, transfer, or other disposition of all or substantially all of the Specified Assets.

(w) “    Specified Assets” means the Company’s business or asset(s) that are to be sold pursuant to the Bidding Procedures, as determined and agreed to by the Company and the Required Supporting Creditors.

(x) “    SEC” means the Securities and Exchange Commission.

(y) “    Support Period” means, with reference to any Party, the period commencing on the Support Effective Date and ending on the earlier of (i) the Effective Date; and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 8 hereof.

(z) “    Supporting Creditors’ Advisors” means Ropes & Gray LLP as legal advisor.

Section 2.    Effectiveness.

This Agreement shall become effective and binding on all Parties upon the earliest date on which (A) counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company, (ii) the Supporting RCF Lenders holding 100%, in aggregate principal amount outstanding as of such date, of the Prepetition RCF Loans, and (iii) the Supporting Second Lien Noteholders holding at least 66.67%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien Notes (the “Support Effective Date”); provided, however, that signature pages executed by the Supporting Creditors shall be delivered to (a) other Supporting Creditors in a redacted form that removes the details of such Supporting Creditors’ holdings and (b) the Company, counsel to the Company, and the Supporting Creditors’ Advisors in an unredacted form (to be held on a professionals’ eyes only-basis) and (B) the reasonable and documented fees and out-of-pocket expenses of the Supporting Creditors’ Advisors invoiced and outstanding as of the date hereof have been paid in full in cash. Signature pages filed in any pleading in the Chapter 11 Cases shall be in redacted form.

Section 3.    Definitive Documents.

(a)     The definitive documents (the “Definitive Documents”) with respect to the Restructuring shall include this Agreement and any material documents (including any material related orders, agreements, instruments, schedules or exhibits) that are described in or contemplated by this Agreement and necessary or desirable to implement the Restructuring, including, without limitation:

(i)    the DIP Documents;

(ii)    the first day motions, second day motions and orders of the Bankruptcy Court approving any first day motions or second day motions (excluding retention applications);

(iii)    the Plan and the Disclosure Statement;

(iv)    the Plan Supplement;

(v)    the Confirmation Order;

(vi)    the Disclosure Statement Order;

(vii)    the Exit Facility Documents, if any;

(viii)    all motions, filings, documents, and agreements related to the Sale Transactions, including the Asset Purchase Agreement(s), the Bidding Procedures Motion, the Bidding Procedures, and the Sale Order;

(ix)    any and all documentation required to implement, issue, and distribute the New Common Stock (as defined in the Plan); and

(x)    any other documents, instruments, schedules or exhibits described in, related to, contemplated in, or necessary to implement, each of the foregoing.

The Definitive Documents not executed or in a form attached to this Agreement as of the date hereof remain subject to negotiation and completion. Upon completion, the Definitive Documents shall reflect and contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Plan), as it may be modified, amended, or supplemented in accordance with Section 13, and be in form and substance reasonably acceptable to the Company and Required Supporting Creditors.

Section 4.    Agreements of the Supporting Creditors.

(a)     Voting; Support. Each Supporting Creditors agrees that during the Support Period, such Supporting Creditor (acting severally and not jointly with the other Supporting Creditors) shall:

(i)    subject to the receipt by such Supporting Creditor of the Disclosure Statement and solicitation materials, (A) timely vote or cause to be voted its Claims to accept the Plan, by delivering its duly executed and completed ballots, as applicable, accepting the Plan on a timely basis following the commencement of the solicitation of the Plan (the “Solicitation”) pursuant to the solicitation materials and (B) not change, withdraw, amend, or revoke any such vote to accept the Plan;

(ii)    support and not “opt out” of any releases set forth in the Plan (to the extent it is permitted to elect whether to “opt out” of the releases set forth in the Plan) by timely delivering its duly executed and completed ballots, as applicable, indicating such election, and affirmatively opting into such releases if required to do so;

(iii)    support and take all actions reasonably necessary or reasonably requested by the Company to facilitate the Restructuring and Sale Transactions, as contemplated under this Agreement;

(iv)    not direct any trustee, administrative agent or collateral agent (as applicable) to file, support, or take any action inconsistent with such Supporting Creditor’s obligations under this Agreement, and, if any applicable trustee, administrative agent or collateral agent files, supports, or takes any action inconsistent with such Supporting Creditor’s obligations under this Agreement, such Supporting Creditor shall use its commercially reasonable efforts to request that such trustee, administrative agent or collateral agent cease and refrain from taking any such action (without having to provide an indemnity);

(v)    not (A) object to, delay, impede, or take any other action to interfere, directly or indirectly, with acceptance, implementation, or consummation of the Restructuring; or (B) not file, support, or take any action, including initiating any legal proceedings or enforcing any rights or remedies as a holder of Claims and Interests, as applicable, that is inconsistent with this Agreement or the Definitive Documents, or that would, in any material respect, prevent, interfere with, delay, postpone or impede the implementation or consummation of the Restructuring.

(b)     Rights of Supporting Creditors Unaffected. Nothing contained herein shall limit:

(i)    the rights of a Supporting Creditors under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right and the position advocated in connection therewith is consistent with this Agreement and such Supporting Creditor’s obligations hereunder;

(ii)    the ability of a Supporting Creditors to purchase, sell, or enter into any transactions in connection with its Claims or Interests, in compliance with the terms hereof and applicable law;

(iii)    subject to the terms and obligations hereof and applicable law, any right of a Supporting Creditors under the Prepetition Revolving Credit Facility, Prepetition Second Lien Indenture, or any other applicable agreement, instrument or document that gives rise to a Supporting Creditor’s Claims or Interests, as applicable, or constitutes a waiver or amendment of any provision of any such agreement, instrument or document;

(iv)    subject to any confidentiality provisions in this Agreement, the ability of a Supporting Creditors to consult with any other Parties or entities; or

(v)    the ability of a Supporting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or under any of the Definitive Documents.

(c)     Transfers.

(i)    Each Supporting Creditor agrees that during the Support period, such Supporting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims against the Company, unless the transferee thereof either (A) is a Supporting Creditor or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Supporting Creditor and to be bound by all of the terms of this Agreement applicable to Supporting Creditors (including with respect to any and all Claims it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit D (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of such execution, to (i) counsel to the Company and (ii) Supporting Creditors’ Advisors, in which event (x) the transferee (including the Supporting Creditor transferee, if applicable) shall be deemed to be a Supporting Creditor hereunder to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Supporting Creditor agrees that any Transfer of any Claim or Interest that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Supporting Creditor shall have the right to enforce the voiding of such Transfer.

(ii)    Notwithstanding anything herein to the contrary: (A) a Supporting Creditor may settle or deliver any Claims to settle any confirmed transaction pending as of the date of such Supporting Creditor’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Claims so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement); (B) a Supporting Creditor may Transfer its right, title, or interest in Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party; provided that (1)(x) such Qualified Marketmaker must Transfer such right, title, or interest in such Claims within the earlier of (A) ten (10) business days of its acquisition and (B) three (3) business days before the Plan voting deadline, in each case, to a transferee that is an entity that is not an affiliate, affiliated fund or affiliated entity with a common investment advisor and (y) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Supporting Creditor at the time of such transfer, or (2) the Qualified Marketmaker will be required to execute and deliver a Joinder Agreement; and (C) to the extent that a Supporting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Claims that the Qualified Marketmaker acquires from a holder of the Claims who is not a Supporting Creditor without the requirement that the transferee be or become a Supporting Creditor or execute a Joinder Agreement.

(d)     Additional Claims or Interest. Nothing in this Agreement shall be construed to preclude a Supporting Creditor from acquiring additional Claims, provided, that, in each case, each such Supporting Creditor shall promptly notify counsel to the Company and each such Supporting Creditor agrees that such additional Claims shall be subject to this Agreement and that, for so long as this Agreement has not been terminated pursuant to the terms hereof with respect to such Supporting Creditor, it shall vote (or cause to be voted) any such additional Claims or other Claims entitled to vote on the Plan (to the extent still held by it or on its behalf at the time of such vote), in a manner consistent with Section 4 hereof.

(e)     DIP Facility. Each DIP Party signatory hereto confirms its commitment to provide, severally but not jointly, to the Company the commitments under the DIP Facility. Such commitments shall be allocated to the DIP Party in accordance with the percentages set forth in the DIP Term Sheet opposite each DIP Party’s name as its “Commitment Percentage,” on the terms and subject to the conditions set forth in this Agreement, including, without limitation, the DIP Term Sheet. Each DIP Party’s commitments and agreements with respect to the DIP Facility, as set forth in the DIP Term Sheet, are subject to the satisfaction or waiver of all conditions precedent set forth in the DIP Term Sheet.

Section 5.    Agreements of the Company.

(a)     The Company agrees that, for the duration of the Support Period, the Company shall, and shall cause each of its subsidiaries included in the definition of Company, to:

(i)    support and take all actions reasonably necessary to facilitate the Restructuring and Sale Transaction(s), as contemplated under this Agreement;

(ii)     timely file any objection or opposition to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, or converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(iii)    not file for relief that (1) is inconsistent with this Agreement in any material respect or (2) would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(iv)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring as contemplated herein;

(v)    timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Claims of the Supporting Creditors as contemplated here;

(vi)    provide reasonably prompt written notice (in accordance with Section 22 hereof) to the Supporting Creditors, solely to the extent the Company has knowledge, of (A) any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that would prevent, hinder, or delay the consummation of the Restructuring in any material respect, (B) any failure of the Company to comply with any covenant, agreement or condition hereunder in any material respect, (C) any condition precedent contained in the Plan not to timely occur or become impossible to satisfy; (D) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring;

(vii)    provide to the Supporting Creditors and their respective professionals, (A) upon reasonable advance notice to the Company and during normal business hours, reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring, and (B) timely and reasonable responses to all reasonable diligence requests;

(viii)    not amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents or any other document related to the Restructuring in a manner that is materially inconsistent with this Agreement;

(ix)    use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring and Sale Transaction(s);

(x)    not take any action that is materially inconsistent with, or is intended or is reasonably likely to materially interfere with the Restructuring and Sale Transaction(s);

(xi)    provide draft copies of any material pleading at least two (2) business days prior to the date when the Company intends to file any such pleading or other document, and shall consult in good faith with Supporting Creditors’ Advisors regarding the form and substance of such drafts (provided that if delivery of such material pleading at least two (2) business days in advance is not reasonably practicable, such pleading shall be delivered as soon as reasonably practicable prior to filing);

(xii)    provide draft copies of all material motions or applications, Definitive Documents and other documents (including, without limitation, all first day and second day motions and orders of the Bankruptcy Court approving any first day motions or second day motions (other than retention applications), the Plan, the Disclosure Statement, ballots and other solicitation materials in respect of the Plan, any proposed amended version of the Plan or the Disclosure Statement, a proposed disclosure statement order and a proposed confirmation order) the Company intends to file with the Bankruptcy Court to the Supporting Creditors’ Advisors at least two (2) business days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, a disclosure statement order, or a confirmation order) at least two (2) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing), and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(xiii)    not, without the consent of the Required Supporting Creditors, (a) authorize, approve, or otherwise implement any change to the senior management team, including the hiring, termination, change in position or change in compensation of any member of the Company’s senior management team, (b) amend, modify or supplement any existing employment agreement, (c) make, declare, set aside or pay any severance cost or expenses;

(xiv)    only consummate a Sale Transaction with a successful bidder with the consent of the Required Supporting Creditors;

(xv)    approve, authorize or agree (orally or in writing) to take any of the actions se forth above; and

(xvi)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment.

(b)     If the Company makes or receives a written proposal or expression of interest regarding or with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Restructuring) involving the Company, or any of their assets, properties or businesses (an “Alternative Proposal”), the Debtors shall promptly notify the Supporting Creditors’ Advisors of the receipt of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include the material terms thereof, including the identity of the person or group of persons involved (unless prohibited by a separate agreement).

Section 6.    Other Agreements.

(a)     The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

Section 7.    Milestones.

(a)     The Company shall implement the Restructuring in accordance with the following Milestones:

(i)    At or before 11:59 p.m. prevailing Central Time on April 12, 2022, the Company shall commence the Chapter 11 Cases and file the Plan, the Disclosure Statement, a motion seeking approval of the Disclosure Statement, and the Bidding Procedures Motion;

(ii)    At or before 11:59 p.m. prevailing Central Time on May 3, 2022, the Bankruptcy Court shall have entered the Disclosure Statement Order and the Bidding Procedures Order;

(iii)    At or before 11:59 p.m. prevailing Central Time on May 10, 2022, the Company, either directly, or through their designated voting agent, shall have commenced the Solicitation;

(iv)    At or before 11:59 p.m. prevailing Central Time on June 13, 2022, the auction, if any, on the terms set forth in Bidding Procedures Order, shall have occurred;

(v)    At or before 11:59 p.m. prevailing Central Time on the date that is eighty‑seven (87) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order and Sale Order, if any, in a form and substance reasonably satisfactory to the Required Supporting Creditors;

(vi)    At or before 11:59 p.m. prevailing Central Time on the date that is one hundred and one (101) days after the Petition Date, the Sales Transaction(s), if any, shall have closed and the Effective Date shall have occurred; and

(vii)    At or before 11:59 p.m. prevailing Central Time on the date that is (i) five (5) days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order and (ii) thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order.

(b)     Notwithstanding Section 13, the Milestones may be extended by email communication by and between counsel to the Debtors (Winston & Strawn LLP) and the Supporting Creditors’ Advisors.

Section 8.    Termination of Agreement.

(a)     Supporting Creditor Termination Events. Upon written notice (the “Supporting Creditor Termination Notice”) from the Required Supporting Creditors delivered in accordance with Section 22 hereof, the Required Supporting Creditors may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events (each, a “Supporting Creditor Termination Event”):

(i)    the breach in any material respect by the Company of any of their covenants, obligations, representations, or warranties contained in this Agreement or the Definitive Documents, that (A) is adverse to the Supporting Creditors seeking termination pursuant to this provision and (B) to the extent such breach is curable, such breach remains uncured for a period of five (5) business days from the date the Company receives a Supporting Creditor Termination Notice;

(ii)    the failure to meet any of the Milestones unless such failure is the result of any act, omission, or delay on the part of a Supporting Creditor;

(iii)    the Company withdraws the Plan or Disclosure Statement (without the prior written consent of the Required Supporting Creditors), or the Company files any motion or pleading with the Bankruptcy Court (including the Confirmation Order) that is materially inconsistent with this Agreement or the Plan and such motion or pleading has not been withdrawn prior to the earlier of (A) five (5) days after the Company receives written notice from a Supporting Creditor (in accordance with Section 22) that such motion or pleading is materially inconsistent with this Agreement or the Plan and (B) entry of an order of the Bankruptcy Court approving such motion or pleading;

(iv)    the Company files any motion (without the prior written consent of the Required Supporting Creditors) for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases;

(v)    the Bankruptcy Court enters an order (without the prior written consent of the Required Supporting Creditors) (A) directing the appointment of an examiner with expanded powers beyond those set forth in section 1106(a)(3) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;

(vi)    the Company’s exclusive right to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code has been terminated;

(vii)    The Company files any motion seeking to avoid, disallow, subordinate or recharacterize any Claim or lien held by any Supporting Creditor;

(viii)    The Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing, other than in a de minimis amount, any Claim or lien, held by any Supporting Creditor against the Company, unless (A) the Company has sought a stay of such order within five (5) days after the date of such issuance and such order is stayed within ten (10) days after the date of such issuance and (B) such order is reversed or vacated within twenty (20) days after the date of such issuance;

(ix)    The Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring, unless the Company has sought a stay of such relief within five (5) days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) days after the date of such issuance;

(x)    the issuance by any Governmental Authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any final ruling, decision, judgment, or order enjoining or otherwise preventing the consummation of a material portion of the Restructuring or requiring the Company to take actions inconsistent in any material respect with this Agreement or the Restructuring Documents, unless such ruling, judgment, or order has been stayed, reversed, or vacated within twenty (20) days after the date of such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(xi)    Any condition to closing in Article IX of the Plan hereof would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts);

(xii)    after the Support Effective Date, any one or more changes, events, occurrences, or effects, which individually or together with any other changes, events, occurrences, or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on the business, prospects, results of operations, liabilities, finances, properties, assets, or condition (financial or otherwise) of the Company taken as a whole or would have, or would reasonably be expected to have, a material adverse effect on the ability of the Company to perform its obligations under this Agreement and effect the Restructuring (a “Material Adverse Change”), excluding (i) any effects of the filing of the Chapter 11 Cases or the announcement of such filing and (ii) any default under the Prepetition Revolving Credit Facility or the Prepetition Second Lien Indenture; provided however, that the filing of the Chapter 11 Cases and the transactions contemplated by the Plan shall not in and of itself constitute a Material Adverse Change; and

(xiii)    the Company consummates a Sale Transaction with a successful bidder without the consent of the Required Supporting Creditors.

(b)     Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 8(b)), upon written notice (the “Company Termination Notice”) delivered in accordance with Section 22 hereof, upon the occurrence, and during the continuation, of any of the following events (each, a “Company Termination Event”):

(i)    the breach in any material respect by a Supporting Creditor of their covenants, obligations, representations, or warranties contained in this Agreement, which breach remains uncured for a period of five (5) business days from the date of receipt of a Company Termination Notice, provided, that at the Company’s election, such termination may only be with respect to such Supporting Creditor;

(ii)    the board of directors, managers, members or partners, as applicable, of the Company reasonably determine in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company provides notice of such determination to the Supporting Creditors within five (5) days after the date thereof;

(iii)    the issuance by any Governmental Authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any final ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within twenty (20) days after such issuance;

(iv)    at or before 11:59 p.m. prevailing Central Time on the date that is one hundred and two (102) days after the Petition Date, the Effective Date shall not have occurred; or

(v)    the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases.

(c)     Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company and the Required Supporting Creditors upon the receipt of written notice delivered in accordance with Section 22 hereof.

(d)     Automatic Termination. This Agreement shall automatically terminate on the Effective Date.

(e)     Effect of Termination. Upon the termination of this Agreement in accordance with this Section 8, and except as provided in Section 16 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non‑performance of its obligations hereunder prior to the date of such termination. Upon a termination of this Agreement, each Supporting Creditor may, upon written notice to the Company and the other Parties, revoke its vote or any consents given prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement. If this Agreement has been terminated as to any Supporting Creditor in accordance with Section 8 hereof at a time when permission of the Bankruptcy Court shall be required for a change or withdrawal (or cause to change or withdraw) of its vote to accept the Plan, the Company shall not oppose any attempt by such Supporting Creditor to change or withdraw (or cause to change or withdraw) such vote at such time, subject to all remedies available to the Company at law, equity, or otherwise, including those remedies set forth in Section 15 hereof.

(f)     Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 9.    Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of the Restructuring, including the Plan, as well as the negotiation, drafting, execution and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 10.    Representations and Warranties.

(a)     Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or with respect to the Supporting Creditors, as of the date such Supporting Creditor becomes a party hereto):

(i)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)    the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party except, in the case of the Company, for the filing of the Chapter 11 Cases;

(iii)    the execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws; and

(iv)    this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)     Each Supporting Creditor severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Supporting Creditor becomes a party hereto), such Supporting Creditor (i) is the beneficial owner, or has validly executed unsettled trades, of the Claims and Interest set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the date hereof) and does not beneficially own any other Claims or Interest, and/or (ii) has, with respect to the beneficial owners of such Claims or Interest, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Claims or Interest or to exchange, assign and transfer such Claims or Interest, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

Section 11.    Fees and Expenses.

The Company agrees to pay all the reasonable and documented fees and expenses incurred in connection with the Restructuring of Ropes & Gray LLP as the Supporting Creditors’ Advisors; provided, that the Company shall pay any accrued but unpaid fees and expenses immediately upon the termination of this Agreement.

Section 12.    Disclosure; Publicity.

The Company shall submit drafts to the Supporting Creditors’ Advisors of any press releases that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Supporting Creditor, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of any Claims or any other Claims against the Company held by any Supporting Creditor, in each case, without such Supporting Creditor’s consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Supporting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Supporting Creditor) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by all the Supporting Creditors. Notwithstanding the provisions in this Section 11, any Party may disclose, to the extent consented to in writing by a Supporting Creditor, such Supporting Creditor’s individual holdings.

Section 13.    Amendments and Waivers.

(a)     Except as set forth in Section 13(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of the Company and the Required Supporting Creditors.

(b)     Notwithstanding Section 13(a):

(i)    any change, modification or amendment to this Section 13 shall require the written consent of all of the Parties;

(ii)    any material and adverse economic change, modification or amendment to this Agreement shall require the written consent of such Supporting Creditor; and

(iii)    In the event that an adversely affected Supporting Creditor (“Non‑Supporting Creditor”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of such Supporting Creditor, this Agreement shall be deemed to have been terminated only as to such Non-Supporting Creditors and shall continue in full force and effect in respect to all other members of the Supporting Creditor who have so consented.

Section 14.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)     This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas, without giving effect to any principles of conflicts of law thereunder that would result in the application of the laws of any other jurisdiction.

(b)     Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in New York (“New York Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the Texas Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any New York Court. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the New York Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 14(b) shall be brought in the Bankruptcy Court.

(c)     EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.    Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to any of its obligations hereunder. Each Party also agrees that it will not seek, and will not waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

Section 16.    Survival.

Notwithstanding the termination of this Agreement pursuant to Section 8 hereof, the agreements and obligations of the Parties in this Section 16, and Sections 2, 8(f), 12, 14, 15, 17, 18, 19, 20, 21, 22, and 23 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Section 17.    Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 18.    Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 18 shall be deemed to permit Transfers of the Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

Section 19.    No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

Section 20.    Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Creditor shall continue in full force and effect.

Section 21.    Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

Section 22.    Notices.

All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail (“e-mail”); or (c) two (2) business days after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to the Company:
ION Geophysical Corporation 4203 Yoakum Blvd., Suite 100 Houston, Texas 77006 Attn: Matthew Powers Phone: 713-366-7226 Email: matt.powers@iongeo.com with a copy to:
Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002 Attn: Eric Johnson Email: JEJohnson@winston.com Daniel J. McGuire Email: DMcGuire@winston.com
If to the Supporting Creditors:

To each Supporting Creditor at the addresses or e-mail addresses set forth below the Supporting Creditors’ signature page to this Agreement (or to the signature page to a Joinder Agreement in the case of any Supporting Creditor that becomes a party hereto).

with a copy to the Supporting Creditors’ Advisors at:

Ropes & Gray LLP

1211 Avenue of the Americas
New York, NY 10036-8704

Attn: Ryan Preston Dahl

Email: Ryan.Dahl@ropesgray.com

Matthew Roose

Email: Matthew.Roose@ropesgray.com

Uchechi Egeonuigwe

Email: Uchechi.Egeonuigwe@ropesgray.com

Section 23.    Conflicts.

In the event the terms and conditions set forth in the Plan and in this Agreement are inconsistent, the Plan shall control. Upon execution of the Definitive Documents, in the event of any conflict among the terms and provisions thereof and of this Agreement or the Definitive Documents, the applicable Definitive Document shall control. Notwithstanding the foregoing, nothing contained in this Section 23 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

Section 24.    Business Continuance; Access.

(a)     Except as contemplated by this Agreement or with the prior written consent of the Required Supporting Creditors, the Company covenants and agree that, between the Support Effective Date and the Effective Date, the Company shall operate their businesses in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (i) resulting from or relating to the filing or prosecution of the Chapter 11 Cases or (ii) imposed by the Bankruptcy Court).

(b)     Except as expressly contemplated by this Agreement and except for changes resulting from or relating to the filing and prosecution of the Chapter 11 Cases or imposed by the Bankruptcy Court, the Company will continue (i) using commercially reasonable efforts to preserve the relationships with current customers, distributors, suppliers, vendors and others having business dealings with the Company, including but not limited to the performance of all material obligations under any executory contracts which have not been rejected and compliance with historical billing practices, (ii) maintaining and insuring their physical assets, properties and facilities in the current working order, condition and repair as of the date hereof (ordinary wear and tear excepted) and maintaining all existing insurance on the foregoing consistent with past practices, (iii) not taking any action, or omitting to take any action, the intent of which is to cause the termination of their current executive officers (other than for cause) and (iv) maintaining the Company’s books and records on a basis consistent with prior practice, including prior billing and collection practices.

(c)     Subject to the entry by any Supporting Creditor and its advisors into a confidentiality agreement reasonably acceptable to the Company (provided, that, the Company acknowledges and agrees that the existing confidentiality agreements between the Supporting Creditors, its advisors and the Company are acceptable), at the reasonable request and upon reasonable notice of one or more such Supporting Creditors or advisors, the Company agrees to respond to reasonable information requests from such Supporting Creditors and their advisors (each of whom shall be bound by a confidentiality agreement), and provide reasonable access to the Company’s senior management personnel regarding the Company’s business, the Chapter 11 Cases, and the general status of ongoing operations, during normal business hours and at other reasonable times in a manner that does not unreasonably interfere with the normal business operations of the Company.

Section 25.    No Solicitation; Representation by Counsel; Adequate Information.

(a)     This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Supporting Creditors with respect to the Plan will not be solicited until such Supporting Creditor has received the Disclosure Statement and solicitation materials approved in the Disclosure Statement Order.

(b)     Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

Section 26.    Reservation of Rights; No Admission.

Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries). Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other Applicable Law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

Section 27.    Computation of Time.

The provisions of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply in computing any period of time prescribed or allowed herein, including with respect to the Milestones.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

COMPANY PARTIES
ION GEOPHYSICAL CORPORATION
By: /s/ Mike Morrison
Name: Mike Morrison
Title: EVP & CFO
GX TECHNOLOGY CORPORATION
By: /s/ Mike Morrison
Name: Mike Morrison
Title: EVP & CFO
ION EXPLORATION PRODUCTS (U.S.A.)
By: /s/ Mike Morrison
Name: Mike Morrison
Title: Vice President
I/O MARINE SYSTEMS, INC.
By: /s/ Mike Morrison
Name: Mike Morrison
Title: Vice President

REDACTED
By: /s/ Redacted
Name: Redacted
Title: Portfolio Manager Principal Amount of the Prepetition RCF Loans: $____________ Principal Amount of the Prepetition Second Lien Notes: $____________

REDACTED
By: /s/ Redacted
Name: Redacted
Title: Principal Amount of the Prepetition RCF Loans: $____________ Principal Amount of the Prepetition Second Lien Notes: $____________

REDACTED
By: /s/ Redacted
Name: Redacted
Title: Principal Amount of the Prepetition RCF Loans: $____________ Principal Amount of the Prepetition Second Lien Notes: $____________

REDACTED
By: /s/ Redacted
Name: Redacted
Title: Principal Amount of the Prepetition RCF Loans: $____________ Principal Amount of the Prepetition Second Lien Notes: $____________

REDACTED
By: /s/ Redacted
Name: Redacted
Title: Principal Amount of the Prepetition RCF Loans: $____________ Principal Amount of the Prepetition Second Lien Notes: $____________

Exhibit A

PLAN OF REORGANIZATION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: ION GEOPHYSICAL CORPORATION, et al.,[1] Debtors.	) ) ) ) ) ) ) )	Chapter 11 Case No. 22-[______] (___) (Joint Administration Requested) Re: Docket No. _____

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF ION GEOPHYSICAL CORPORATION AND ITS DEBTOR AFFILIATES

Houston, Texas
April 12, 2022

WINSTON & STRAWN LLP

Katherine A. Preston (TX Bar No. 2968884)

800 Capitol Street, Suite 2400

Houston, Texas 77002

Telephone:    (713) 651-2600

Facsimile:     (713) 651-2700

Email:           kpreston@winston.com

– and –

Timothy W. Walsh (pro hac vice pending)

200 Park Avenue

New York, New York 10166

Telephone:    (212) 294-6700

Facsimile:     (212) 294-4700

E-mail:          twwalsh@winston.com

– and –

Daniel J. McGuire (pro hac vice pending)

Laura Krucks (pro hac vice pending)

35 W Wacker Drive

Chicago, IL 60601

Telephone:    (312) 558-5600

Facsimile:     (312) 558-5700

Email:           dmcguire@winston.com

        lkrucks@winston.com

Proposed Counsel for the Debtors and Debtors in Possession

   ___________________________________

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax-identification number are: ION Geophysical Corporation (6646); I/O Marine Systems, Inc. (3230); ION Exploration Products (U.S.A.), Inc. (1394); and GX Technology Corporation (0115). The location of the Debtors’ service address is 4203 Yoakum Blvd., Suite 100, Houston, Texas 77006.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES         1

A.         Defined Terms         1

B.         Rules of Interpretation         15

C.         Computation of Time         16

D.         Governing Law         16

E.         Reference to Monetary Figures         16

F.         Reference to the Debtors or the Reorganized Debtors         16

G.         Controlling Document         17

H.         Consultation, Information, Notice, and Consent Rights         17

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY CLAIMS         17

A.         Administrative Claims         17

B.         Professional Fee Claims         18

C.         DIP Claims         20

D.         Priority Tax Claims         20

E.         Payment of Statutory Fees         20

F.         Payment of Restructuring Expenses         20

ARTICLE III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS         20

A.         Classification In General         20

B.         Formation of Debtor Groups for Convivence Only         21

C.         Summary of Classification of Claims and Interest         21

D.         Treatment of Classes of Claims and Interests         22

E.         Special Provision Governing Unimpaired Claims         26

F.         Elimination of Vacant Classes         26

G.         Voting Classes; Presumed Acceptance by Non-Voting Classes         26

H.         Intercompany Interests         26

I.         Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code         26

J.         Controversy Concerning Impairment         27

K.         Subordinated Claims and Interests         27

L.         No Waiver         27

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THIS PLAN         27

A.         General Settlement of Claims and Interests         27

B.         Restructuring Transactions         28

C.         Reorganized Debtors         28

D.         Sources of Consideration for Plan Distributions         28

E.         Vesting of Assets in the Reorganized Debtors         30

F.         Exemption from Registration Requirements         30

G.         Cancellation of Existing Securities and Agreements         30

H.         Corporate Action         31

I.         Corporate Existence         31

J.         New Organizational Documents         32

K.         Indemnification Provisions         32

L.         Effectuating Documents; Further Transactions         32

M.         Section 1146 Exemption         33

N.         Directors and Officers of the Reorganized Debtors         33

O.         Director and Officer Liability Insurance         33

P.         Management Incentive Plan         34

Q.         Employee Obligations         34

R.         Preservation of Causes of Action         34

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES         35

A.         Assumption and Rejection of Executory Contracts and Unexpired Leases         35

B.         Claims Based on Rejection of Executory Contracts or Unexpired Leases         36

C.         Cure of Defaults and Objections to Cure and Assumption         37

D.         Royalty Cure Claims         38

E.         Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases         38

F.         Insurance Policies         38

G.         Reservation of Rights         39

H.         Nonoccurrence of Effective Date         39

I.         Contracts and Leases Entered into after the Petition Date         39

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS         39

A.         Distributions on Account of Claims and Interests Allowed as of the Effective Date         39

B.         Disbursing Agent         40

C.         Delivery of Distributions and Undeliverable or Unclaimed Distributions         40

D.         Manner of Payment         42

E.         Compliance with Tax Requirements         43

F.         Allocations         43

G.         No Postpetition Interest on Claims         43

H.         Foreign Currency Exchange Rate         43

I.         Setoffs and Recoupment         43

J.         Claims Paid or Payable by Third Parties         44

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS         45

A.         Allowance of Claims         45

B.         Claims Administration Responsibilities         45

C.         Estimation of Claims and Interests         45

D.         Adjustment to Claims or Interests without Objection         46

E.         Time to File Objections to Claims         46

F.         Disallowance of Claims         46

G.         Amendments to Claims or Interests         46

H.         No Distributions Pending Allowance         46

I.         Distributions After Allowance         47

J.         No Interest         47

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS         47

A.         Discharge of Claims and Termination of Interests         47

B.         Release of Liens         48

C.         Releases by the Debtors         48

D.         Releases by the Releasing Parties         50

E.         Exculpation         51

F.         Injunction         52

G.         Protections Against Discriminatory Treatment         52

H.         Document Retention         53

I.         Reimbursement or Contribution         53

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN         53

A.         Conditions Precedent to the Effective Date         53

B.         Waiver of Conditions         54

C.         Effect of Failure of Conditions         54

D.         Substantial Consummation         55

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN         55

A.         Modification and Amendments         55

B.         Effect of Confirmation on Modifications         55

C.         Revocation or Withdrawal of Plan         55

ARTICLE XI. RETENTION OF JURISDICTION         56

ARTICLE XII. MISCELLANEOUS PROVISIONS         58

A.         Immediate Binding Effect         58

B.         Additional Documents         58

C.         Statutory Committee and Cessation of Fee and Expense Payment         58

D.         Reservation of Rights         59

E.         Successors and Assigns         59

F.         Notices         59

G.         Term of Injunctions or Stays         60

H.         Entire Agreement         60

J.         Plan Supplement         61

K.         Nonseverability of Plan Provisions         61

L.         Votes Solicited in Good Faith         61

M.         Closing of Chapter 11 Cases         62

N.         Waiver or Estoppel         62

INTRODUCTION

ION Geophysical Corporation, I/O Marine Systems, Inc., ION Exploration Products (U.S.A.), Inc., and GX Technology Corporation (each a “Debtor” and, collectively, the “Debtors”) jointly propose this chapter 11 plan of reorganization (the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code and for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Holders of Claims or Interests may refer to the Disclosure Statement Relating to the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code for a discussion of the Debtors’ history, businesses, properties, assets, results of operations, projections, historical financial information, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.
    DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.    Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1.     “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

2.     “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date.

3.     “Affiliate” means affiliate as defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

4.      “Allowed” means with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or the Administrative Claim Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. For the avoidance of doubt: (x) a Proof of Claim Filed after the Claims Bar Date or the Administrative Claim Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim; and (y) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow” and “Allowing” shall have correlative meanings.

5.      “Asset Purchase Agreement(s)” means any asset purchase agreements executed by and between the Debtors or their Affiliates and any Purchaser thereunder for the sale of certain of the Debtors’ or their Affiliates assets or equity interests to any Purchaser, together with all exhibits, appendices, supplements, documents, and agreements ancillary thereto, in each case as amended, modified, or supplemented from time to time, which agreement(s) shall be subject to approval of the Bankruptcy Court.

6.      “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, remedies, or Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law to avoid, recover, or subordinate a prepetition transaction, including actions, remedies, or Claims and Causes of Action under sections 502, 510, 542, 544, 545, 547 through and including 553, and 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

7.      “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

8.      “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the Southern District of Texas.

9.      “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

10.     “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of New York are closed for business as a result of a federal, state, or local holiday.

11.     “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and other similar items.

12.     “Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

13.     “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for all of the Debtors in the Bankruptcy Court.

14.     “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

15.     “Claims Bar Date” means the dates established by the Bankruptcy Court by which Proofs of Claim must be Filed with respect to such Claims, other than Claims required to be Filed by the Administrative Claims Bar Date or other Claims or Interests for which the Bankruptcy Court entered an order excluding the Holders of such Claims or Interests from the requirement of Filing Proofs of Claim.

16.     “Claims Objection Deadline” means the deadline for objecting to a Claim asserted against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

17.     “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

18.     “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

19.     “Committee” means any official committee of unsecured creditors appointed in the Chapter 11 Cases.

20.     “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

21.     “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

22.     “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

23.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and providing final approval of the Disclosure Statement.

24.     “Consummation” means the occurrence of the Effective Date.

25.     “Cure” or “Cure Claim” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or an Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

26.     “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include: (a) procedures for objection to proposed assumptions of Executory Contacts and Unexpired Leases; (b) Cure Claims to be paid in connection therewith; and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

27.     “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers.

28.     “Definitive Documents” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including but not limited to: (a) the DIP Documents; (b) the Plan; (c) the Disclosure Statement; (d) the Plan Supplement; (e) the Asset Purchase Agreement(s), if any; (f) the Confirmation Order; (g) the Disclosure Statement Order; (h) the New Common Stock Documents, (i) the Exit Facility Documents, if any; and (j) any other documents, instruments, schedules or exhibits described in, related to, contemplated in, or necessary to implement, each of the foregoing.

29.     “DIP Agent” means Ankura Trust Company, LLC, or any successor thereto, as administrative and collateral agent under the DIP Term Sheet and the other DIP Documents, solely in its capacity as such.

30.     “DIP Claims” means, collectively, the New Money DIP Claims and any other Claims derived from or based upon the DIP Documents.

31.     “DIP Documents” means the DIP Term Sheet, the DIP Orders, and any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, amendments and restatements, supplements or modifications of any of the foregoing) executed pursuant thereto.

32.      “DIP Facility” means the New Money DIP Loans.

33.      “DIP Motion” means the motion seeking approval by the Bankruptcy Court of the DIP Facility and the use of cash collateral and entry of the DIP Orders.

34.      “DIP Lenders” means those Supporting RCF Lenders that have provided the DIP Facility.

35.      “DIP Orders” means, collectively, the interim and final orders entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility on the terms set forth in the DIP Term Sheet and the other DIP Documents and incur postpetition obligations thereunder.

36.      “DIP Term Sheet” means the term sheet setting forth the terms of the DIP Facility attached as Exhibit C to the Restructuring Support Agreement; as the same may be amended, modified, restated, or supplemented from time to time.

37.      “Disbursing Agent” means, as applicable, the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

38.      “Disclosure Statement” means the Disclosure Statement For Joint Chapter 11 Plan of ION Geophysical Corporation and Its Affiliated Debtors, including all exhibits and schedules thereto, in each case, as may be amended, supplemented, or modified from time to time, to be finally approved by the Confirmation Order.

39.      “ Disclosure Statement Order” means the order of the Bankruptcy Court conditionally approving the Disclosure Statement and the Solicitation Materials.

40.      “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

41.      “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

42.      “Distribution Record Date” means, other than with respect to Holders of public Securities the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Effective Date, or such other date as is announced by the Debtors or designated in a Final Order. The Distribution Record Date shall not apply to any public Securities the Holders of which shall receive a distribution in accordance with the customary procedures of the DTC.

43.      “DTC” means The Depository Trust Company.

44.      “Effective Date” means the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan; and (c) the Plan is declared effective by the Debtors.

45.      “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

46.      “Estate” means as to each Debtor, the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

47.      “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors, (c) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (d) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

48.      “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

49.      “Exit Facility” means a new facility of no less than $[●] to be provided to the Reorganized Debtors by certain of the RCF Lenders pursuant to the Exit Facility Documents.

50.      “Exit Facility Documents” means the loan agreement governing the Exit Facility (which shall be included in the Plan Supplement) including any amendments, modifications, supplements thereto, and any related notes, guarantees, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, amendments and restatements, supplements or modifications of any of the foregoing) executed pursuant thereto.

51.      “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

52.      “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

53.      “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

54.      “Final Order” means an order, ruling or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, vacated, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or on the docket of any court of competent jurisdiction, and as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed or as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been withdrawn; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought, which resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order and will not preclude such order from being a Final Order.

55.      “General Unsecured Claim” means any Claim that is not Secured and is not (a) an Administrative Claim, (b) a Professional Fee Claim, (c) an Other Secured Claim, (d) a Priority Tax Claim, (e) an Other Priority Claim, (f) a RCF Claim, (g) a Second Lien Notes Secured Claim, or (h) a DIP Claim. For the avoidance of doubt, the Unsecured Notes Claims and the Second Lien Notes Deficiency Claims shall be treated as General Unsecured Claims.

56.      “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

57.      “GUC Recovery Pool” means Cash in the amount of $125,000 (the “Initial GUC Recovery Pool”); provided, that (i) if the aggregate fees and expenses of the advisors to the Committee incurred during the Chapter 11 Cases (the “Incurred Committee Professional Fees”) is less than the aggregate fees and expenses for the advisors to the Committee set forth in the Initial DIP Budget (the “Committee Professional Fee Allocation”), then the Initial GUC Recovery Pool shall be increased by the difference between the Committee Professional Fee Allocation and the Incurred Committee Professional Fees and (ii) if the Incurred Committee Professional Fees is greater than the Committee Professional Fee Allocation, then the Initial GUC Recovery Pool shall be reduced by the difference between the Incurred Committee Professional Fees and the Committee Professional Fee Allocation (in each case, the results of the foregoing calculations shall be referred to as the “Final GUC Recovery Pool”); provided, further that the Final GUC Recovery Pool shall never be less than $0.

58.      “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

59.      “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

60.      “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, officers, and managers’ respective Affiliates.

61..      “Initial DIP Budget” has the meaning set forth in the DIP Orders.

62.      “ntercompany Claim” means any Claim held by a Debtor or an Affiliate of a Debtor against another Debtor arising before the Petition Date.

63.      “Intercompany Interest” means an Interest in any Debtor, or a direct or indirect subsidiary of any Debtor, other than an Interest in ION Geophysical.

64..      “Interest” means any interest, equity, or share in the Debtors, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable Securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, whether vested or unvested as of the Effective Date, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

65.      “ION Geophysical” means ION Geophysical Corporation.

66.      “ION Geophysical Preferred Interests” means all existing securities issued in the form of preferred stock by ION Geophysical.

67.      “ION Geophysical Common Interests” means all existing securities issued in the form of common stock by ION Geophysical.

68.      “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

69.      “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

70.      “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

71.      “Management Incentive Plan” means that certain management incentive plan of Reorganized ION Geophysical, which management incentive plan shall provide for up to 10.00% of the New Common Stock, determined on a fully diluted basis as of the Effective Date, for grants of equity and equity-based awards to officers, management, key employees, and directors of Reorganized ION Geophysical, and approved at the discretion of the New Board.

72.      “Minimum Liquidity Threshold” means that, as of the Effective Date, the Debtors balance sheet cash, excluding availability under the Exit Facility (if any), shall not be less than $4,000,000.

73.      “New Board” means the board of directors or the board of managers, as applicable, as of the Effective Date of Reorganized ION Geophysical, which shall include four (4) directors, three (3) of which shall be independent directors. The identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement.

74.      “New Common Stock” means the common equity interests in Reorganized ION Geophysical issued, distributed, or otherwise transferred pursuant to the Plan.

75.      “New Common Stock Documents” means any and all documents required to implement, issue, and distribute the New Common Stock.

76.      “New Money DIP Claim” means any Claim derived from or based upon the New Money DIP Loans.

77.      “New Money DIP Loans” means the new money term loans extended to the Debtors pursuant to the DIP Term Sheet, the DIP Orders, and the other DIP Documents, in an aggregate original principal amount up to $2,500,000.

78.      “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of the Reorganized Debtors.

79.      “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

80.      “Other Secured Claim” means any Secured Claim against the Debtors, including any Secured Tax Claim, other than a RCF Claim, a Second Lien Notes Claim, or a DIP Claim.

81.      “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

82.      “Petition Date” means the date on which each Debtor commences its Chapter 11 Case.

83.      “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under the Plan.

84.      “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules) to be Filed prior to the Confirmation Hearing, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) the New Common Stock Documents; (c) to the extent known, the identities of the members of the New Board; (d) the Schedule of Rejected Executory Contracts and Unexpired Leases; (e) the Schedule of Assumed Executory Contracts and Unexpired Leases, (f) the Schedule of Retained Causes of Action, (g) the loan agreement for the Exit Facility, if any; and (h) a liquidation analysis and financial projections related to any assets not sold pursuant to any Asset Purchase Agreements. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in the Plan. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full, provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

85.      “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

86.      “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

87.      “Professional” means an Entity retained in the Chapter 11 Cases pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

88.      “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B.3 of the Plan.

89.      “Professional Fee Claim” means all Administrative Claims for the compensation of retained professionals and the reimbursement of expenses incurred by such retained professionals through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

90.      “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated Professional Fee Amount.

91.      “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

92.      “Proof of Interest” means a proof of Interest filed in any of the Debtors Chapter 11 Cases.

93.      “Purchaser” means any entities identified as the proposed purchaser of any of the Debtors’ or their Affiliates assets in accordance with the Asset Purchase Agreement(s), if any.

94.      “RCF Agent” means Ankura Trust Company, LLC, or any successor thereto, as administrative and collateral agent under the Prepetition Revolving Credit Facility, solely in its capacity as such.

95.      “RCF Claim” means any Claim derived from or based upon the RCF Credit Documents.

96.      “RCF Credit Agreement” means that certain credit agreement, dated as of August, 2014, among the Debtors, GX Geoscience Corporation S. De R.L. De C.V., the RCF Lenders, and the RCF Agent, as amended, modified, restated, or supplemented from time to time.

97.     “RCF Credit Documents” means the RCF Credit Agreement and the “Other Documents” as defined in the RCF Credit Agreement.

98.      “RCF Lenders” means the lenders party to the RCF Credit Agreement.

99.      “RCF Loans” means the loans outstanding under the RCF Credit Agreement.

100.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

101.    “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors, in each case solely in their capacities as such.

102.    “Released Claims” means any Claims or Interests that have been released, satisfied, stayed, terminated, discharged, or are subject to exculpation pursuant to the Plan.

103.    “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the RCF Agent, (d) the DIP Agent; (e) the RCF Lenders; (f) the DIP Lenders; (g) the Second Lien Notes Trustee; (h) the Second Lien Noteholders; (i) the Supporting Creditors; (j) each lender under the Exit Facility; (k) the current and former Affiliates of each Entity in clause (a) through (j); and (l) all Related Parties of each Entity in clause (a) through (k); provided that any Holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

104.    “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the RCF Agent, (e) the Second Lien Notes Trustee; (f) the RCF Lenders; (g) the Second Lien Noteholders; (h) the Supporting Creditors; (k) each lender under the Exit Facility; (l) all Holders of Claims or Interests that vote to accept the Plan; (m) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (n) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (o) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (p) all current and former Affiliates of each Entity in clause (a) through (p); and (q) all Related Parties of each Entity in clause (a) through (p).

105.    “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, amalgamation, consolidation, or otherwise, on the Effective Date.

106.    “Reorganized ION Geophysical” means ION Geophysical, as reorganized pursuant to the Plan, or any successor or assign thereto, by merger, consolidation, or otherwise, on the Effective Date.

107.    “Required Supporting Creditors” means, as of any date of determination, the Supporting Creditors who own or control as of such date at least 66.67% of the aggregate outstanding principal amount of the Second Lien Notes Claims held by the Supporting Creditors.

108.    “Restructuring Expenses” shall have the meaning set forth in Article II.F of the Plan.

109.    “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 12, 2022, by and among the Debtors, the Supporting Creditors, and any subsequent Entity that becomes party thereto, including all exhibits, schedules and other attachments thereto, as such agreement may be amended, modified, or supplemented from time to time.

110.    “Restructuring Transactions” means the transactions described in ARTICLE IV.B of the Plan.

111.    “Royalty Contract” means an Executory Contract pursuant to which the Debtors owe a royalty or a license fee to a third-party licensor in order to sell particular data sets to customers that include the licensed data.

112.    “Royalty Cure Claims” means a Cure Claim on account of a Royalty Contract.

113.    “Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

114.    “Sale Proceeds” means all proceeds of the Sale Transaction(s) that the Debtors receive in accordance with the Asset Purchase Agreement(s), if any.

115.    “Sale Transactions” means any sale of certain of the Debtors’ or their Affiliates’ assets to the Purchaser(s) that may be realized in accordance with the Asset Purchase Agreement(s), if any.

116.    “Sale Transaction Closing” means “Closing” as defined in the Asset Purchase Agreement(s), if any.

117.    “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement.

118.    “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement.

119.    “Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which, for the avoidance of doubt, shall not include any of the Causes of Action that are settled, released, or exculpated under the Plan.

120.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as such schedules may be amended, modified, or supplemented from time to time.

121.    “Secured” means when referring to a Claim: (a) secured by a lien on property in which any of the Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

122.    “Second Lien Noteholder” means any Holder of a Second Lien Notes Claim.

123.    “Second Lien Notes” means those certain 8.00% senior secured second priority notes, due December 15, 2025, issued by ION Geophysical, with UMB Bank, National Association as Agent and Trustee.

124.    “Second Lien Notes Claim” means any Claim against a Debtor derived from or based upon the Second Lien Notes Indenture or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

125.    “Second Lien Notes Deficiency Claim” means any Second Lien Notes Claim, or portion thereof, that is not Secured.

126.    “Second Lien Notes Indenture” means that certain instrument, dated as of April 20, 2021, between ION Geophysical, certain guarantors, and the Second Lien Notes Trustee, as amended, modified, restated, or supplemented from time to time.

127.    “Second Lien Notes Secured Claim” means any Second Lien Notes Claim, or portion thereof, that is Secured.

128.    “Second Lien Notes Trustee” means UMB Bank, National Association, as collateral agent and trustee under the Second Lien Notes Indenture.

129.    “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

130.    “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local law.

131.    “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

132.    “Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

133.    “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

134.    “Supporting Creditors” means, collectively, the Supporting RCF Lenders and the Supporting Second Lien Noteholders.

135.    “Supporting Creditor Advisors” means Ropes & Gray LLP, in its capacity as legal advisor to the Supporting Creditors.

136.    “Supporting Second Lien Noteholders” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Second Lien Notes Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

137.    “Supporting RCF Lenders” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, RCF Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

138.    “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Second Lien Notes or Unsecured Notes, including any successors thereto.

139.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or an Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or the Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) timely taken any other action necessary to facilitate such distribution.

140.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

141.    “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

142.    “Unsecured Noteholder” means any Holder of an Unsecured Notes Claim.

143.    “Unsecured Notes” means those certain 9.125% unsecured notes, due December 15, 2021, issued by ION Geophysical, with Wilmington Savings Fund Society, FSB, as Agent and Trustee.

144.    “Unsecured Notes Claim” means any Claim against a Debtor derived from or based upon the Unsecured Notes Indenture or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

145.    “Unsecured Notes Indenture” means that certain instrument, dated as of April 28, 2016, between ION Geophysical, certain guarantors, and the Unsecured Notes Trustee, as amended by that certain First Supplemental Indenture, dated as of April 20, 2021, and as may be further amended, modified, restated, or supplemented from time to time.

146.    “Unsecured Notes Trustee” means Wilmington Savings Fund Society, FSB, as collateral agent and trustee under the Unsecured Notes Indenture.

B.    Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, charters, bylaws, partnership agreements, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (15) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (16) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective Person or Entity that have such consent, acceptance, or approval rights, including by electronic mail.

C.    Computation of Time

Unless otherwise specifically stated herein, in computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

D.    Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that the Plan or the Plan Supplement document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof; provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.    Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.    Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.    Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, including the schedules or exhibits, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). The provisions of the Plan, the Definitive Documents, and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of the Plan, the Definitive Documents, and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern.

H.    Consultation, Information, Notice, and Consent Rights

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement with respect to the form and substance of the Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A of the Plan) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.
    ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.    Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except for Professional Fee Claims and DIP Claims (which are addressed in Article II.B and Article II.C, respectively), and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors no later than the Administrative Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Objections to such requests must be Filed and served on the Reorganized Debtors (if the Reorganized Debtors are not the objecting party) and the requesting party on or before the Claims Objection Deadline. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with, an order of the Bankruptcy Court that becomes a Final Order.

Except for Professional Fee Claims and DIP Claims, Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request on or before the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, the Estates, or the property of any of the foregoing, and such Administrative Claims shall be deemed released as of the Effective Date without the need for any objection from the Debtor or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

B.    Professional Fee Claims

1.    Final Fee Applications and Payment of Professional Fee Claims

All final requests for the allowance and payment of Professional Fee Claims shall be Filed no later than forty-five (45) days after the Effective Date unless such date is extended by order of the Bankruptcy Court. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

2.    Professional Fee Escrow Account

As soon as is reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders. No liens, claims, or interest shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Funds held in the Professional Fee Escrow Account shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Debtors or the Reorganized Debtors, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be transferred to the Debtors or the Reorganized Debtors, as applicable, without any further notice to or action, order, or approval of the Bankruptcy Court.

3.    Professional Fee Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date and shall deliver such estimate to the Debtors no later than five (5) days before the anticipated Effective Date; provided that such estimate shall not be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of the Professionals final request for payment of Professional Fee Claims and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.    Post-Confirmation Fees and Expenses

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors or the Reorganized Debtors. The Debtors and Reorganized Debtors, as applicable, shall pay, within ten (10) Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.    DIP Claims

Except to the extent that a Holder of an Allowed New Money DIP Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed New Money DIP Claim, each Holder thereof shall be repaid in full in Cash on the Effective Date. Upon the indefeasible payment or satisfaction in full in Cash of the Allowed DIP Claims in accordance with the terms of this Plan, or such other treatment as contemplated by this Article II.C of the Plan, on the Effective Date all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

D.    Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.    Payment of Statutory Fees

All fees due and payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever occurs first.

F.    Payment of Restructuring Expenses

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay in full (to the extent not previously paid during the course of the Chapter 11 Cases) all outstanding reasonable and documented fees and expenses billed through the Effective Date and incurred in connection with the Restructuring Transaction of the DIP Agent, the RCF Agent, and Ropes & Gray LLP as the Supporting Creditors’ Advisors and as counsel to the DIP Agent and RCF Agent (collectively, the “Restructuring Expenses”).

ARTICLE III.
    CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.    Classification in General

Except for Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed prior to the Effective Date.

B.    Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities. For the avoidance of doubt, the Plan does not provide for the substantive consolidation of any of the Debtors and the Plan is a separate Plan for each Debtor.

C.    Summary of Classification of Claims and Interest

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.D hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the debtors, except that Classes 8 and 9 shall be vacant at each Debtor other than ION Geophysical.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	RCF Claims	Impaired	Entitled to Vote
Class 4	Second Lien Notes Secured Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	ION Geophysical Preferred Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	ION Geophysical Common Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

D.    Treatment of Classes of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, as applicable, except to the extent different treatment is agreed to in writing by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.    Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Allowed Other Secured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor or Reorganized Debtor either (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that any Allowed Other Secured Claim assumed by the Purchaser pursuant to the Asset Purchase Agreement(s) shall be solely an obligation of the Purchaser and the Holder of such assumed Claim shall have no recourse to or Claim against the Debtors or Reorganized Debtors or their assets and properties.

c.

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.    Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Allowed Other Priority Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall (i) be paid in full in Cash or (ii) otherwise receive such treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that any Allowed Other Priority Claim assumed by the Purchaser pursuant to the Asset Purchase Agreement(s) shall be solely an obligation of the Purchaser and the Holder of such assumed Claim shall have no recourse to or Claim against the Debtors or Reorganized Debtors or their assets and properties.

c.

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.    Class 3 – RCF Claims

a.	Classification: Class 3 consists of all Allowed RCF Claims.

b.

Allowance: On the Effective Date, the RCF Claims shall be Allowed in the aggregate principal amount of $15,600,000, plus all accrued and unpaid interest thereon, fees, expenses, charges, and all other obligations arising under the RCF Credit Documents.

c.

Treatment: Except to the extent that a Holder of an Allowed RCF Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed RCF Claim, each Holder thereof shall receive: (i) Cash in full on the Effective Date from the available Cash; (ii) to the extent not paid in full in Cash on the Effective Date, its Pro Rata share of the loans under the Exit Facility; or (iii) reinstatement or modification of its Allowed RCF Claim as agreed to by the Debtors and the Required Supporting Creditors.

d.	Voting: Class 3 is Impaired under the Plan. Therefore, Holders of Allowed RCF Claims are entitled to vote to accept or reject the Plan.

4.    Class 4 – Second Lien Notes Secured Claims

a.	Classification: Class 4 consists of all Allowed Second Lien Notes Secured Claims.

b.

Allowance: On the Effective Date, the Second Lien Notes Secured Claims shall be Allowed in the aggregate amount of $116,193,000 plus all accrued and unpaid interest thereon, fees, expenses, charges, and all other obligations arising under the Second Lien Notes Indenture.

c.

Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Secured Claim, each Holder thereof shall receive its Pro Rata share of 99.75% of the New Common Stock, subject to dilution by any New Common Stock issued pursuant to the Management Incentive Plan.

d.	Voting: Class 4 is Impaired under the Plan. Therefore, Holders of Allowed Second Lien Notes Secured Claims are entitled to vote to accept or reject the Plan.

5.    Class 5 – General Unsecured Claims

a.	Classification: Class 5 consists of all Allowed General Unsecured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder thereof shall receive its Pro Rata share of the GUC Recovery Pool.

c.	Voting: Class 5 is Impaired under the Plan. Therefore, Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

6.    Class 6 – Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: On the Effective Date, Intercompany Claims shall be, at the option of the applicable Debtor or Reorganized Debtor, either Reinstated or cancelled and released without any distribution.

c.

Voting: Class 6 is Unimpaired, and Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code if Intercompany Claims are Reinstated, or Impaired, and Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Code if Intercompany Claims are cancelled.

7.    Class 7 – Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, Intercompany Interests shall be, at the option of the applicable Debtor or Reorganized Debtor, either Reinstated or cancelled and released without any distribution.

c.

Voting: Class 7 is Unimpaired, and Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code if Intercompany Interests are Reinstated, or Impaired, and Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Code if Intercompany Interests are cancelled.

8.    Class 8 – ION Geophysical Preferred Interests

a.	Classification: Class 8 consists of all ION Geophysical Preferred Interests.

b.

Treatment: On the Effective Date, all ION Geophysical Preferred Interests will be cancelled, released, and extinguished, and will be of no further force or effect. The Second Lien Notes Trustee, the only Holder of an ION Geophysical Preferred Interest, has waived its right to receive a distribution hereunder solely on account of its ION Geophysical Preferred Interests.

c.

Voting: Class 8 is Impaired under the Plan. Holders of ION Geophysical Preferred Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of ION Geophysical Preferred Interests are not entitled to vote to accept or reject the Plan.

9.    Class 9 – ION Geophysical Common Interests

a.	Classification: Class 9 consists of all ION Geophysical Common Interests.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each ION Geophysical Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in 0.25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan.

c.

Voting: Class 9 is Impaired under the Plan. Holders of ION Geophysical Common Interests are for purposes of satisfying the requirements of section 1129 of the Bankruptcy Code, being treated as if they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, ION Geophysical Common Interests are not being solicited to vote to accept or reject the Plan.

E.    Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors’ or the Reorganized Debtors’, as applicable, regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

F.    Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

G.    Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed to be accepted by the Holders of such Claims or Interests in such Class.

H.    Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

I.    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or (b) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.

J.    Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

K.    Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

L.    No Waiver

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

ARTICLE IV.
    MEANS FOR IMPLEMENTATION OF THIS PLAN

A.    General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.    Restructuring Transactions

On or before the Effective Date, the Debtors may take any actions consistent with the Plan and the Confirmation Order, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, reorganization, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan (collectively, the “Restructuring Transactions”). The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.    Reorganized Debtors

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt the New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

D.    Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors shall fund distributions under the Plan with: (1) Cash on hand, including any Sale Proceeds, (2) the New Common Stock, and (3) the proceeds from the Exit Facility, if any.

Each distribution and issuance referred to in this Article VI in the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.    Cash on Hand

The Reorganized Debtors shall use Cash on hand to fund distributions to certain Holders of Allowed Claims in accordance with the Plan.

2.    Sale Proceeds

The Reorganized Debtors shall use any Sale Proceeds pursuant to the terms of any Asset Purchase Agreement(s) and the Plan to fund distributions to certain Holders of Allowed Claims in accordance with the Plan.

3.    Issuance of New Common Stock

The issuance of the New Common Stock under the Plan, including stock options (or their equivalent) or other equity or equity-based awards, if any, reserved for issuance under the Management Incentive Plan, is duly authorized without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person. All of the shares of the New Common Stock issued pursuant to the Plan shall be duly authorized, fully paid, non-assessable, and validly issued and distributed free and clear of all Liens, Claims and other Interest. Each distribution and issuance of the New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Debtors and the Reorganized Debtors currently intend to cause the New Common Stock to become publicly traded and listed on a national securities exchange on or as soon as reasonably practicable after the Effective Date.

4.    Exit Facility

On the Effective Date, the Reorganized Debtors may enter into the Exit Facility on the terms and conditions set forth in the Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit Facility and the Exit Facility Documents and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of fees, expenses, and indemnities provided for therein, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Facility Documents and such other documents as may be required to effectuate the Exit Facility.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be granted in good faith, for legitimate business purposes, and for reasonably equivalent value, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, and (d) shall not be subject to avoidance, recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, voidable transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. In establishing the register of lenders, commitments, and loans for the Exit Facility, the administrative and collateral agent under the Exit Facility Documents shall be entitled to conclusively rely upon (without further inquiry) any certificate, schedule, register, list, or other document provided by the Debtors, the Reorganized Debtors and/or the Distribution Agent.

E.    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

F.    Exemption from Registration Requirements

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock issued to Holders of Allowed Second Lien Notes Claims pursuant to the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities.

The shares of New Common Stock to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in section 2(a)(11) of the Securities Act and in section 1145 of the Bankruptcy Code.

G.    Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding such cancellation and discharge or anything to the contrary in the Plan or the Confirmation Order, the DIP Documents and the RCF Credit Documents and any other agreement, instrument, or document related to the foregoing shall continue in full force and effect to the extent necessary to: (1) allow Holders of Claims to receive Plan Distributions; (2) allow the DIP Agent and the RCF Agent to seek and/or receive compensation and/or reimbursement of fees and expenses in accordance with the Plan, the DIP Orders, or any other order of the Bankruptcy Court; (3) preserve all rights, remedies, indemnities, powers, and protections of the DIP Agent and the RCF Agent for their own respective accounts (including all rights to payment of fees and expenses) and any exculpations of the DIP Agent and the RCF Agent (which rights, remedies, indemnities, powers, protections and exculpations shall survive and remain in full force and effect, and not be released, discharged or affected in any way by the terms of the Plan or the Confirmation Order); (4) allow the DIP Agent and the RCF Agent to enforce any rights and obligations owed to each of them under the DIP Orders, this Plan, or the Confirmation Order, and (5) permit the DIP Agent and the RCF Agent to perform any functions that are necessary to effectuate any of the foregoing. On the Effective Date, the DIP Agent and the RCF Agent and their respective agents, successors, and assigns shall be fully relieved and discharged from all of their duties and obligations under the DIP Documents and RCF Credit Documents.

H.    Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken on or prior to the Effective Date, ratified (without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity), including: (a) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (c) selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (d) the entry into the Exit Facility and the execution, entry into, delivery and/or filing of the Exit Facility Documents, as applicable; (e) the adoption and/or filing of or entry into the New Organizational Documents and the New Common Stock Documents, if any; (f) the issuance and distribution, or other transfer, of the New Common Stock as provided herein; (g) implementation of the Restructuring Transactions; and (h) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated, by the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection therewith shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by Holders of Claims or Interests, the security holders, directors, managers, authorized persons, or officers of the Debtors or Reorganized Debtors. On or before the Effective Date, the appropriate officers of the Debtors or the other Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, as applicable, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.    Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the appliable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

J.    New Organizational Documents

On the Effective Date, each of the Reorganized Debtors shall file its New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective states of incorporation and their respective New Organizational Documents. The New Organizational Documents shall be in form and substance acceptable to the Debtors and Required Supporting Creditors. After the Effective Date, the New Organizational Documents may be amended or restated as permitted by such documents and the laws of their respective states, provinces, or countries of incorporation or organization.

The New Organizational Documents shall be binding on all parties receiving, and all holders of, New Common Stock.

K.    Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, except to the extent such claims or Causes of Action were the result of gross negligence or willful misconduct. None of the Reorganized Debtors will amend and/or restate their respective New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligation to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

L.    Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Exit Facility, the New Organizational Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

M.    Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the Exit Facility; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.    Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire and the New Board, and the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational Documents and each other constituent document of each Reorganized Debtor. To the extent known, the identities of the members of the New Board and any Person proposed to serve as an officer of ION Geophysical will be disclosed in the Plan Supplement or prior to the Confirmation Hearing consistent with section 1129(a)(5) of the Bankruptcy Code.

O.    Director and Officer Liability Insurance

On or before the Effective Date, the Debtors, on behalf of the Reorganized Debtors, shall be authorized to and shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees on terms no less favorable to such persons than their existing coverage under the D&O Liability Insurance Policies with available aggregate limits of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies.

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including, if applicable, any “tail policy”), and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full six-year term of such policy regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

P.    Management Incentive Plan

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall adopt the Management Incentive Plan. The Management Incentive Plan shall provide for up to 10.00% of the New Common Stock, determined on a fully diluted basis as of the Effective Date (subject to dilution on account of future issuances of securities, as applicable), to be issued to officers, management, key employees and directors of Reorganized ION Geophysical on or after the Effective Date, solely at the discretion of the New Board and on terms and conditions to be determined by the New Board.

Q.    Employee Obligations

Notwithstanding anything herein to the contrary, including in Article V, all agreements regarding employee wages, compensation, benefit, and incentive programs, and employment or severance agreements in place as of the Effective Date unless expressly assumed, shall be deemed rejected. The Reorganized Debtor shall continue to honor such assumed agreements, arrangements, programs, and plans except that (1) the New Board will have typical authority and oversight regarding changes to compensation, incentives, and benefits and (2) any plans, programs, arrangements or corresponding awards with respect to Interests (such as stock, options, warrants, or restricted stock units) shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors.

Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.    Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.
    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of the Bankruptcy Court, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, which Schedule of Rejected Executory Contracts and Unexpired Leases will identify executory contracts or unexpired leases for assumption and assignment to the Purchaser in accordance with the Asset Purchase Agreement; (2) previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) the subject of a motion to reject that is pending on the Effective Date; or (5) subject to an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the above-described assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases, and the Schedule of Rejected Executory Contracts and Unexpired Leases, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases the at any time up to forty-five (45) days after the Effective Date.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules require the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts and/or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.    Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.

All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to section 365 of the Bankruptcy Code shall be treated in Class 5 (General Unsecured Claims) pursuant to Article III.D of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules; provided that, no more than $500,000 shall be on account of Royalty Cure Claims within the first 30 days after the Effective Date without the prior consent of the Required Supporting Creditors.

C.    Cure of Defaults and Objections to Cure and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable thereafter or as provided in the Cure Notices or any Asset Purchase Agreement(s), with the amount and timing of payment of any such Cure dictated by the Debtors’ ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Prior to the Confirmation Hearing, the Debtors shall provide Cure Notices of proposed Cures to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cures or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure must be filed, served, and received by counsel to the Debtors by the objection deadline set forth in the applicable Cure Notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure will be deemed to have consented to such assumption or Cure.

In the event of a dispute regarding: (1) the amount of any payments to Cure a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, subject to the terms of any Asset Purchase Agreement(s), the Cure required by section 365(b)(1) of the Bankruptcy Code shall be made following either (a) the entry of a Final Order or orders resolving the dispute and approving the assumption or (b) the settlement of the dispute between the parties which may be entered into without further order of the Bankruptcy Court.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C in the amount and at the time dictated by the Debtors ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C in the amount and at the time dictated by the Debtors ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.    Royalty Cure Claims

Notwithstanding anything to the contrary herein, Royalty Cure Claims shall be paid in installments over time in the ordinary course of business as set forth in the applicable Cure Notice or any Asset Purchase Agreement(s). Any counterparty to a Royalty Contract that fails to timely object to the proposed assumption of a Royalty Contract under the Plan in accordance with the applicable Cure Notice or any Asset Purchase Agreement(s) will be deemed to have consented to such assumption and the payment of the Royalty Cure Claims in accordance with provisions of Article V.C of the Plan.

E.    Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, or continued maintenance obligations with respect to goods previously purchased by the Debtors.

F.    Insurance Policies

Each of the Debtors’ insurance policies, and any agreements, documents, or instruments relating thereto shall be treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date: (a) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims; and (b) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the applicable Reorganized Debtor.

G.    Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease; provided, that, subject to the terms of any Asset Purchase Agreement(s), the Debtors or Reorganized Debtors, as applicable, may settle any assumption dispute without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

H.    Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.    Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business and subject to the terms of any Asset Purchase Agreement(s).

ARTICLE VI.
    PROVISIONS GOVERNING DISTRIBUTIONS

A.    Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim or Allowed Interest on the first Distribution Date, the Disbursing Agent shall make initial distributions under the Plan on account of Allowed Claims or Allowed Interests on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with ARTICLE II.D of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non- bankruptcy law or in the ordinary course of business.

B.    Disbursing Agent

Except as otherwise set forth in this Article VI.B of the Plan, all distributions under the Plan shall be made by the Reorganized Debtors or the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

1.    Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2.    Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), shall be paid in Cash by the Reorganized Debtors.

C.    Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.    Record Date for Distribution

On the Distribution Record Date, the Claims Register, and the registers maintained by the RCF Agent and the DIP Agent (collectively, the “Loan Registers”) shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register or the Loan Registers, as applicable, as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.    Delivery of Distributions in General

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, that the address for each Holder of an Allowed Claim or Allowed Interest shall be deemed to be the address set forth in any Proof of Claim or Proof of Interest Filed by such Holder. Notwithstanding any provision to the contrary herein and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Interest until all such disputes in connection with such Disputed Claim or Disputed Interest have been resolved by settlement or Final Order. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims or Allowed Interests in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Disputed Interest in such Class that becomes an Allowed Claim or Allowed Interest, after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest and after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Allowed Interests in such Class.

All distributions to Holders of DIP Claims and RCF Claims shall be deemed complete when made to such Holders as reflected on the applicable Loan Registers, and not when made to the DIP Agent or the RCF Agent, as applicable. The RCF Agent and the DIP Agent (in their capacities as such) shall not be required to act as the Distribution Agent with respect to any distributions of the Exit Facility (if any) and shall have no responsibility or liability for such distributions.

3.    Minimum Distributions

No fractional shares of New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of the New Common Stock shall be rounded as follows; (a) fractions of one-half (1/2) or greater shall be rounded to the next highest whole number and (b) fractions of less than (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock shall be adjusted as necessary to account for the foregoing rounding.

4.    Undeliverable and Unclaimed Distributions

If any distribution to a Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI.C.4, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Plan that is an Unclaimed Distribution or remains undeliverable for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is comprised of New Common Stock, such New Common Stock shall be cancelled. Upon such revesting, the Claim or Interest of the Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

5.    Satisfaction of Claims

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.    De Minimis Cash Distributions

The Disbursing Agent shall not be required to make any payment to any holder of an Allowed Claim on any Distribution Record Date of Cash in an amount less than one-hundred dollars ($100); provided, however, that if any distribution is not made pursuant to this Article VI, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim. The Disbursing Agent shall not be required to make any final distributions of Cash in an amount less than fifty dollars ($50) to any holder of an Allowed Claim. If the amount of any final distributions to holders of Allowed Claims would be fifty dollars ($50) or less, then no further distribution shall be made by the Disbursing Agent.

7.    Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with ARTICLE IV.G of the Plan shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument.

D.    Manner of Payment

1.    Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, all distributions of the New Common Stock to the Holders of the applicable Allowed Claims or Interests under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.    All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3.    At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

E.    Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

F.    Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.    No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or the DIP Orders, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

H.    Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

I.    Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.

In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

J.    Claims Paid or Payable by Third Parties

1.    Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.    Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.    Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
    PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.    Allowance of Claims

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim.

B.    Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File and prosecute objections to Claims; (2) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims or Interests, regardless of whether such Claims are in a Class or otherwise; (3) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (4) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

C.    Estimation of Claims and Interests

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.    Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.    Time to File Objections to Claims

Any objections to Claims shall be Filed by the Debtors or the Reorganized Debtors before the Claims Objection Deadline, as such deadline may be extended from time to time.

F.    Disallowance of Claims

Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as any objection to those Claims or Interests have been settled or a Bankruptcy Court order with respect thereto has been entered.

All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Claims Bar Date or Administrative Claims Bar Date, as appropriate, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

G.    Amendments to Claims or Interests

On or after the Claims Bar Date or the Administrative Claims Bar Date, as appropriate, a Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.

H.    No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

I.    Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

J.    No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.
    SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.    Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date occurring.

B.    Release of Liens

Except as otherwise provided in the Plan, the DIP Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.    Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the DIP Documents, the RCF Credit Documents, the Second Lien Notes Indenture, the Unsecured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Definitive Documents, the Asset Purchase Agreement(s), if any, the Exit Facility Documents, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, the Asset Purchase Agreement(s), if any, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) the rights of any Holder of Allowed Claims or ION Geophysical Common Interests to receive distributions under the Plan, or (iii) any Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

D.    Releases by the Releasing Parties

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the Releasing Parties, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the DIP Documents, the RCF Credit Documents, the Second Lien Notes Indenture, the Unsecured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Definitive Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) the rights of Holders of Allowed Claims or ION Geophysical Common Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

E.    Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the RCF Credit Agreement, the Second Lien Notes Indenture, and the Unsecured Notes Indenture), the Disclosure Statement, the Plan, the Definitive Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.    Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

G.    Protections Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.    Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.    Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim is no longer contingent.

ARTICLE IX.
    CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN

A.    Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.    the Bankruptcy Court shall have entered the Confirmation Order;

2.    the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been Filed;

3.    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents (other than any such authorization, consent, regulatory approval, ruling, or document that is customarily obtained or completed after assignment, conveyance or vesting of an applicable asset) that, after giving effect to the entry of the Confirmation Order, are necessary to implement and effectuate the Plan, including Bankruptcy Court approval, and each of the other transactions contemplated by the Restructuring, and such authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods shall have expired;

4.    the Definitive Documents shall be consistent with the Restructuring Support Agreement and otherwise acceptable to the Required Supporting Creditors consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement;

5.    the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

6.    the occurrence of the Sale Transaction Closing pursuant to the terms of any Asset Purchase Agreement(s);

7.    the Debtors shall have implemented the Restructuring Transactions and all other transactions contemplated by the Plan and the Restructuring Support Agreement in a manner consistent in all respects with the Plan and Restructuring Support Agreement;

8.    any New Organizational Documents and New Common Stock Documents, as applicable, shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements; and

9.    all Professional fees and expenses of retained Professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses;

10.    the Royalty Cure Claims shall not exceed $12,800,000 in the aggregate and no more than $500,000 shall be required to be paid within the first 30 days after the Effective Date without the prior consent of the Required Supporting Creditors;

11.    all Restructuring Expenses shall have been indefeasibly paid in full in accordance with Article II.F; and

12.    the Debtors shall satisfy the Minimum Liquidity Threshold.

B.    Waiver of Conditions

The Debtors, with the consent of the Required Supporting Creditors, may waive any of the conditions to the Effective Date set forth in this Article IX at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceedings to confirm or consummate the Plan.

C.    Effect of Failure of Conditions

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.    Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.
    MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.    Modification and Amendments

Subject to the limitations contained in the Plan, and with the consent of the Required Supporting Creditors, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, before or after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.    Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.    Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect.

ARTICLE XI.
    RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

d.    ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

h.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

i.    resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

j.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

k.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

l.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J hereof;

n.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.    determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

p.    adjudicate any and all disputes arising from or relating to distributions under the Plan;

q.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

r.    determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

s.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

t.    hear and determine matters concerning exemptions from state and local federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

u.    hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

v.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

w.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;

x.    enforce all orders previously entered by the Bankruptcy Court;

y.    hear and determine all disputes involving the obligations or terms of the Exit Facility; and

z.    hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.
    MISCELLANEOUS PROVISIONS

A.    Immediate Binding Effect

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.    Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.    Statutory Committee and Cessation of Fee and Expense Payment

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date. Any statutory committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professional Persons retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (b) any appeals of the Confirmation Order or other appeals to which the any statutory committee is a party.

D.    Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.    Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

F.    Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:	If to the Counsel to the Debtors:
ION Geophysical Corporation 4203 Yoakum Blvd., Suite 100 Houston, Texas 77006 Attn: Matthew Powers, General Counsel Email: matt.powers@iongeo.com

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Attention:    Katherine A. Preston

E-mail:        kpreston@winston.com

and

35 W Wacker Drive

Chicago, Illinois 60601

Attention:    Daniel J. McGuire

                     Laura Krucks

E-mail:        dmcguire@winston.com

                    lkrucks@winston.com

–and

200 Park Avenue

New York, New York 10166

Attention:    Timothy W. Walsh

E-mail:        twwalsh@winston.com

If to the U.S. Trustee:	If to the Counsel to the Supporting Creditors
United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, TX 77002

Ropes & Gray LLP

1211 Avenue of the Americas
New York, NY 10036-8704

Attention:    Ryan Preston Dahl

                 Matthew Roose

                Uchechi Egeonuigwe

                Katharine Scott

E-mail:        Ryan.Dahl@ropesgray.com

                Matthew.Roose@ropesgray.com

                 Uchechi.Egeonuigwe@ropesgray.com

                 Katharine.Scott@ropesgray.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

G.    Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.    Entire Agreement

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.    Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

J.    Plan Supplement

All exhibits and documents included in the Plan Supplement are an integral part of the Plan and are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/IONGeophysical or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement document or exhibit shall control (unless stated otherwise in such Plan Supplement document or exhibit or in the Confirmation Order).

K.    Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable (but subject to the terms of the Restructuring Support Agreement); and (3) nonseverable and mutually dependent.

L.    Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties nor individuals nor the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.    Closing of Chapter 11 Cases

On and after the Effective Date, the Debtors or Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors except for the Chapter 11 Case of Debtor ION Geophysical and all contested matters relating to any of the Debtors, including objections to Claims and any adversary proceedings, shall be administered and heard in the Chapter 11 Case of Debtor ION Geophysical, irrespective of whether such Claim(s) were Filed or such adversary proceeding was commenced against a Debtor whose Chapter 11 Case was closed.

When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

N.    Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

[Remainder of page intentionally left blank]

Dated: April 12, 2022	ION GEOPHYSICAL CORPORATION on behalf of itself and all other Debtors /s/ Mike Morrison Mike Morrison ION Geophysical Corporation Authorized Signatory

Exhibit B

DISCLOSURE STATEMENT

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: ION GEOPHYSICAL CORPORATION, et al.,[1] Debtors.	) ) ) ) ) ) ) )	Chapter 11 Case No. 22-[______] (___) (Joint Administration Requested) Re: Docket No. _____

DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF
ION GEOPHYSICAL CORPORATION AND ITS AFFILIATED DEBTORS

Houston, Texas
Dated: April 12, 2022

WINSTON & STRAWN LLP

Katherine A. Preston (TX Bar No. 2968884)

800 Capitol Street, Suite 2400

Houston, Texas 77002

Telephone:         (713) 651-2600

Facsimile:         (713) 651-2700

Email:         kpreston@winston.com

– and –

Timothy W. Walsh (pro hac vice pending)

200 Park Avenue

New York, New York 10166

Telephone: (212) 294-6700

Facsimile: (212) 294-4700

E-mail:          twwalsh@winston.com

– and –

Daniel J. McGuire (pro hac vice pending)

Laura Krucks (pro hac vice pending)

35 W Wacker Drive

Chicago, IL 60601

Telephone:         (312) 558-5600

Facsimile:         (312) 558-5700

Email:         dmcguire@winston.com

lkrucks@winston.com

Proposed Counsel for the Debtors and Debtors in Possession

________________________________________________

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax-identification number are: ION Geophysical Corporation (6646); I/O Marine Systems, Inc. (3230); ION Exploration Products (U.S.A.), Inc. (1394); and GX Technology Corporation (0115). The location of the Debtors’ service address is 4203 Yoakum Blvd., Suite 100, Houston, Texas 77006.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE JOINT CHAPTER 11 PLAN OF ION GEOPHYSICAL CORPORATION AND ITS AFFILIATED DEBTORS IN THE ABOVE-CAPTIONED CHAPTER 11 CASES (COLLECTIVELY, THE “DEBTORS”) ATTACHED HERETO AS EXHIBIT B (AS MAY BE FURTHER MODIFIED, AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND TOGETHER WITH ALL EXHIBITS AND SCHEDULES THERETO, THE “PLAN”).

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (PREVAILING CENTRAL TIME) ON [_______], 2022 UNLESS EXTENDED BY THE DEBTORS.

RECOMMENDATION BY THE DEBTORS

Each of the Debtor’s board of directors has approved the transactions contemplated by the Plan and described in this Disclosure Statement. The Debtors believe that the compromises contemplated under the Plan are fair and equitable, maximize the value of each of the Debtor’s estates, and is in the best interests of all stakeholders and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

Subject to the terms and provisions of that certain Restructuring Support Agreement dated as of April 12, 2022 (as may be modified, amended, or supplemented from time to time, and together with all exhibits and schedules thereto, the “Restructuring Support Agreement”), the Plan is currently supported by the Debtors and the Supporting Creditors (as defined herein) that have executed the Restructuring Support Agreement, including:

●         holders of 100% in the aggregate principal amount of Claims under the Debtors’ RCF Credit Agreement (as defined herein); and

●         holders of approximately 80.4% in the aggregate principal amount of Claims under the Debtors’ Second Lien Notes Indenture (as defined herein).

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THE DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

NEITHER THIS DISCLOSURE STATEMENT NOR THE MOTION SEEKING APPROVAL THEREOF CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE AUTHORITY. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE, RULES 3016 AND 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE, RULE 3016-2 OF THE LOCAL RULES FOR THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND THE PROCEDURES FOR COMPLEX CHAPTER 11 CASES IN THE SOUTHERN DISTRICT OF TEXAS. THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE “BLUE SKY LAWS”). THE DEBTORS WILL RELY ON SECTION 1145 OF THE BANKRUPTCY CODE TO EXEMPT THE OFFER, ISSUANCE, AND DISTRIBUTION OF SECURITIES OF THE REORGANIZED DEBTORS IN CONNECTION WITH THE PLAN FROM REGISTRATION UNDER THE SECURITIES ACT AND THE BLUE SKY LAWS.

READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS, INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH THE FOLLOWING: (A) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE ORDINARY COURSE OF BUSINESS; (B) THE VOLATILITY OF AND POTENTIAL FOR SUSTAINED LOW OIL AND NATURAL GAS PRICES, THE SUPPLY AND DEMAND FOR OIL AND NATURAL GAS, CHANGES IN COMMODITY PRICES FOR OIL AND NATURAL GAS (C) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS; (D) ADDITIONAL POST-RESTRUCTURING FINANCING REQUIREMENTS; (E) FUTURE DISPOSITIONS AND ACQUISITIONS; (F) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES, OR PROCURING BY COMPETITORS; (G) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS; (H) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH; (I) THE EFFECT OF CONDITIONS IN THE LOCAL, NATIONAL, AND GLOBAL ECONOMY ON THE DEBTORS; (J) THE ABILITY TO OBTAIN RELIEF FROM THE BANKRUPTCY COURT TO FACILITATE THE SMOOTH OPERATION OF THE DEBTORS’ BUSINESSES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE; (K) THE CONFIRMATION AND CONSUMMATION OF THE PLAN; (K) THE TERMS AND CONDITIONS OF THE DIP TERM SHEET AND THE NEW COMMON STOCK TO BE ENTERED INTO, OR ISSUED, AS THE CASE MAY BE, PURSUANT TO THE PLAN; AND (L) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, EXCEPT AS REQUIRED BY LAW OR UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

YOU ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE, AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS. THE PROJECTIONS AND FORWARD-LOOKING INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ONLY ESTIMATES, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS, AMONG OTHER THINGS, MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. ANY ANALYSES, ESTIMATES, OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THE DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THE DISCLOSURE STATEMENT.

THE INFORMATION IN THE DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THE DISCLOSURE STATEMENT

MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THE DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE DEBTORS WILL SOLICIT VOTES ON THE PLAN PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE FROM THE FOLLOWING HOLDERS OF OUTSTANDING CLAIMS:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 3	RCF CLAIMS
CLASS 4	SECOND LIEN NOTES SECURED CLAIMS
CLASS 5	GENERAL UNSECURED CLAIMS

IF YOU ARE IN CLASS 3, CLASS 4, OR CLASS 5YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

PLEASE RETURN YOUR BALLOT IN ACCORDANCE WITH THE INSTRUCTIONS YOU RECEIVED WITH THE BALLOT.

IF YOU HAVE ANY QUESTIONS REGARDING THE
PROCEDURE FOR VOTING ON THE PLAN, PLEASE CONTACT THE CLAIMS
AND NOTICING AGENT BY CALLING THE TELEPHONE NUMBER INCLUDED IN YOUR BALLOT.

THE CONSUMMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE BANKRUPTCY COURT WILL CONFIRM THE PLAN OR, IF THE BANKRUPTCY COURT DOES CONFIRM THE PLAN, THAT THE CONDITIONS NECESSARY FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED OR, IN THE ALTERNATIVE, WAIVED.

THE DEBTORS URGE EACH HOLDER OF A CLAIM AND INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND EACH PROPOSED TRANSACTION CONTEMPLATED BY THE PLAN.

THE DEBTORS STRONGLY ENCOURAGE HOLDERS OF CLAIMS IN CLASS 3, CLASS 4, AND CLASS 5 TO READ THIS DISCLOSURE STATEMENT (INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX HEREOF) AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. ASSUMING THE REQUISITE ACCEPTANCES TO THE PLAN ARE OBTAINED, THE DEBTORS WILL SEEK THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN AT THE CONFIRMATION HEARING.

TABLE OF CONTENTS

Page

I.         INTRODUCTION         11

II.         PRELIMINARY STATEMENT         13

III.         QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN         17

A.         What is chapter 11?         17

B.         Why are the Debtors sending me this Disclosure Statement?         17

C.         What is the effect of the Plan on the Debtors’ ongoing business?         18

D.         Am I entitled to vote on the Plan?         18

E.         What will I receive from the Debtors if the Plan is consummated?         19

F.         What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?         21

G.         Are any regulatory approvals required to consummate the Plan?         23

H.         What happens to my recovery if the Plan is not confirmed or does not go effective?         23

I.         If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”         23

J.         Is there potential litigation related to the Plan?         23

K.         Are there risks to owning the New Common Stock upon emergence from Chapter 11?         24

L.         How will Intercompany Claims and Intercompany Interests be treated under the Plan and will they affect my recovery under the Plan?         24

M.         Will there be releases and exculpation granted to parties in interest as part of the Plan?         25

N.         How will the preservation of the Causes of Action impact my recovery under the Plan?         29

O.         How will undeliverable distributions and unclaimed property be treated under the Plan?         29

P.         Are there minimum distribution restrictions?         30

Q.         What steps did the Debtors take to evaluate alternatives to a chapter 11 filing?         30

IV.         THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN         30

A.         Restructuring Support Agreement         30

B.         The Plan         31

V.         SOLICITATION AND VOTING PROCEDURES         40

A.         Holders of Claims Entitled to Vote on the Plan         40

B.         Claims and Noticing Agent         40

C.         Solicitation Package         40

D.         Distribution of the Solicitation Package and Plan Supplement         40

E.         Votes Required for Acceptance by a Class         41

F.         Considerations for Voting         41

G.         Voting Deadline         42

H.         Voting Procedures         42

VI.         THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW         42

A.         ION’s Corporate History and Operations         42

B.         The Debtors’ Prepetition Capital Structure         44

VII.         EVENTS LEADING TO THE CHAPTER 11 FILINGS         46

A.         Market and Industry-Specific Challenges         46

B.         Financial and Operational Responses         47

C.         Exchange Offer and Rights Offering         47

D.         Strategic Alternatives Process         48

E.         Forbearance Agreements         49

F.         The Restructuring Negotiations         51

VIII.         MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES         52

A.         Corporate Structure upon Emergence         52

B.         Expected Timetable of the Chapter 11 Cases         52

C.         First Day Relief         53

D.         Approval of the DIP Facility         54

E.         Other Procedural and Administrative Motions         54

F.         Schedules and Statements         54

G.         Appointment of Official Committee         54

H.         Litigation Matters         54

I.         Rejection and Assumption of Executory Contracts and Unexpired Leases         55

J.         Consideration of Alternative Proposals         55

IX.         RISK FACTORS         55

A.         Bankruptcy Law Considerations         55

B.         Risks Related to Recoveries Under the Plan         60

C.         Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses         61

D.         Risks Related to the Exit Facility and the New Common Stock         66

E.         Risks Related to the Offer and Issuance of the New Common Stock         68

F.         Miscellaneous Risk Factors and Disclaimers         69

X.         CONFIRMATION OF THE PLAN         71

A.         The Confirmation Hearing         71

B.         Purpose of the Confirmation Hearing         71

C.         Confirmation Requirements         71

D.         Feasibility         72

E.         Acceptance by Impaired Classes         72

F.         Confirmation Without Acceptance by All Impaired Classes.         73

G.         Valuation Analysis         74

H.         Best Interests of Creditors/Liquidation Analysis         74

I.         Additional Information Regarding this Disclosure Statement and Plan         74

J.         Support of the Plan         75

K.         Debtors’ Recommendation of the Plan         75

XI.         CERTAIN SECURITIES LAW MATTERS         75

A.         Issuance         75

B.         Subsequent Transfers         75

XII.         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN         77

A.         Introduction         77

B.         Certain U.S. Federal Income Tax Consequences to the Borrowers         78

C.         Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests         82

D.         Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims         87

E.         Information Reporting and Backup Withholding         89

XIII.         RECOMMENDATION         90

EXHIBITS

EXHIBIT A         Corporate Structure Chart

EXHIBIT B          Plan of Reorganization

EXHIBIT C         Restructuring Support Agreement

I.	INTRODUCTION

ION Geophysical Corporation (“ION Geophysical”), I/O Marine Systems, Inc. (“IO Marine”), ION Exploration Products (U.S.A.), Inc. (“ION Exploration”), and GX Technology Corporation (“GX Technology”) (each a “Debtor” and, collectively, the “Debtors”) submit this disclosure statement (this “Disclosure Statement”) in connection with the solicitation of votes for acceptance of the Joint Chapter 11 Plan of Reorganization of ION Geophysical Corporation and its Debtor Affiliates, dated April 12, 2022 attached hereto as Exhibit B (the “Plan”). The Plan constitutes a separate chapter 11 plan for each of the Debtors.

The Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on April 12, 2022 (the “Petition Date”). The Debtors’ have requested joint administration of their chapter 11 cases for procedural purposes only (together, the “Chapter 11 Cases”).

The purpose of the Disclosure Statement is to provide information of a kind, and in sufficient detail, to enable creditors of the Debtors that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan. The Disclosure Statement contains, among other things, summaries of the Plan, certain statutory provisions, events contemplated in the Chapter 11 Cases, and certain documents related to the Plan.

As described more fully below, under the terms of the Restructuring Support Agreement, which are embodied in the Plan, the Supporting Creditors have agreed to (a) provide the Debtors with a $2.5 million debtor-in-possession financing facility (the “DIP Facility”) and continued access to cash collateral, (b) to the extent the prepetition claims under the Revolving Credit Facility (as defined below) are not paid in full in cash, convert their remaining claims into an exit facility, and (c) convert their claims under the Second Lien Notes (as defined below) into 99.75% of the equity of the reorganized company, subject to dilution on account of the management incentive plan, in each case as set forth in that certain Restructuring Support Agreement, dated as of April 12, 2022 (the “Restructuring Support Agreement”) and the chapter 11 plan of reorganization filed contemporaneously herewith (the “Plan”).

The Plan includes a sale “toggle” feature allowing for potential sales to third parties supported by the lenders. ION Geophysical and its subsidiaries (collectively, “ION”) have three primary business lines: seismic data assets (also known as the EPTS business segment), software, and devices. Accordingly, one or more of the business lines could be sold pursuant to the sale process with any remaining assets reorganized pursuant to the Plan. In the event all assets are sold pursuant to the sale process, the Debtors would not move forward with the plan of reorganization as it would no longer be necessary. This process will allow the Debtors to market test the transaction contemplated by the Restructuring Support Agreement and Plan and run a comprehensive marketing process to ensure the Debtors obtain the highest or otherwise best offer, or combination of offers, for the Debtors’ assets.

As of the Petition Date, Supporting Creditors holding 100% of the claims under the Revolving Credit Facility (the “RCF Claims”) and approximately 80.4% of the claims under the Second Lien Notes (the “Second Lien Notes Claims”) have signed the Restructuring Support Agreement (collectively, the “Supporting Creditors”).

To ensure that the Chapter 11 Cases are completed on an expedited timeline, the Restructuring Support Agreement contains certain milestones, including confirmation of the Plan within 87 days of the Petition Date. To that end, the Debtors have filed a motion to establish procedures that will allow the Debtors to run a proposed plan and marketing process in parallel. In addition, the Debtors have filed a motion to conditionally approve the disclosure statement and establish certain key dates and deadlines with respect to confirmation of the Plan. In accordance therewith, the Debtors have requested approval of the following dates and deadlines related to the proposed bidding procedures and Plan confirmation, subject to the availability of the Court.

Event	Date
Voting Record Date	April 22, 2022
Bid Procedures Hearing / Hearing for Conditional Approval of the Disclosure Statement	April 26, 2022
Solicitation Deadline	May 3, 2022
Deadline to Submit Bids	June 2, 2022
Auction (if any)	June 6, 2022
Deadline to Object to Sale Transactions	June 8, 2022
Deadline to File Plan Supplement	Seven (7) days prior to the Plan and Disclosure Statement Objection Deadline
Sale Hearing	June 16, 2022
Voting Deadline	June 24, 2022
Deadline to Object to Plan and Disclosure Statement	June 24, 2022
Combined Hearing	July 1, 2022

The proposed transaction, whether consummated through the debt-for-equity transaction or a sale transaction, will resolve these chapter 11 cases, will cut off the expense of the bankruptcy, and will permit the Debtors to distribute value to their stakeholders in a timely manner. Accordingly, each of the Debtors believes that the Plan is in the best interests of the Debtors’ estates and represents the best available alternative at this time. The Debtors are confident that they can implement the restructuring transactions contemplated by the Plan and Restructuring Support Agreement. For these reasons, the Debtors strongly recommend that Holders of Claims entitled to vote to accept or reject the Plan vote to accept the Plan.

II.	PRELIMINARY STATEMENT

Headquartered in Houston, Texas with regional offices around the world, ION is an innovative, asset-light global technology company that delivers data-driven decision-making offerings to offshore energy and maritime operations markets. ION operates through two key business segments—Exploration and Production Technology & Services (“EPTS”) and Operations Optimization (“OO”). Within the EPTS segment, ION creates digital data assets on a proprietary and multi-client basis and delivers services to help exploration and production (“E&P”) companies improve decision-making, reduce risk, and maximize value. The OO segment develops mission-critical software and technology that enable operational control and optimization offshore. In that regard, ION provides survey design, command and control software systems and related services for marine towed and seabed operations and develops intelligent hardware and devices to optimize operations.

As of the date of this Disclosure Statement, the Debtors have approximately $147,627,690 (principal and accrued interest) of funded debt, consisting of:

●

a first lien revolving credit facility (the “Revolving Credit Facility”) with approximately $15,600,000 in outstanding principal amount of borrowings, in addition to approximately $30,559 of accrued and unpaid interest.

●

the 8.00% second lien notes (the “Second Lien Notes”) due December 15, 2025, with approximately $116,193,000 in aggregate principal amount outstanding, in addition to approximately $7,804,684 of accrued and unpaid interest.

●

the original 9.125% second lien notes that were subsequently amended to release the second priority security interest in the collateral (the “Unsecured Notes”), with approximately $7,097,000 in aggregate principal amount that matured on December 15, 2021, in addition to approximately $902,447 of accrued and unpaid interest.

ION Geophysical is a public company that has been listed on the NASDAQ since 1991 and the New York Stock Exchange (“NYSE”) since November of 1994 under the ticker “IO”. As of the Petition Date, ION Geophysical has approximately 29,579,991 shares of common stock and one share of preferred stock outstanding.

While the traditional focus of ION’s technology has been on the E&P industry, ION is focused on diversifying its business into new markets such as energy logistics, port management, and maritime monitoring. Today, ION’s offerings remain focused on improving subsurface knowledge to enhance E&P decision-making and improving situational awareness to optimize offshore operations. ION continues to serve customers in most major energy producing regions of the world from strategically located offices across the globe.

Demand for ION’s goods and services is largely impacted by oil and gas prices. When commodity prices fall, E&P companies have less cash to invest and allocate capital to their highest return assets, a process often referred to as “high-grading”. Exploration offerings and data purchases are often discretionary and, therefore, receive disproportionately higher reduction rates than overall budget cuts. During 2020, the E&P industry faced the dual impact of demand deterioration from COVID-19 and market oversupply from increased production, which caused oil and natural gas prices to decline significantly for most of 2020. Consequently, there was a material slowdown in offshore seismic spending since the second quarter of 2020, which negatively impacted ION’s liquidity levels.

Despite signs of gradual market improvement in 2021, energy companies’ strategy of capital conservation remained firmly in place. As a result, ION’s 2021 revenues were lower than expected causing increased liquidity constraints. Moreover, ION faced significant near-term obligations coming due in the fourth quarter of 2021, including principal and interest in the amount of approximately $7.7 million on the Unsecured Notes and interest in the amount of approximately $4.6 million on the Second Lien Notes.

The Debtors’ management team worked proactively to address these market challenges. As early as January 2020, ION commenced several cost-saving measures, including reduced compensation arrangements across ION’s global workforce and a reduction in force and elimination of open and vacant full-time positions of 90 employees and open positions, or over 17% of its workforce during 2020.

To address the impending maturity of the Old Second Lien Notes and improve it’s capital position, on December 23, 2020, ION entered into a restructuring support agreement (amended April 12, 2021) supported by holders of the Old Second Lien Notes representing approximately 92% of the aggregate principal amount of all Old Second Lien Notes to effectuate (a) an offer to exchange a majority of the Old Second Lien Notes for the Second Lien Notes and other consideration in the form of cash and common stock of ION Geophysical (the “Exchange Offer”) and (b) a rights offering to the holders of common stock in ION Geophysical (the “Rights Offering”).

On April 20, 2021, ION successfully completed the Exchange Offer and Rights Offering, which allowed ION to reduce its leverage, extend the maturity of its indebtedness to December 2025, and raise new capital. Specifically, pursuant to the Exchange Offer and Rights Offering, an aggregate principal amount of $113.5 million, or approximately 94%, of Old Second Lien Notes were accepted in exchange for: (i) 84.7 million aggregate principal amount of the Second Lien Notes; (ii) 10.7 million shares of common stock of ION Geophysical; and (iii) 20.7 million in Cash, including $3.6 million of accrued and unpaid interest under the Old Second Lien Notes. $7.1 million of Old Second Lien Notes remained outstanding.

In addition, ION effectuated the Rights Offering for the benefit of ION Geophysical’s existing shareholders, resulting in net new capital for ION of $14 million. In the Rights Offering, an aggregate principal amount of $41.8 million of rights (including over-subscriptions) were validly exercised by the holders of the ION Geophysical’s common stock, of which $30.1 million were allocated in Second Lien Notes and 4.6 million of shares of common stock were sold (for $11.7 million).

While the net proceeds from the Exchange Offer and Rights Offering were expected to have a positive impact on ION’s near-term liquidity and ION was able to extend its maturity profile, ION did not meet the financial projections that formed the basis for the Exchange Offer and Rights Offering.

Accordingly, recognizing the need to address ION’s ongoing liquidity challenges, on September 15, 2021, five (5) months after completing the Exchange Offer and Rights Offering, ION engaged Perella Weinberg Partners LP (together with its corporate advisory affiliates, “PWP”) to initiate a process to evaluate a range of strategic alternatives to strengthen its financial position and maximize stakeholder value as ION continued to assess conditions in the capital markets and right-size the business. The strategic alternatives included, among others, a sale or other business combination transaction, sales of assets, private or public equity transactions, debt financing, or some combination of these. In 2021, ION conducted another reduction in force and elimination of vacant and open full-time positions of 83 employees and open positions, or over 19% of its workforce during 2021. In 2022 through the Petition Date, ION has further reduced its full-time employee base down by another 45 full-time positions through furlough programs or elimination of open and vacant positions. Since early 2020, ION has reduced its full-time employee base by over 45%.

Starting in September 2021, as part of the strategic alternatives process, PWP conducted a prepetition marketing process targeting a broad range of potential counterparties, with a focus on strategic bidders interested in either bidding on ION as a whole or pursuing a transaction for any of its individual operating segments. As discussed in further detail in Article VII.D. of this Disclosure Statement, this process initially yielded one formal non-binding bid for ION’s seismic data assets, two formal non-binding bids for ION’s software business, one formal non-binding bid for ION’s devices business line, and one formal non-binding bid for a combination of the software and devices business lines. In December 2021, following three months of active marketing that yielded no actionable bids at sufficient price levels, ION and its advisors began preparing for a potential bankruptcy filing and commenced discussions with key stakeholders, including an ad hoc group of holders of Second Lien Notes (the “Ad Hoc Group”). After those discussions commenced, PWP continued to solicit additional indications of interest and engage with interested parties and PWP has pursued that process up until the bankruptcy filing.

Due to the results of ION’s prepetition marketing efforts, in February 2022, ION and its advisors re-engaged with the Ad Hoc Group regarding potential alternative transactions. As part of this process, the Debtors and the Ad Hoc Group proceeded with diligence and the parties held numerous telephone conferences among both advisors and principals. Concurrently with the diligence process, the Debtors and the Ad Hoc Group began to engage in high-level discussions about potential restructuring transaction structures that became progressively more detailed as the Ad Hoc Group came to understand the Debtors’ enterprise, including their operations, liquidity needs, contractual obligations, and assets.

In order to facilitate continued discussions, help ION preserve liquidity, and continue the forbearance period, on March 7, 2022, certain members of the Ad Hoc Group purchased all outstanding loans, advances, rights, duties, obligations, and commitments under the RCF Credit Agreement (as defined below) from PNC Bank, National Association (“PNC”), as agent and lender under the Revolving Credit Facility, as set forth in more detail below.

Thereafter, on April 12, 2022, the Debtors and the RCF Lenders (the “Supporting RCF Lenders”) and certain Second Lien Noteholders (the “Supporting Second Lien Noteholders” and together with the Supporting RCF Lenders, the “Supporting Creditors”) reached an agreement on the terms of a restructuring and entered into the Restructuring Support Agreement. As of the Petition Date, Supporting Creditors holding 100% of the RCF Claims and approximately 80.4% of the Second Lien Notes Claims have signed the Restructuring Support Agreement. A copy of the Restructuring Support Agreement is attached hereto as Exhibit C.

More specifically, the Restructuring Support Agreement and Plan contemplate the following:

●	certain Supporting Creditors have committed to provide the Debtors with the DIP Facility and the use of cash collateral;

●

each holder of an RCF Claim shall receive (a) payment in cash in full, (b) to the extent not paid in full in cash, its pro rata share of an exit facility, or (c) reinstatement or modification of its RCF Claim as agreed to by the Debtors and the lenders;

●

each holder of a Second Lien Notes Secured Claim shall receive (a) its pro rata share of 99.75% of the equity of the reorganized debtors, subject to dilution on account of the management incentive plan;

●	each holder of a general unsecured claim shall receive its pro rata share of the GUC Recovery Pool (as defined below);

o

the initial GUC Recovery Pool shall be $125,000 (the “Initial GUC Recovery Pool”); provided that (i) if the aggregate fees and expenses of the advisors to any official committee of unsecured creditors appointed in the chapter 11 cases (the “Committee”) incurred during the chapter 11 cases (the “Incurred Committee Professional Fees”) is less than the aggregate fees and expenses for the advisors to the Committee set forth in the Initial DIP Budget (the “Committee Professional Fee Allocation”), then the Initial GUC Recovery Pool shall be increased by the difference between the Committee Professional Fee Allocation and the Incurred Committee Professional Fees and (ii) if the Incurred Committee Professional Fees is greater than the Committee Professional Fee Allocation, then the Initial GUC Recovery Pool shall be reduced by the difference between the Incurred Committee Professional Fees and the Committee Professional Fee Allocation (in each case, the results of the foregoing calculations shall be referred to as the “GUC Recovery Pool”); provided, further that the GUC Recovery Pool shall never be less than $0;

●

each holder of prepetition common stock issued by ION Geophysical shall receive its pro rata share of and interests in 0.25% of the equity of the reorganized debtors, subject to dilution on account of the management incentive plan; and

●	all prepetition preferred stock issued by ION Geophysical shall be cancelled, released, and extinguished.

The transaction embodied in the Plan and the Restructuring Support Agreement will be subject to a market test. Accordingly, the Debtors will be conducting a comprehensive marketing process in parallel to determine, in the Debtors’ business judgment, if any sale or combination of sales are higher or otherwise better than the proposed lender transaction set forth in the Restructuring Support Agreement and Plan.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor (whether or not such creditor or equity interest holder voted to accept the plan), and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all Holders of Claims whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will continue to operate their business as a going concern. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect, (2) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived, and (3) the Plan is deemed effective by the Debtors. On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

D.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	RCF Claims	Impaired	Entitled to Vote
Class 4	Second Lien Notes Secured Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	ION Geophysical Preferred Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	ION Geophysical Common Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

E.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Allowed Claims or Allowed Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts Allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.

Except to the extent that the Debtors and a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest. Unless otherwise indicated, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course) or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Estimated % Recovery Under Plan
1	Other Secured Claims

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor or Reorganized Debtor either (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that any Allowed Other Secured Claim assumed by the Purchaser pursuant to the Asset Purchase Agreement(s) shall be solely an obligation of the Purchaser and the Holder of such assumed Claim shall have no recourse to or Claim against the Debtors or Reorganized Debtors or their assets and properties.

100%
2	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall (i) be paid in full in Cash or (ii) otherwise receive such treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that any Allowed Other Priority Claim assumed by the Purchaser pursuant to the Asset Purchase Agreement(s) shall be solely an obligation of the Purchaser and the Holder of such assumed Claim shall have no recourse to or Claim against the Debtors or Reorganized Debtors or their assets and properties.

100%
3	RCF Claims

Except to the extent that a Holder of an Allowed RCF Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed RCF Claim, each Holder thereof shall receive: (i) payment in Cash in full on the Effective Date from the available Cash; (ii) to the extent not paid in full in Cash on the Effective Date, its Pro Rata share of the loans under the Exit Facility; or (iii) reinstatement or modification of its Allowed RCF Claim as agreed to by the Debtors and the Required Supporting Creditors.

100%
4	Second Lien Notes Secured Claims

Except to the extent that a Holder of an Allowed Second Lien Notes Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Secured Claim, each Holder thereof shall receive its Pro Rata share of 99.75% of the New Common Stock, subject to dilution by any New Common Stock issued pursuant to the Management Incentive Plan.

[__]%
5	General Unsecured Claims

Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder thereof shall receive its Pro Rata share of the GUC Recovery Pool.

Less than 1%
6	Intercompany Claims	On the Effective Date, Intercompany Claims shall be, at the option of the applicable Debtor or Reorganized Debtor, either Reinstated or cancelled and released without any distribution.	0% / 100%
7	Intercompany Interests	On the Effective Date, Intercompany Interests shall be, at the option of the applicable Debtor or Reorganized Debtor, either Reinstated or cancelled and released without any distribution.	0% / 100%
8	ION Geophysical Preferred Interests	On the Effective Date, all ION Geophysical Preferred Interests will be cancelled, released, and extinguished, and will be of no further force or effect. The Second Lien Notes Trustee, the only Holder of an ION Geophysical Preferred Interest, has waived its right to receive a distribution hereunder solely on account of its ION Geophysical Preferred Interests.	0%
9	ION Geophysical Common Interests

On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each ION Geophysical Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in 0.25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan.

N/A

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excused from the Classes of Claims or Interests set forth in Article III of the Plan.

1.	Administrative Claims

Administrative Claims will be satisfied as set forth in Article II.A of the Plan, as summarized herein. Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except for Professional Fee Claims and DIP Claims, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors no later than the 30 days after the Effective Date (the “Administrative Claim Bar Date”). Administrative Claims that are not timely and properly asserted will be deemed discharged as of the Effective Date without need for an objection, notice, or Bankruptcy Court action.

2.	Professional Fee Claims

Professional Fee Claims will be satisfied as set forth in Article II.B of the Plan, as summarized herein. All final requests for allowance and payment of Professional Fee Claims shall be Filed no later than forty-five (45) days after the Effective Date unless such date is extended by order of the Bankruptcy Court. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.	DIP Claims

DIP Claims will be satisfied as set forth in Article II.C of the Plan, as summarized herein. Except to the extent that a Holder of an Allowed New Money DIP Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed New Money DIP Claim, each Holder thereof shall be repaid in full in Cash on the Effective Date.

4.	Priority Tax Claims

Priority Tax Claims will be satisfied as set forth in Article II.D of the Plan, as summarized herein. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

5.	Statutory Fees

All fees due and payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever occurs first.

6.	Payment of Restructuring Expenses

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay in full (to the extent not previously paid during the course of the Chapter 11 Cases) all outstanding reasonable and documented fees and expenses billed through the Effective Date and incurred in connection with the Restructuring Transaction of the DIP Agent, the RCF Agent, and Ropes & Gray LLP as the Supporting Creditors’ Advisors and as counsel to the DIP Agent and RCF Agent.

G.	Are any regulatory approvals required to consummate the Plan?

There are no known U.S. regulatory approvals that are required to consummate the Plan. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

H.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article X.H of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis”.

I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to Holders of Allowed Claims and Interests will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan” for a discussion of the conditions precedent to Consummation of the Plan.

J.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation. See Article IX.C.7 of this Disclosure Statement, entitled “The Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek Confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article IX.A.4 of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan.”

K.	Are there risks to owning the New Common Stock upon emergence from Chapter 11?

Yes. See Article IX.B.3 of this Disclosure Statement, entitled “Risk Factors.” The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan may be subject to dilution on account of the Management Incentive Plan, or other securities that may be issued post-emergence.

L.	How will Intercompany Claims and Intercompany Interests be treated under the Plan and will they affect my recovery under the Plan?

In the ordinary course of business, each of the Debtors maintains routine business relationships with one or more of the other Debtors or Affiliates of the Debtors that may result in Intercompany Claims owing by one Debtor or an Affiliate of a Debtor to a Debtor or Intercompany Interests held by one Debtor in another Debtor. Historically, Intercompany Claims have been made to reimburse certain Debtors for various expenditures including the payment of corporate and franchise taxes, expenses related to payroll and benefits, general administrative expenses, and to facilitate other transfers to maintain the seamless operation of the Debtors’ businesses. Indeed, the Intercompany Claims and Intercompany Interests are critical to the Debtors continuing their businesses in an uninterrupted fashion, as funds are routinely transferred between Debtor entities to fund the necessary corporate and operating expenses.

The Plan provides that Intercompany Claims and Intercompany Interests shall be, at the option of the Debtors, either reinstated or canceled and released without any distribution. Holders of Intercompany Claims in Class 6 and Holders of Intercompany Interests in Class 7 are not entitled to vote on the Plan because they will either be Unimpaired (and therefore not entitled to vote under section 1126(f) of the Bankruptcy Code) or will receive no recovery (and will therefore not be entitled to vote under section 1126(g) of the Bankruptcy Code).

Based on the mutually offsetting nature of the Intercompany Claims and Intercompany Interests, no value will shift between creditors on account of the treatment of Intercompany Claims or Intercompany Interests—any reinstatement of Intercompany Interests or Intercompany Claims is merely to allow the Debtors to maintain their organizational structure and avoid the unnecessary cost of having to reconstitute that structure, permitting the Reorganized Debtors to address post-restructuring accounting, human resources, regulatory, and tax issues in an efficient manner—thereby maximizing the value of the post-emergence enterprise. With respect to the reinstatement of Intercompany Interests in particular, eliminating such Intercompany Interests could also potentially have significant state or federal tax implications.

M.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the other parties to the Restructuring Support Agreement in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement.

To effectuate the settlement embodied in the Plan, the Plan includes certain Debtor and third-party releases, an exculpation provision, and an injunction provision. These provisions comply with the Bankruptcy Code and prevailing law because, among other reasons, they are the product of extensive good faith, arm’s-length negotiations, were material inducements for the Supporting Creditors to enter into the Restructuring Support Agreement and the comprehensive settlement embodied in the Plan, and are supported by the Debtors and the Supporting Creditors.

IMPORTANTLY, ALL HOLDERS OF CLAIMS OR INTERESTS THAT DO NOT VALIDLY OPT OUT OR FILE AN OBJECTION WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES THAT EXPRESSLY OBJECTS TO THE INCLUSION OF SUCH HOLDER AS A RELEASING PARTY UNDER THE PROVISIONS CONTAINED IN ARTICLE VIII OF THE PLAN WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

1.	Releases by the Debtors

The releases by the Debtors are in the best interests of the Debtors’ estates and well within the Debtors’ business judgment. The Debtors would not be where they are today, in the process of soliciting and preparing for Confirmation of a highly consensual and value-maximizing transaction that resolves complex issues, without the participation of the Released Parties. In particular, the Plan provides for releases by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors, of any and all Claims and Causes of Action, including any derivative claims, that the Debtors could assert against: (a) the Debtors; (b) the Reorganized Debtors; (c) the RCF Agent, (d) the DIP Agent; (e) the RCF Lenders; (f) the DIP Lenders; (g) the Second Lien Notes Trustee; (h) the Second Lien Noteholders; (i) the Supporting Creditors; (j) each lender under the Exit Facility; (k) the current and former Affiliates of each Entity in clause (a) through (j); and (l) all Related Parties of each Entity in clause (a) through (k) (collectively, the “Released Parties”). In addition to being fair and equitable, the releases by the Debtors are in the best interests of their Estates.

The Debtors are not aware of any potentially actionable Claims or Causes of Action against the Released Parties. Nothing to date has caused the Debtors to believe that any colorable Claims or Causes of Action exist against the Released Parties. Moreover, prosecution of the Claims or Causes of Action released under the releases by the Debtors would be complex and time-consuming and could mire the Debtors and parties in interest in wholly speculative and potentially value-destructive litigation, rather than effectuating a consensual restructuring. Simply put, as of this time, the Debtors do not believe that they have material Claims or Causes of Action against any of the Released Parties, let alone Claims or Causes of Action that would justify the risk, expense, and delay attendant to their pursuit. Importantly, the releases by the Debtors provide finality and avoid significant delay, and therefore the inclusion of the releases by the Debtors are worthwhile and inure to the benefit of all the Debtors’ stakeholders.

Further, the Plan, including the releases by the Debtors, was vigorously negotiated by sophisticated entities that were represented by able counsel and financial advisors, including the Supporting Creditors, and includes the settlement of Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The release provisions were a necessary element of consideration that these parties required before entering into the Restructuring Support Agreement and agreeing to support the Plan.

Notably, the parties to the Restructuring Support Agreement have agreed to equitize and/or take reduced recoveries on account of their Claims and make other material concessions in order to significantly deleverage the Debtors’ prepetition capital structure. In particular, the Supporting Creditors facilitated a consensual restructuring by agreeing to a distribution scheme that provides economic value to the Holders of Other Secured Claims, Other Priority Claims, General Unsecured Claims, and ION Geophysical Common Interests. While honoring the parties’ relative priorities, this distribution is nevertheless not entirely in strict accordance with the waterfall provisions of the Debtors’ debt documents, resulting in material concessions by the Supporting Creditors in furtherance of the Debtors’ restructuring.

The Supporting Creditors have agreed to support the Plan and not pursue litigation claims or other strategies in the Chapter 11 Cases in opposition to the Plan or the consensual restructuring contemplated therein. The consensus embodied in the Plan is thus based on a significant contribution of value by the Supporting Creditors the corresponding release of rights and remedies that could have been pursued.

Further, many of the Related Parties, such as current and former directors, managers, officers, and equity holders (in their capacities as such) may have indemnification rights against the Debtors under applicable agreements for, among other things, all losses, damages, claims, liabilities, or expenses, including defense costs, for claims subject to the release provisions of the Plan against the Debtors’ Estates. As such, those indemnification claims could directly affect the Debtors’ Estates. Including the Related Parties in the releases by the Debtors avoids the risk of alter ego and/or derivative liability beyond specific named parties, and the release is limited to those entities’ capacities with respect to the primary Released Party. Moreover, there is no question that directors, managers, and officers provided (and continue to provide) valuable consideration to the Debtors, as they commit substantial time and effort (in addition to their prepetition responsibilities) to the Debtors’ Estates and restructuring efforts throughout this chapter 11 process.

As such, the Supporting Creditors and the other Released Parties are essential parties to the settlement embodied in the Plan and, on account of the aforementioned contributions to the Plan, should be entitled to the releases contemplated therein. Accordingly, the Plan provides the various Released Parties the global closure that they negotiated for in exchange for, among other things, the various concessions and benefits provided by such Released Parties to the Debtors’ Estates under the Plan. The Released Parties that benefit from the releases by the Debtors are providing the consideration discussed above and are consenting to the releases, which were a necessary component of the overall bargain that has put the Debtors on the path to a value maximizing restructuring. Such releases are permissible under applicable law as a compromise under the Bankruptcy Code.

Accordingly, the Debtors submit that the releases by the Debtors are consistent with applicable law, represent a valid settlement and release of claims the Debtors may have against the Released Parties pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, are a valid exercise of the Debtors’ business judgment, and are in the best interests of the Debtors’ Estates.

2.	Releases by the Releasing Parties

Similarly, the proposed third-party release is integral to the Plan and is a condition of the settlement embodied therein. The provisions of the Plan were heavily negotiated by sophisticated parties, each of whom are represented by competent counsel. The consensual third-party release (together with the releases by the Debtors) are key components of the Debtors’ restructuring and a key inducement to bring stakeholder groups to the bargaining table. Put simply, the Debtors’ key stakeholders were unwilling to support the Plan without assurances that they and their collateral would not be subject to post-emergence litigation or other disputes related to the restructuring. The third-party release therefore not only benefits the non-Debtor Released Parties, but also the Debtors’ post-emergence enterprise as a whole.

Importantly, the third-party release is consensual because it provides Holders of Claims and Interests with the option to opt out of the third-party release by checking a box on the ballot (and, in the event of a non-voting Impaired Class, submitting an opt-out form) or filing a formal or informal objection with the Bankruptcy Court. Each of the Disclosure Statement, ballots, notices of non-voting status, and notice of Confirmation Hearing state in bold-faced, conspicuous text that Holders of Claims and Interests that do not opt out or object to the release in the Plan will be bound by the third-party release. Accordingly, upon checking the opt-out box or filing an objection with the Bankruptcy Court, such Holders of Claims or Interests are not bound by the third-party releases and no longer have a basis to argue their rights are affected by such release.

The third-party release comports with applicable law for consensual third-party releases. First, the third-party release is sufficiently specific to put the Releasing Parties on notice of the released claims. Second, the third-party release is integral to the Plan and is a condition of the settlement embodied therein. The provisions of the Plan were heavily negotiated by sophisticated parties to the Restructuring Support Agreement, each of whom are represented by competent counsel and for which the third-party release was a material inducement to enter into the Restructuring Support Agreement. Third, as described more fully above, each of the Released Parties under the third-party release gave consideration for the third-party release (and are also Releasing Parties themselves, thereby making the release mutual).

Ultimately, the restructuring contemplated by the Plan is value-maximizing and would not be possible absent the support of the Released Parties many of which (i.e., the Supporting Creditors) will also be the Debtors’ most significant post-emergence stakeholders. Thus, the third-party release operates to maximize the Debtors’ fresh start by minimizing the possibility of distracting post-emergence litigation or costs associated with the continuation of disputes related to the Debtors’ restructuring.

3.	Exculpation

In addition to the Debtor and third-party releases, the exculpation clause in the Plan provides that (a) the Debtors; (b) the Reorganized Debtors, (c) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (d) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals are exculpated from any Causes of Action arising out of acts or omissions related to these Chapter 11 Cases and certain related transactions as set forth therein—except for acts or omissions that are found to have been the product of actual fraud, willful misconduct, or gross negligence. As such, the exculpation clause is reasonable, appropriate, and vital to these Chapter 11 Cases because it provides protection to parties who acted in good faith for the benefit of the Estates during the restructuring.

First, the Debtors are entitled to the benefits of the exculpation clause. Upon a “good faith” finding within the meaning of section 1125(e) of the Bankruptcy Code, such parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation clause. Further, granting such relief falls squarely within the “fresh start” principles underlying the Bankruptcy Code.

Second, certain Exculpated Parties owe fiduciary duties in favor of the Debtors’ Estates, permitting them to receive the benefits of the exculpation clause. For example, the directors, officers, and professionals that have acted on behalf of the Debtors in connection with the Chapter 11 Cases owe the Debtors fiduciary duties similar to those the debtor in possession owes to the Estates. The Debtors and their fiduciaries could not possibly have developed the Plan without the support and contributions of the Exculpated Parties.

Accordingly, the failure to approve the exculpation clause would undermine the purpose of the Plan and the settlements set forth in the Plan, Disclosure Statement, and Restructuring Support Agreement by allowing parties to pursue claims post-bankruptcy that are otherwise fully and finally resolved by the Plan when the Exculpated Parties participated in these chapter 11 cases in reliance upon the protections afforded to those constituents by the exculpation clause.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors are prepared to present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

N.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the preservation of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

O.	How will undeliverable distributions and unclaimed property be treated under the Plan?

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred. To the extent such Unclaimed Distribution is comprised of New Common Stock, such new Common Stock shall be cancelled.

P.	Are there minimum distribution restrictions?

No fractional shares of New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of the New Common Stock shall be rounded as follows; (a) fractions of one-half (1/2) or greater shall be rounded to the next highest whole number and (b) fractions of less than (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock shall be adjusted as necessary to account for the foregoing rounding. Further, no Cash payment of less than $100.00 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

Further, the Disbursing Agent shall not be required to make any payment to any Holder of an Allowed Claim on any Distribution Record Date of Cash in an amount less than one-hundred dollars ($100); provided, however, that if any distribution is not made pursuant to Article VI of the Plan, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim. The Disbursing Agent shall not be required to make any final distributions of Cash in an amount less than fifty dollars ($50) to any holder of an Allowed Claim. If the amount of any final distributions to holders of Allowed Claims would be less than fifty dollars ($50), then no further distribution shall be made by the Disbursing Agent.

Q.	What steps did the Debtors take to evaluate alternatives to a chapter 11 filing?

As described in the Declaration of Mike Morrison, Executive Vice President and Chief Financial Officer of ION Geophysical Corporation, in Support of Chapter 11 Petitions and First Day Motions (the “First Day Declaration”), prior to the Petition Date, the Debtors evaluated numerous potential alternatives to address their funded indebtedness, particularly their December 15, 2021 (i) maturity on the Unsecured Notes and (ii) interest payment on the Second Lien Notes. As described in the First Day Declaration, following these considerations and in light of all of the circumstances, including the impact of COVID-19, declining commodity prices, and the Debtors’ looming debt maturities, the Board of Directors of ION Geophysical determined in its business judgment to pursue a restructuring through a chapter 11 filing.

IV.	THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN

A.	Restructuring Support Agreement

On April 12, 2022, the Debtors and certain Supporting Creditors entered into the Restructuring Support Agreement. The terms of the restructuring contemplated thereby were included in the Plan, attached as Exhibit C to the Restructuring Support Agreement.

B.	The Plan

1.	Issuance of New Common Stock

The issuance of the New Common Stock under the Plan, including stock options (or their equivalent) or other equity or equity-based awards, if any, reserved for issuance under the Management Incentive Plan, is duly authorized without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person. All of the shares of the New Common Stock issued pursuant to the Plan shall be duly authorized, fully paid, non-assessable, and validly issued and distributed free and clear of all Liens, Claims and other Interest. Each distribution and issuance of the New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Debtors and the Reorganized Debtors currently intend to cause the New Common Stock to become publicly traded and listed on a national securities exchange on or as soon as reasonably practicable after the Effective Date.

2.	Exit Facility

On the Effective Date, the Reorganized Debtors may enter into the Exit Facility on the terms and conditions set forth in the Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit Facility and the Exit Facility Documents and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of fees, expenses, and indemnities provided for therein, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Facility Documents and such other documents as may be required to effectuate the Exit Facility.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be granted in good faith, for legitimate business purposes, and for reasonably equivalent value, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, and (d) shall not be subject to avoidance, recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, voidable transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. In establishing the register of lenders, commitments, and loans for the Exit Facility, the administrative and collateral agent under the Exit Facility Documents shall be entitled to conclusively rely upon (without further inquiry) any certificate, schedule, register, list, or other document provided by the Debtors, the Reorganized Debtors and/or the Distribution Agent.

3.	Management Incentive Plan

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall adopt the Management Incentive Plan. The Management Incentive Plan shall provide for up to 10.00% of the New Common Stock, determined on a fully diluted basis as of the Effective Date (subject to dilution on account of future issuances of securities, as applicable), to be issued to officers, management, key employees, and directors of Reorganized ION Geophysical on or after the Effective Date, solely at the discretion of the New Board and on terms and conditions to be determined by the New Board.

4.	Restructuring Transactions

On or before the Effective Date, the Debtors may take any actions consistent with the Plan and the Confirmation Order, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, reorganization, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

5.	Reorganized Debtors

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt the New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

6.	New Organizational Documents

On the Effective Date, each of the Reorganized Debtors shall file its New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective states of incorporation and their respective New Organizational Documents. The New Organizational Documents shall be in form and substance acceptable to the Debtors and Required Supporting Creditors. After the Effective Date, the New Organizational Documents may be amended or restated as permitted by such documents and the laws of their respective states, provinces, or countries of incorporation or organization.

The New Organizational Documents shall be binding on all parties receiving, and all holders of, New Common Stock.

7.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire and the New Board, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Organizational Documents and each other constituent document of each Reorganized Debtor. To the extent known, the identities of the members of the New Board and any Person proposed to serve as an officer of ION Geophysical will be disclosed in the Plan Supplement or prior to the Confirmation Hearing consistent with section 1129(a)(5) of the Bankruptcy Code.

8.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

9.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken on or prior to the Effective Date, ratified (without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity), including: (a) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (c) selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (d) the entry into the Exit Facility and the execution, entry into, delivery and/or filing of the Exit Facility Documents, as applicable; (e) the adoption and/or filing of or entry into the New Organizational Documents and the New Common Stock Documents, if any; (f) the issuance and distribution, or other transfer, of the New Common Stock as provided herein; (g) implementation of the Restructuring Transactions; and (h) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated, by the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection therewith shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by Holders of Claims or Interests, the security holders, directors, managers, authorized persons, or officers of the Debtors or Reorganized Debtors. On or before the Effective Date, the appropriate officers of the Debtors or the other Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, as applicable, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

10.	Recoveries to Certain Holders of Claims and Interests

The recoveries to Holders of Claims and Interests are described in Article III.E of this Disclosure Statement, entitled “What will I receive from the Debtors if the Plan is consummated?”

11.	Releases

The Plan contains certain releases, as described in Article III.M of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?”

The Plan provides that all Holders of Claims or Interests that do not opt out or object to the releases in the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively released all Claims and Causes of Action against the Debtors and the Released Parties.

The release, exculpation, and injunction provisions that are contained in Article VIII of the Plan are copied in pertinent part below.

a.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the DIP Documents, the RCF Credit Documents, the Second Lien Notes Indenture, the Unsecured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Definitive Documents, the Asset Purchase Agreement(s), if any, the Exit Facility Documents, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, the Asset Purchase Agreement(s), if any, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) the rights of any Holder of Allowed Claims or ION Geophysical Common Interests to receive distributions under the Plan, or (iii) any Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

b.	Releases by the Releasing Parties

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the Releasing Parties, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Releasing Party would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Debtors, the DIP Documents, the RCF Credit Documents, the Second Lien Notes Indenture, the Unsecured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Definitive Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) the rights of Holders of Allowed Claims or ION Geophysical Common Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

c.	Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the RCF Credit Agreement, the Second Lien Notes Indenture, and the Unsecured Notes Indenture), the Disclosure Statement, the Plan, the Definitive Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

d.	Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

e.	Release of Liens

Except as otherwise provided in the Plan, the DIP Documents, the Exit Facility Documents, the Asset Purchase Agreement(s), if any, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take, at the Reorganized Debtors’ sole cost and expense, any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

V.	SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a ballot (the “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

A.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all Holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?” provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims and Interests in Classes 3, 4, and 5 (collectively, the “Voting Classes”). The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 6, 7, 8, and 9. Additionally, the Disclosure Statement Order provides that certain Holders of Claims in the Voting Classes, such as those Holders whose Claims have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

B.	Claims and Noticing Agent

The Debtors have retained the Claims and Noticing Agent, Epiq Corporate Restructuring LLC (“Epiq” or the “Claims and Noticing Agent”) to act as, among other things, the Claims and Noticing Agent in connection with the solicitation of votes to accept or reject the Plan.

C.	Solicitation Package

The         following materials constitute the solicitation package (collectively, the “Solicitation Package”) distributed to Holders of Claims in the Voting Classes:

●	the Disclosure Statement (including all exhibits); and

●	a Ballot for the relevant Class of Claims or Interests.

D.	Distribution of the Solicitation Package and Plan Supplement

The Debtors will cause the Claims and Noticing Agent to distribute the Solicitation Package to Holders of Claims entitled to vote on the Plan no later than [__], 2022. The Voting Deadline is [__], 2022 at 5:00 p.m. (prevailing Central Time).

The Solicitation Package (except the Ballots) may also be obtained from the Claims and Noticing Agent by: (i) calling the Claims and Noticing Agent at (855) 604-1746 (toll free) or +1 (503) 597-7702 (international), or (ii) writing to the Claims and Noticing Agent at ION Geophysical Ballot Processing c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005. You may also download the exhibits and documents (as well as any pleadings filed with the Bankruptcy Court after the case has been filed) for free by visiting the Debtors’ restructuring website, https://dm.epiq11.com/IONGeophysical or, you may also obtain copies of any pleadings filed with the Bankruptcy Court for a fee via PACER at https://www.pacer.gov/.

The Debtors shall file the Plan Supplement with the Bankruptcy Court in advance of the Confirmation Hearing. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement from the Claims and Noticing Agent by: (i) calling the Claims and Noticing Agent at the telephone numbers set forth above; (ii) visiting the Debtors’ restructuring website, https://dm.epiq11.com/IONGeophysical; or (iii) writing to the Claims and Noticing Agent at ION Geophysical Ballot Processing c/o Epiq Corporate Restructuring LLC, 10300 SW Allen Boulevard, Beaverton, OR 97005.

E.	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims or interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

F.	Considerations for Voting

There are a variety of factors that all Holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:

●

unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

●

although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

●	the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

●	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Classes or necessarily require a re-solicitation of the votes of Holders of Claims or Interests in the Voting Classes pursuant to section 1127 of the Bankruptcy Code.

For a further discussion of risk factors, please refer to “Risk Factors” described in Article IX of this Disclosure Statement.

G.	Voting Deadline

The Voting Deadline is [___], 2022, at 5:00 p.m. (prevailing Central Time).

H.	Voting Procedures

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Plan. For your vote to be counted, you must submit your ballot in accordance with the instructions provided therein.

VI.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	ION’s Corporate History and Operations

ION was originally founded in 1968 as a provider of highly specialized, seismic source synchronization equipment. In 1988, ION introduced System One, an advanced land seismic acquisition system capable of recording more than 8,000 channels of data. System One made 3D seismic surveys cost-effective on land, helping the exploration and production (“E&P”) industry make the transition from 2D to 3D data acquisition. Shortly thereafter in 1991, ION launched System Two, the first 24-bit distributed seismic acquisition system that dramatically increased the dynamic range of recorded seismic signals, helping to improve subsurface images. System Two also allowed 3D seismic surveys to emphasize signal enhancement, which greatly enhanced data and image quality. ION Geophysical became publicly traded on the NASDAQ in 1991 and was listed on the New York Stock Exchange in November of 1994.

Over the next several years ION made a series of strategic acquisitions to further advance its technology and service offerings, which included the 2004 acquisition of GX Technology Inc., a leading provider of advanced seismic data processing and subsurface imaging solutions, and Concept Systems Ltd., a leading supplier of real-time navigation and data integration software and services. In parallel, ION remained committed to developing technology to improve seismic image quality and reduce exploration and production risk for E&P operators and geophysical services providers. Most notably, in 2018 ION launched an enterprise version of its proprietary Marlin™ software to more broadly optimize offshore operations and continue advancing maritime digitization. In 2020, ION also commercialized its proprietary Gemini™ extended frequency source technology following a successful survey deployment in the Gulf of Mexico. This new source technology addresses industry demand for increased geophysical fidelity in complex geologies while satisfying both improved operational and environmental performance.

As a result of these initiatives and ION’s dedication to improving seismic imaging technology, increasing operational efficiency of the acquisition process in the field, shortening the time associated with the planning-acquisition-processing cycle, and reducing the environmental impact of seismic operations throughout the world, ION has remained a leading technology innovator in the field.

While the traditional focus of the ION’s technology has been on the E&P industry, ION focused on diversifying its business into new markets such as energy logistics, port management, and maritime monitoring. ION’s offerings remain focused on improving subsurface knowledge to enhance E&P decision-making and improving situational awareness to optimize offshore operations. Today, ION serves customers in most major energy producing regions of the world from strategically located offices across the globe.

As noted above, ION provides its services and products through two business segments: EPTS and OO. In addition, ION retains a 49% ownership interest in INOVA, a joint venture with BGP, a subsidiary of China National Petroleum Corporation.

A chart reflecting the Debtors’ current organizational structure is attached hereto as Exhibit A.

1.	Exploration and Production Technology & Services

The EPTS business segment creates digital data assets and delivers services to help E&P companies improve decision-making, reduce risk, and maximize value. Across the E&P lifecycle, ION’s offerings focus on driving customer decisions, such as which blocks to bid on and for how much, how to maximize portfolio value, where to drill wells, or how to optimize production. Within EPTS, ION has two key service offerings: Imaging Services and Ventures.

ION’s Imaging Services group processes, and images 2D and 3D data for customers on a proprietary basis, however, the majority of these resources also support ION’s high potential return Ventures business. Generally, the proprietary work is complex, which allows ION to leverage its advanced technology and collaborate with customers to solve their toughest challenges. Overall, ION maintains approximately 19 petabytes of digital seismic data storage through its global data centers, including its core data center in Houston, Texas.

ION’s Ventures group leverages the geoscience skills of the Imaging Services group to create global data assets that are licensed to multiple E&P companies to optimize their investment decisions. ION’s global data library consists of over 745,000 kilometers of 2D and over 410,000 square kilometers of 3D multi-client seismic data in virtually all major offshore petroleum provinces. In addition, Ventures provides services to manage seismic data surveys, from survey planning and design to data acquisition and management, to final subsurface imaging and reservoir characterization. In that regard, ION focuses on the technologically intensive components of the image development process, such as survey planning and design, data processing and interpretation, while outsourcing asset-intensive components, such as field acquisition, to experienced contractors.

2.	Operations Optimization

The OO segment develops mission-critical software and technology that enable operational control and optimization offshore. ION’s advanced systems improve situational awareness, communication, and risk management to enable rapid, informed decisions in challenging offshore environments. This segment is comprised of ION’s software business line and devices business line.

The software business line provides survey design, command, and control software systems and related services for marine towed streamer and seabed operations, which spans mission critical subscription offerings that enable maritime operational control and optimization. These offerings are commonly known as Orca, Gator, and MESA SimSurvey within the industry. ION’s software business line is also focused on creating high value information dashboards that drive efficiency in resource utilization, reductions in HSE exposure, and greenhouse gas emissions for oil companies and port authorities. For example, ION’s Marlin™ software helps manage ION’s complex survey operations to optimize maritime detection, port management, and energy logistics.

ION’s devices business line develops, manufactures, and repairs marine towed streamer and seabed data acquisition technology, sensors, and compasses that have been deployed in marine robotics, defense, E&P, and other commercial applications. The devices group features a wide range of core competencies spanning navigation, acoustic communication, sensing, underwater positioning and control, power, telemetry, and battery technology.

B.	The Debtors’ Prepetition Capital Structure

As of the Petition Date, the Debtors have approximately $138,890,000 in aggregate principal amount of funded debt obligations consisting of: (a) $15,600,000 in outstanding principal amount of borrowings under Revolving Credit Facility; (b) approximately $116,193,000 in aggregate principal amount outstanding under the Second Lien Notes; and (c) approximately $7,097,000 in aggregate principal amount outstanding under the remaining unsecured portion of the Old Second Lien Notes (the “Unsecured Notes”). The following table summarizes the Debtors’ prepetition capital structure:

Funded Debt	Maturity	Outstanding Principal Amount as of April 12, 2022
Revolving Credit Facility	August 16, 2023	$15,600,000
Second Lien Notes	December 15, 2025	$116,193,000
Unsecured Notes	December 15, 2021	$7,097,000
Total Funded Debt		$138,890,000

1.	The Revolving Credit Facility

On August 22, 2014, each of the Debtors and GX Geoscience Corporation, S.de R.L. de C.V. (“GX Mexico”), as borrowers, entered into that certain Credit agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “RCF Credit Agreement”) with PNC, as original agent, and the lenders from time to time party thereto. Obligations arising under the Revolving Credit Agreement are secured by first priority liens on substantially all of the Debtors’ assets, subject to customary exceptions and exclusions. The security interest in GX Mexico, however, is capped at $5,000,000 in accordance with the Revolving Credit Agreement and related credit documents. The Revolving Credit Agreement matures on August 16, 2023.

On March 7, 2022, certain members of the Ad Hoc Group (the “Purchasing Lenders”) purchased all outstanding loans advances, rights, duties, obligations, and commitments under the RCF Credit Agreement, from PNC, as lender pursuant to the terms and conditions of that certain Master Commitment Transfer Supplement, among PNC and the Purchasing Lenders. In connection with such transfer, ION Geophysical, certain of its affiliates, PNC, and Ankura Trust Company, LLC (“Ankura”) entered into an Agent Transfer Agreement, dated as of March 8, 2022, pursuant to which Ankura replaced PNC as agent under the RCF Credit Agreement.

As of the Petition Date, there is approximately $15,600,000 in outstanding principal amount of borrowings under the Revolving Credit Agreement, in addition to approximately $30,559 of accrued and unpaid interest.

2.	Second Lien Notes

On April 20, 2021, the Debtors entered into that certain Indenture (as amended, restated, supplemented, or otherwise modified from time to time, the “Second Lien Notes Indenture”), by and among ION Geophysical Corporation, as issuer, the other Debtors and GX Mexico, as guarantors, and UMB Bank, National Association, as trustee (the “Second Lien Notes Trustee”). The notes thereunder (the “Second Lien Notes”) are secured by second priority liens on substantially all of the Debtors’ assets, subject to customary exceptions and exclusions. The Second Lien Notes bear interest at a rate of 8.00% per annum, payable on June 15th and December 15th of each year, and mature on December 15, 2025. As of the Petition Date, approximately $116,193,000 remains outstanding under the Second Lien Notes Indenture, in addition to approximately $7,804,684 of accrued and unpaid interest.

3.	Unsecured Notes

On April 28, 2016, the Debtors entered into that certain Indenture, by and among ION Geophysical Corporation, as issuer, the other Debtors and GX Mexico, as guarantors, and Wilmington Savings Funds Society, FSB, as trustee (the “Original Second Lien Indenture”). The notes thereunder (the “Old Second Lien Notes”) were originally secured by second priority liens on substantially all of the Debtors’ assets, subject to customary exceptions and exclusions, and bore interest at a rate of 9.125% per annum.

As set forth in greater detail below, on April 20, 2021, ION Geophysical successfully completed the Exchange Offer and Rights Offering, wherein ION exchanged a majority of its existing Old Second Lien Notes for the Second Lien Notes and other consideration in the form of $20.7 million in cash and 10.7 million shares of common stock. In connection therewith, the Original Second Lien Indenture was amended by that certain First Supplemental Indenture, dated as of April 20, 2021, which, among other things, provided for the release of the second priority security interest in the collateral (the “Supplemental Notes Indenture”). Accordingly, the holders of the Old Second Lien Notes that did not participate in the exchange, continued to hold notes under the Supplemental Notes Indenture on an unsecured basis (the “Unsecured Notes”). The Unsecured Notes in the aggregate principal amount of approximately $7,097,000 matured on December 15, 2021, in addition to approximately $902,447 of accrued and unpaid interest. As of the Petition Date, the Unsecured Notes remain unpaid.

4.	Preferred and Common Stock

As noted above, ION Geophysical is a public company listed on the New York Stock Exchange. As of the Petition Date, ION had approximately 29,579,991 shares of common stock and one share of preferred stock outstanding. The preferred stock was issued to the Second Lien Notes Trustee in connection with the Exchange Offer and Rights Offering (each as defined below).

5.	PPP Loan

On April 11, 2020, ION Geophysical entered into a Note Agreement (the “PPP Loan”) with PNC in the aggregate amount of $6,923,400 pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s Paycheck Protection Program. Amounts under the PPP Loan bore interest at a rate of 1.0% per annum beginning on the six-month anniversary of the date of the PPP Loan. The PPP Loan was scheduled to mature two years after receipt of the loan proceeds. On June 16, 2021, however, ION Geophysical received notice of forgiveness from the Small Business Administration for the full amount of the PPP Loan including all accrued interest. The proceeds from the PPP Loan were applied against qualifying expenditures during the second and third quarters of 2020.

VII.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	Market and Industry-Specific Challenges

The COVID-19 pandemic caused the global economy to enter a recessionary period beginning in the second quarter of 2020. During 2020, the E&P industry faced the dual impact of demand deterioration from COVID-19 and market oversupply from increased production, which caused oil and natural gas prices to decline significantly for most of 2020. The sharp commodity-price decline triggered E&P companies to reduce budgets by approximately 25%. When commodity prices fall, E&P companies have less cash to invest and allocate capital to their highest return assets. Exploration offerings and data purchases are often discretionary and, therefore, receive disproportionately higher reduction rates than overall budget cuts. Consequently, there was a material slowdown in offshore seismic spending since the second quarter of 2020, which negatively impacted ION’s liquidity levels.

In 2021, the global economy surpassed pre-pandemic levels and Brent crude prices, which are most relevant to ION’s internationally focused business, rebounded above pre-pandemic levels. While this reflected a continued expectation of rising oil demand as both global economic activity and COVID-19 vaccination rates increased, combined with ongoing crude oil production limits from member of OPEC and partner countries, energy companies’ capital discipline persisted. As a result, the offshore seismic market remained challenging throughout 2021 and E&P companies continued portfolio rationalization and high-grading to find the best return on investment. Despite signs of gradual market improvement, ION’s 2021 revenues were lower than expected causing increased liquidity constraints.

Moreover, ION faced significant near-term obligations coming due in the fourth quarter of 2021, including principal and interest in the amount of approximately $7.7 million on the Unsecured Notes and interest in the amount of approximately $4.6 million on the Second Lien Notes. Additionally, ION needed sufficient liquidity to maintain ongoing operations, including paying its seismic acquisition partners and royalty obligations. Accordingly, it became apparent that without an additional cash infusion or relief from its existing debt obligations, ION would likely not be able to continue to operate as a going concern through the first quarter of 2022.

B.	Financial and Operational Responses

To mitigate the impact of COVID-19 and oil price volatility, ION implemented a series of initiatives to preserve cash and manage liquidity which resulted in cost-savings of approximately $40 million as a result of the following:

●

Beginning in January 2020, ION began to scale down personnel costs and operating expenses. These reductions were primarily implemented through a variety of furlough programs, reduced compensation arrangements across ION’s global workforce, and a reduction in force and elimination of open and vacant full-time positions of 90 employees and open positions, or over 17% of its workforce during 2020. For example, ION executives took a 20% base salary reduction, and a tiered reduction scheme was cascaded to the rest of the global workforce. In addition, ION’s board of directors took a 20% reduction in directors’ fees. ION further made efforts to curtail the use of external contractors, decreased travel and event costs, and implemented new systems and processes to more efficiently support its business;

●	ION reduced capital expenditures to reflect both seismic demand and travel/border restrictions impacting new data acquisition offshore;

●	ION applied for various governmental assistance programs, including the $6.9 million PPP Loan referenced above;

●	ION re-negotiated existing lease agreements for its significant locations to obtain rent relief; and

●	ION extended payment terms to its key vendors in an effort to judiciously manage its liquidity.

In addition, ION in 2021 has implemented further cost-reduction programs, identified through a combination of both short-term and long-term reductions in an effort to right-size its business. Measures taken included further reductions in force and elimination of vacant and open full-time positions of 83 employees and open positions, or over 19% of its workforce during 2021. In 2022 through the Petition Date, ION has further reduced its full-time employee base down by another 45 full-time positions through furlough programs or elimination of open and vacant positions. Since early 2020, ION has reduced its full-time employee base by over 45%. Further, ION discontinued its 401(k) employee match contribution program and further reduced board of directors’ fees by 50%. The management plan reflects ION’s continued focus on preserving cash and managing liquidity in the current uncertain macroeconomic environment. In addition, ION continues to work closely with its clients to understand their budgets and spending priorities and to scale its business appropriately.

C.	Exchange Offer and Rights Offering

To address the impending maturity of the Old Second Lien Notes, on February 11, 2021, ION entered into an amended and restated restructuring support agreement supported by holders of the Old Second Lien Notes representing approximately 90% of the aggregate principal amount of all Old Second Lien Notes, which were joined by certain other holders of the Old Second Lien Notes together representing an aggregate of 92% of the total holders of Old Second Lien Notes, to effectuate (a) an offer to exchange a majority of the Old Second Lien Notes for the Second Lien Notes and other consideration in the form of cash and common stock of ION Geophysical (the “Exchange Offer”) and (b) a rights offering to the holders of common stock in ION Geophysical (the “Rights Offering”).

The Exchange Offer and Rights Offering allowed ION to extend the maturity of the Old Second Lien Notes by four years to December 2025 by exchanging such notes for the Second Lien Notes with a lower interest rate of 8.00% per annum and a combination of cash and common stock of ION Geophysical. Given the dilutive effect the Exchange Offer would have on the outstanding common stock of ION Geophysical, shareholders had the opportunity to participate in the concurrent Rights Offering. ION completed the Exchange Offer and Rights Offering on April 21, 2021.

As a result of the Exchange Offer and Rights Offering, approximately $116.2 million in aggregate principal amount of Second Lien Notes and 10.9 million shares of common stock of ION Geophysical were issued. Holders of approximately $7.1 million in aggregate principal amount of the Old Second Lien Notes elected not to participate in the Exchange Offer.

ION received approximately $14 million in net proceeds from the Exchange Offer and Rights Offering, after deducting noteholder obligations, estimated transaction fees, and accrued and unpaid interest. While these proceeds were expected to have a positive impact on ION’s near-term liquidity, it ultimately was not enough to fund ION’s operations and meet ION’s near- term debt and other obligations.

D.	Strategic Alternatives Process

Recognizing the need to address ION’s ongoing liquidity challenges, as announced on September 15, 2021, ION initiated a process to evaluate a range of strategic alternatives to strengthen its financial position and maximize stakeholder value while it continued to assess conditions in the capital markets and right-size the business. To assist with this evaluation process, ION engaged PWP.

As part of this strategic alternatives process, PWP conducted a comprehensive prepetition marketing process, targeting a broad range of potential counterparties, with a focus on strategic bidders interested in either bidding on ION as a whole or pursuing a transaction for an individual operating segment. External outreach commenced the week of September 20, 2021, with an initial deadline of October 20, 2021 for non-binding indications of interest. Of the 67 potential bidders canvassed, 19 parties executed non-disclosure agreements and were granted access to the electronic data room, which contains significant diligence and other confidential information regarding ION’s businesses and assets.

This process initially yielded one formal non-binding bid for ION’s seismic data assets, two formal non-binding bids for ION’s software business, one formal non-binding bid for ION’s devices business line, and one formal non-binding bid for a combination of the software and devices business lines. In evaluating the bids received, the Debtors analyzed, among other considerations: (a) the structure of the proposed transaction; (b) the form and amount of consideration offered; (c) the assets to be acquired and liabilities to be assumed; and (d) execution or other risks. PWP has continued to solicit additional indications of interest and engage with interested parties up until the bankruptcy filing. To date, the marketing process has yielded bids for approximately $8 million for the devices business segment, bids ranging in size from approximately $8 million to approximately $30 million for the software business segment, a bid of approximately $25 million to $30 million for the EPTS business segment, and a bid for a combination of the software and devices business lines of approximately $18.5 million, with the foregoing amounts inclusive of contingent or non-cash consideration in certain cases and being reflected on a gross basis without accounting for certain buyer deductions for assumed liabilities. ION and its advisors concluded that such amounts were far less than the perceived value of the assets under a plan of reorganization.

In parallel, ION and its advisors began preparing for a potential bankruptcy filing and commenced discussions with key stakeholders. Based on the outcomes of the prepetition marketing process, discussion with key stakeholders, real-time business results, and available liquidity, the Debtors, with guidance from the board of directors, ultimately concluded that filing these chapter 11 cases was the optimal course to strengthen ION’s financial position and maximize stakeholder value.

E.	Forbearance Agreements

1.	First Forbearance

As a result of ION’s diminishing liquidity position, ION did not make the principal and interest payments on the Unsecured Notes of approximately $7,744,601.25 that became due and owing on the maturity date of December 15, 2021, triggering an immediate event of default under the Supplemental Notes Indenture. ION also elected to defer the approximately $4,647,720 interest payment that became due on the Second Lien Notes on December 15, 2021, resulting in an event of default under the Second Lien Notes Indenture upon the expiration of the 30-day grace period.

On January 14, 2022, ION and PNC, as agent and lender, entered into that certain Forbearance and Fifth Amendment to Revolving Credit and Security Agreement, pursuant to which PNC agreed to forebear, through and including February 15, 2022, from enforcing or exercising its rights and remedies upon a cross-default that would have otherwise occurred under the Revolving Credit Agreement after ION did not pay the scheduled interest payment on December 15, 2021 under the Second Lien Notes Indenture prior to the expiration of the 30-day grace period. In addition, ION and PNC agreed, among other things, that (a) ION would pay down the outstanding balance under the Revolving Credit Agreement by $2.5 million, reducing the total commitment to approximately $16.85 million, (b) the interest rate under the Revolving Credit Agreement would shift to the base rate beginning in February 2022 at an effective rate of 6.25% per annum, (c) the cash dominion and covenant testing trigger would be set at below $5.0 million for U.S. non restricted cash for five consecutive business days, and (d) the royalty payable reserve would be removed from the borrowing base calculation.

In addition, ION also entered into that certain Forbearance Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Second Lien Forbearance Agreement”) on January 14, 2022, with holders of more than 79% of the outstanding Second Lien Notes, pursuant to which such noteholders agreed to forbear, through and including February 15, 2022, from enforcing, or taking any action to direct the Second Lien Notes Trustee to enforce, their rights and remedies arising as a result of ION’s failure to make the December 15, 2021 interest payment.

2.	Second Forbearance

On February 14, 2022, ION and PNC entered into that certain Second Forbearance and Fifth Amendment to Revolving Credit and Security Agreement, pursuant to which PNC agreed to further forebear, through and including March 8, 2022, from enforcing or exercising its rights and remedies upon a cross-default that would have otherwise occurred under the RCF Credit Agreement after ION did not pay the scheduled interest payment on December 15, 2021 under the Second Lien Notes Indenture prior to the expiration of the 30-day grace period. In addition, ION and PNC agreed, among other things, that (a) ION would pay down the outstanding balance under the Revolving Credit Agreement by an additional $1.25 million, reducing the total commitment to approximately $15.6 million, and (b) the cash dominion and covenant testing trigger would be set at below $3.75 million for U.S. non restricted cash for five consecutive business days.

Similarly, on February 14, 2022, ION also entered into an amendment to the Second Lien Forbearance Agreement with holders of more than 79% of the outstanding Second Lien Notes, pursuant to which such noteholders agreed to further forbear, through and including March 8, 2022, from enforcing, or taking any action to direct the Second Lien Notes Trustee to enforce, their rights and remedies arising as a result of ION’s failure to make the December 15, 2021 interest payment.

3.	Third Forbearance

On March 8, 2022, ION entered into a First Amendment to the Second Forbearance and Seventh Amendment, pursuant to which the Purchasing Lenders agreed to further forebear, through and including April 4, 2022, from enforcing or exercising its rights and remedies upon the cross-default that would have otherwise occurred under the RCF Credit Agreement after ION did not pay the scheduled interest payment on December 15, 2021 under the Second Lien Notes Indenture prior to the expiration of the 30-day grace period. The Purchasing Lenders did not require ION to use its limited available liquidity to make a further paydown of the Revolving Credit Facility as a condition to obtaining the forbearance.

ION also entered into another amendment to the Second Lien Forbearance Agreement with holders of more than 79% of the outstanding Second Lien Notes, pursuant to which such noteholders agreed to further forbear, through and including April 4, 2022, from enforcing, or taking any action to direct the Second Lien Notes Trustee to enforce, their rights and remedies arising as a result of ION’s failure to make the December 15, 2021 interest payment.

4.	Fourth Forbearance

On April 4, 2022, ION entered into a Second Amendment to the Second Forbearance and Seventh Amendment, pursuant to which the Purchasing Lenders agreed to further forebear, through and including April 10, 2022, from exercising remedies under the Revolving Credit Agreement. ION also entered into another amendment to the Second Lien Forbearance Agreement with holders of more than 79% of the outstanding Second Lien Notes, pursuant to which such noteholders agreed to further forbear, through and including April 10, 2022, from exercising remedies under the Second Lien Notes. In advance of the Petition Date, the forbearances were extended through and including April 12, 2022.

F.	The Restructuring Negotiations

Beginning in December 2021, the Ad Hoc Group signed non-disclosure agreements to engage in discussions regarding the Debtors strategic alternatives process and prepetition marketing efforts on a confidential basis in advance of a potential chapter 11 filing. After the continued prepetition marketing process yielded no actionable proposals at sufficient price levels, the Ad Hoc Group and the Debtors began discussing restructuring proposals in earnest. As part of this process, the Debtors provided the advisors to the Ad Hoc Group with substantial diligence, and the parties held numerous telephone conferences among both advisors and principals. Concurrently with the diligence process, the Debtors and the Ad Hoc Group began to engage in high-level discussions about potential restructuring transaction structures that became progressively more detailed as the Ad Hoc Group came to understand the Debtors’ enterprise, including their operations, liquidity needs, contractual obligations, and unencumbered assets. As noted above, as part of these negotiations, to help the Debtors maintain liquidity and continue the forbearance, the Ad Hoc Group purchased all of PNC’s advances, rights, duties, obligations, and commitments under the RCF Credit Agreement. As a result of these efforts, the Debtors and a majority of the Second Lien Noteholders and Holders of RCF Claims reached an agreement on the restructuring transactions as reflected in the Plan and the Restructuring Support Agreement.

Pursuant to the Restructuring Support Agreement, the Plan contemplates a debt-for-equity transaction with a sale “toggle” feature that will allow for one or more potential sales to third parties supported by the lenders. This process will allow the Debtors to market test the transaction contemplated by the Restructuring Support Agreement and the Plan and run a comprehensive marketing process to ensure the Debtors obtain the highest or otherwise best offer, or combination of offers, for the Debtors’ assets.

Whether effectuated through the debt-for-equity transaction contemplated by the Plan or through one or more sale transactions, the Supporting Creditors are committed to an efficient and expeditious restructuring. The level of consensus for this comprehensive reorganization reflects the efforts undertaken by all parties and the overriding belief in the Debtors’ prospects as a reorganized enterprise.

VIII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	Corporate Structure upon Emergence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the appliable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

B.	Expected Timetable of the Chapter 11 Cases

The Debtors expect the Chapter 11 Cases to proceed quickly. Should the Debtors projected timelines prove accurate, the Debtors could emerge from chapter 11 fewer than four (4) months after the Petition Date. Under the terms of the Restructuring Support Agreement, the Debtors are required to administer the Chapter 11 Cases in accordance with certain milestones, which includes securing confirmation of the Plan within 87 days of the Petition Date.

On [____], the Court entered an order [Docket No. [__]] scheduling the following dates and deadlines related to the marketing process.

Event	Date
Deadline to Submit Bids	[____], 2022
Auction (if necessary)	[____], 2022
Deadline to File Objections to the Sale Transactions	[____], 2022
Sale Hearing	[____], 2022

In addition, on [____], the Court entered an order [Docket No. [__]] scheduling the following dates and deadlines related to confirmation of the Plan.

Event	Date
Voting Record Date	[____], 2022
Solicitation Deadline	[____], 2022
Deadline to File Plan Supplement
Voting and Objection Deadline	[____], 2022
Combined Hearing	[____], 2022

The Debtors’ believe the timeline from the Petition Date to the confirmation hearing provides more than sufficient time to administer these Chapter 11 Cases in a manner that gives all parties in interest a full and fair opportunity to participate in the process. No assurances can be made, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors and set forth above.

C.	First Day Relief

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. On [___], 2022, the Bankruptcy Court entered orders approving the First Day Motions on an interim basis. A final hearing to approve the First Day Motions will be held on [__], 2022.

A brief description of each of the first day motions and the evidence in support thereof is set forth in the Declaration of Mike Morrison, Executive Vice President and Chief Financial Officer of ION Geophysical Corporation, in Support of Chapter 11 Petitions and First Day Motions [Docket No. [__]], filed on April 12, 2022. Significantly, pursuant to the First Day Motions, the Debtors sought and were granted authority on an interim basis to:

●	obtain postpetition financing, use cash collateral, and ensure certain prepetition secured parties are adequately protected [Docket No. [__]];

●	continue utilizing the Debtors’ prepetition cash management system, including with respect to intercompany transactions [Docket No. [__]];

●	pay vendors critical to the Debtors’ go-forward business and lien claimants in the ordinary course of business [Docket No. [__]];

●	pay prepetition wages and certain administrative costs related to those wages [Docket No. [__]];

●	pay certain taxes and fees [Docket No. [__]]; and

●	continue the Debtors’ prepetition insurance program, including honoring the terms of the Debtors’ premium finance agreement [Docket No. [__]].

The first day motions and all orders for relief granted in the Chapter 11 Cases can be viewed free of charge at https://dm.epiq11.com/IONGeophysical.

D.	Approval of the DIP Facility

The Debtors negotiated the DIP Facility with their existing RCF Lenders and Second Lien Noteholders. The DIP Facility provides the Debtors with necessary access to liquidity during the pendency of these chapter 11 cases and allows them to maintain their existing cash management system, all at fees and rates that the Debtors and their advisors consider to be reasonable under the circumstances. Specifically the DIP Facility is comprised of $2,500,000 in new money term loans (i.e., the New Money DIP Loans).

On [___], 2022, the Bankruptcy Court entered an order approving the DIP Facility on an interim basis [Docket No. [__]] (the “Interim DIP Order”). The hearing regarding approval of the DIP Facility on a final basis is scheduled for [____], 2022.

E.	Other Procedural and Administrative Motions

The Debtors intend to file several other motions to further facilitate the smooth and efficient administration of these chapter 11 cases and reduce the administration burdens associated therewith, including motions and applications to retain certain professionals postpetition.

F.	Schedules and Statements

On [___], 2022, the Debtors filed their Schedules of Assets and Liabilities and Statement of Financial Affairs.

G.	Appointment of Official Committee

As of the date hereof, no statutory committee of unsecured creditors has been appointed in these Chapter 11 Cases by the United States Trustee for the Southern District of Texas (the “U.S. Trustee”).

H.	Litigation Matters

In the ordinary course of business, the Debtors are parties to certain lawsuits, legal proceedings, and claims arising out of their business operations. The Debtors cannot predict with certainty the outcome of these lawsuits, legal proceedings, and claims.

With certain exceptions, the filing of the Chapter 11 Cases operates as a stay with respect to the commencement or continuation of litigation against the Debtors that was or could have been commenced before the commencement of the Chapter 11 Cases. In addition, the Debtors’ liability with respect to litigation stayed by the commencement of the Chapter 11 Cases generally is subject to discharge, settlement, and release upon confirmation of a plan under chapter 11, with certain exceptions. Therefore, certain litigation Claims against the Debtors may be subject to discharge in connection with the Chapter 11 Cases.

I.	Rejection and Assumption of Executory Contracts and Unexpired Leases

Prior to the Petition Date, and in the ordinary course of business, the Debtors entered into over three (3) thousand Executory Contracts and Unexpired Leases. The Debtors, with the assistance of their advisors, have reviewed and will continue to review the Executory Contracts and Unexpired Leases to identify contracts and leases to either assume or reject pursuant to sections 365 or 1123 of the Bankruptcy Code.

On the Petition Date, the Debtors filed the Debtors First Omnibus Motion for Entry of an Order Authorizing (I) the Rejection of Certain Unexpired Leases and (II) the Rejection of Certain Executory Contracts, Each Effective as of the Petition Date and (III) Granting Related Relief [Docket No. [__]] (the “Rejection Motion”). The Rejection Motion seeks to reject certain Executory Contracts and Unexpired Leases. A hearing on the Rejection Motion will be held on [___], 2022.

The Debtors intend to include information in the Plan Supplement regarding the assumption or rejection of the remainder of their Executory Contracts and Unexpired Leases to be carried out as of the Effective Date, but may also elect to file additional motions seeking to assume or reject various of the Debtors’ Executory Contracts and Unexpired Leases before such time.

J.	Consideration of Alternative Proposals

The Debtors may determine to terminate the Restructuring Support Agreement if the board of directors or board of managers, as applicable, of any Debtor entity determines, after receiving advice from counsel, that proceeding with the transactions contemplated by the Restructuring Support Agreement (including the Plan or solicitation of the Plan) would be inconsistent with the exercise of their fiduciary duties.

IX.	RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation. For additional risk factors that may affect the Debtors’ restructuring, please refer to the Debtors’ publicly available filings with the SEC, including but not limited to the Debtors’ most recent Annual Report on Form 10-K and the Debtors’ Quarterly Reports on Form 10-Q filed thereafter.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan, and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Allowed Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Allowed Claims against them would ultimately receive on account of such Allowed Claims.

The Debtors reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5.	The Restructuring Support Agreement Could Be Terminated, Which Would Leave the Debtors Without a Clear Path Forward to Reorganize

The Debtors’ ability to consummate a value-maximizing restructuring may be materially impaired by a termination of the Restructuring Support Agreement. The Restructuring Support Agreement may be terminated by the Required Supporting Creditors upon the occurrence and continuation of any of the events set forth in Section 8(a) thereof.

The Debtors believe that the Restructuring Support Agreement provides stability by, among other things, ensuring cooperation among creditors. The Debtors believe the Plan and restructuring contemplated by the Restructuring Support Agreement avoids all of the foregoing and implements an expeditious reorganization of the Debtors.

6.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

7.	Continued Risk upon Confirmation

Even if a chapter 11 plan of reorganization is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas, and increasing expenses. See Article IX.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their voluntary petitions for chapter 11 relief. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Further, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

8.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with the cessation of operations.

9.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

10.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

11.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims and Allowed Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims or to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan and the significant deleveraging and financial benefits that they embody.

13.	The Total Amount of Allowed Unsecured Claims May Be Higher Than Anticipated By the Debtors

With respect to Holders of Allowed General Unsecured Claims, the claims field against the Debtors’ estates may be materially higher than the Debtors have estimated.

14.	The Total Amount of Allowed Administrative and Priority Claims May Be Higher and/or the Amount of Distributable Cash May Lower Than Anticipated by the Debtors

The amount of Cash the Debtors’ ultimately receive prior to and following the Effective Date may be lower than anticipated. Additionally, Allowed Administrative Claims and Allowed Priority Claims may be higher than anticipated. Accordingly, there is a risk that the Debtors will not be able to pay in full in cash all Administrative Claims and Priority Claims on the Effective Date as is required to confirm a chapter 11 plan of reorganization.

B.	Risks Related to Recoveries Under the Plan

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. If the Debtors do not achieve their projected financial results, the value of the New Common Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve their projected operating and financial results; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain critical existing customer relationships, including customer relationships with key customers.

3.	The New Common Stock is Subject to Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution on account of the New Common Stock issued pursuant to the Management Incentive Plan and any other securities that may be issued post-emergence.

4.	Certain Tax Implications of the Plan

Holders of Allowed Claims and Allowed Interests should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of certain Claims.

5.	The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ business, results of operations, and financial condition.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

Further, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends

Unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Debtors’ operations. These variations may be material and may adversely affect the value of the New Common Stock and the ability of the Debtors to make payments with respect to their indebtedness. Further, during the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

5.	The Debtors’ Liquidity Needs May Impact Revenue

If the Debtors’ cash flow from operations remains depressed or decreases as a result of low commodity prices, decreased E&P sector capital expenditures, or otherwise, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand, access to the DIP Facility, and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of any DIP Orders entered by the Bankruptcy Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand, cash flow from operations, and cash provided through access to the DIP Facility and cash collateral are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

6.	Oil and Gas Prices Are Volatile and Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition

Demand for the Debtors’ services and products depends upon the level of spending by E&P companies and seismic contractors for exploration and production activities, and those activities depend in large part on oil and gas prices. Spending on the services and products that the Debtors provide is highly discretionary in nature, and subject to rapid and material change. Any decline in oil and gas related spending on behalf of the Debtors’ customers could cause alterations in the Debtors’ capital spending plans, project modifications, delays or cancellations, general business disruptions or delays in payment, or non-payment of amounts that are owed to the Debtors, any one of which could have a material adverse effect on the Debtors’ financial condition. E&P companies’ willingness to explore, develop, and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over with the Debtors’ management has no control, such as:

●	the timing and extent of the recovery of customer demand for seismic data;

●	the supply of and demand for oil and gas;

●	the level of prices, and expectations about future prices, of oil and gas;

●	the cost of exploring for, developing, producing, and delivering oil and gas;

●	the expected rates of decline for current production;

●	the discovery rates of new oil and gas reserves;

●	weather conditions, including hurricanes, that can affect oil and gas operations over a wide area, as well as less severe inclement weather that can preclude or delay seismic data acquisition;

●	domestic and worldwide economic conditions;

●	public health crises, including the continuing COVID-19 pandemic;

●	changes in government leadership;

●	political instability in oil and gas producing countries;

●	technical advances affecting energy consumption;

●	government policies regarding the exploration, production, and development of oil and gas reserves;

●	the ability of oil and gas producers to raise equity capital and debt financing;

●	merger and divestiture activity among oil and gas companies and seismic contractors; and

●	compliance by members of OPEC and non-OPEC members, such as Russia, with agreements to cut oil production.

The level of oil and gas exploration and production activity has been volatile in recent years. Trends in offshore oil and gas exploration and development activities have been slow to recover, which has delayed demand for the Debtors’ services and products. Any prolonged substantial reduction in oil and gas prices would likely further affect oil and gas production levels and therefore adversely affect demand for the Debtors’ services and products.

7.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

8.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced, and may continue to experience, increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

9.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations

The Bankruptcy Code provides that confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arise prior to the Debtors’ filing a petition for reorganization under the Bankruptcy Code or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with terms of the plan of reorganization. Any claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations on a post-reorganization basis.

10.	The Debtors’ Operations May be Impacted by the Conflict Between Russia and Ukraine

Following Russia’s invasion of Ukraine in February 2022, the United States, the European Union and its member states, and other countries announced and implemented major sanctions against Russia. The United States, the European Union and its member states, and other countries could impose wider sanctions and take other actions as the conflict continues. It is difficult to anticipate the impact on the Debtors of the war in Ukraine, sanctions, and any retaliatory measures by Russia in response. However, any or all of these may cause significant turmoil in the global markets, impact the domestic and global economy, further disrupt supply chains, or increase the risk of inflation, which could in turn have a material adverse impact on the Debtors and their business.

D.	Risks Related to the Exit Facility and the New Common Stock

1.	The Consideration Under the Plan Does not Reflect any Independent Valuation of Claims or Interests in the Debtors

The Debtors have not obtained or requested an opinion from any bank or other firm as to the fairness of the consideration under the Plan.

2.	The Terms of the New Common Stock are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court

The terms of the New Common Stock are subject to change based on negotiations between the Debtors and the Supporting Creditors. Holders of Claims and Interests that are not the Supporting Creditors will not participate in these negotiations and the results of such negotiations may alter the terms of the New Common Stock in a material manner. As a result, the final terms of the New Common Stock may be less favorable to Holders of Claims and Interests than as described herein and in the Plan.

3.	The Terms of the New Organizational Documents Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court

The terms of the New Organizational Documents are subject to change based on negotiations between the Debtors and the Supporting Creditors. Holders of Claims and Interests that are not the Supporting Creditors will not participate in these negotiations and the results of such negotiations may affect the rights of equity holders in Reorganized ION Geophysical following the Effective Date.

4.	The Reorganized Debtors May Not Be Able to Generate or Receive Sufficient Cash to Service Their Debt and May Be Forced to Take Other Actions to Satisfy their Obligations, Which May Not Be Successful

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the Exit Facility (if any).

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the Exit Facility (if any). These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

5.	The Terms of the Exit Facility Documents Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court

The terms of the Exit Facility Documents, if any, have not been finalized and are subject to change based on negotiations between the Debtors and the Supporting Creditors. Holders of Claims and Interests that are not the Supporting Creditors will not participate in these negotiations and the results of such negotiations may affect the rights of the holders of the Exit Facility, if any, or the New Common Stock following the Effective Date. As a result, the final terms of the Exit Facility Documents, if any, may be less favorable to Holders of Claims and Interests than as described herein and in the Plan.

6.	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Refinance Their Debt

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may make it more difficult to refinance their debt and increase the cost of any debt that they may incur in the future.

E.	Risks Related to the Offer and Issuance of the New Common Stock

1.	An Active Trading Market May Not Develop for the New Common Stock

The New Common Stock is a new issue of securities and, accordingly, there is currently no established public trading market for the New Common Stock. It is currently contemplated that the Reorganized Debtor will apply to list the New Common Stock on any national securities exchange. However, there can be no assurance that an active trading market for the New Common Stock will develop. If there is no active trading market in the New Common Stock, the market price and liquidity of the New Common Stock may be adversely affected. If a trading market does not develop or, if developed, is not maintained, Holders of New Common Stock may experience difficulty in reselling such securities at an acceptable price or may be unable to sell them at all. Even if a trading market were to exist, such market could have limited liquidity and the New Common Stock could trade at prices higher or lower than the value attributed to such securities in connection with their distribution under the Plan, depending on many factors, including, without limitation, markets for similar securities, industry conditions, financial performance, or prospects and investor expectations thereof. As a result, there may be limited liquidity in any trading market that does develop for the New Common Stock. In addition, the New Organizational Documents may also contain restrictions on the transferability of the New Common Stock (such as rights of first refusal/offer, tag-along rights, and/or drag-along rights, among others), which may adversely affect the liquidity in any trading market for the New Common Stock.

2.	The Trading Price for the Shares of New Common Stock May Be Depressed Following the Effective Date.

Assuming that the Effective Date occurs, shares of New Common Stock will be issued to Holders of certain Classes of Claims or Interests (as applicable). Following the Effective Date of the Plan, shares of New Common Stock may be sold to satisfy withholding tax requirements. In addition, Holders of Claims or Interests (as applicable) that receive shares of New Common Stock may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock available for trading could cause the trading price for the shares of New Common Stock to be depressed, particularly in the absence of an established trading market for the New Common Stock.

3.	A Small Number of Holders or Voting Blocks May Control the Reorganized Debtors

Consummation of the Plan may result in a small number of Holders owning a significant percentage of the outstanding New Common Stock in the Reorganized Debtors. These Holders, may, among other things, exercise significant influence over the business and affairs of the Reorganized Debtors, including over the election of directors or managers and approval of significant mergers and other material corporate transactions. The interests of such Holders may conflict with the interests of other stockholders.

4.	The Issuance of New Common Stock Under the Management Incentive Plan Will Dilute the New Common Stock

On the Effective Date, a percentage of the New Common Stock will be reserved for issuance in connection with the Management Incentive Plan. If the Reorganized Debtors distribute such equity-based awards to eligible participants pursuant to the Management Incentive Plan, it is contemplated that such distributions will dilute the New Common Stock issued on account of Claims or Interests under the Plan and the ownership percentage represented by the New Common Stock distributed under the Plan.

5.	Certain Holders of New Common Stock May be Restricted in their Ability to Transfer or Sell their Securities

The recipients of shares of New Common Stock who are deemed “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. In addition, securities issued under the Plan to affiliates of the Reorganized Debtors will be subject to restrictions on resale. These persons will be permitted to transfer or sell such securities only pursuant to an effective registration statement under the Securities Act, or pursuant to the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act. These restrictions may adversely impact the value of the New Common Stock and make it more difficult for such persons to dispose of their securities, or to realize value on such securities, at a time when they wish to do so.

The Debtors and the Reorganized Debtors currently intend to seek a listing of the New Common Stock on a national securities exchange on or as soon as reasonably practicable after the Effective Date. However, the Debtors cannot guarantee that such listing will occur, and the Debtors make no representation regarding the ability of any individual Holder of New Common Stock to resell the New Common Stock on the over-the-counter market. See Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters.”

F.	Miscellaneous Risk Factors and Disclaimers

1.	The Financial Information Is Based on the Debtors’ Books and Records, and Unless Otherwise Stated, No Audit Was Performed

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the exhibits to the Disclosure Statement) is without inaccuracies.

2.	No Legal Tax Advice Is Provided By This Disclosure Statement

This Disclosure Statement is not legal advice to any person or Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

4.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the exhibits to the Disclosure Statement.

6.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure voting Holders’ acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by voting Holders in arriving at their decision. Voting Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the U.S. Trustee.

7.	No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless required by law or otherwise ordered to do so by the Bankruptcy Court.

X.	CONFIRMATION OF THE PLAN

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires a bankruptcy court, after notice, to conduct a hearing to consider confirmation of a chapter 11 plan. The Confirmation Hearing has been scheduled for [___], 2022 at [_:__ _m.] (prevailing Central Time) in Courtroom [__] of the United States Court for the Southern District of Texas, located at 515 Rusk Street, Houston, Texas 77002. The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or a notice of adjournment filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules.

In addition, the Bankruptcy Court has set the deadline to object to confirmation of the Plan as [___], 2022 at [_:__ _m.] (prevailing Central Time) (the “Objection Deadline”). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to the Plan must: (1) be in writing; (2) comply with the Bankruptcy Rules and the Local Rules; (3) state the name and address of the objecting party and the amount and nature of the Claim or Interest beneficially owned by such entity; (4) state the legal or factual basis for such objections, and, if practicable, a proposed modification to the Plan that would resolve such objection; and (5) be filed with the Bankruptcy Court with proof of service thereof so as to be actually received by the Objection Deadline. Unless an objection to the Plan is timely served and filed, it may not be considered by the Bankruptcy Court.

B.	Purpose of the Confirmation Hearing

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

C.	Confirmation Requirements

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

D.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors intend to file their projected consolidated balance sheet, income statement, and statement of cash flows as part of the Plan Supplement once the marketing process has concluded and any successful bidders for one or more sale transactions have been identified in accordance with the bidding procedures. Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

E.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of similarly situated creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receives more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

G.	Valuation Analysis

The Plan provides for the New Common Stock to be distributed to Holders of Claims in Classes 4 and 8 upon consummation of the Plan. Once the marketing process has concluded and any successful bidders for one or more sale transactions have been identified in accordance with the bidding procedures, the Debtors intend to file a declaration or other evidence reflecting the estimated value of the New Common Stock to be distributed to Holders of Second Lien Notes and ION Geophysical Common Interests. For purposes of satisfying the requirements of section 1129 of the Bankruptcy Code, Holders of ION Geophysical Common Interests are not being solicited to vote to accept or reject the Plan. Accordingly, only Holders of Second Lien Notes Secured Claims will be affected by the valuation of the New Common Stock for purposes of voting on the Plan—the majority of whom have already committed to support the Plan pursuant to the Restructuring Support Agreement.

H.	Best Interests of Creditors/Liquidation Analysis

The Debtors believe that the Plan provides Holders of Allowed Claims and Interests the same or greater recovery as would be achieved if the Debtors were to liquidate under chapter 7 of the Bankruptcy Code. This belief is based on a number of considerations, including: (1) that the Debtors’ primary assets likely would have to be sold on a piecemeal basis in a chapter 7 liquidation; (2) the additional Administrative Claims that would be incurred if the cases were converted to a chapter 7 along with the other costs associated therewith; and (3) that there would not be a robust market to liquidate the Debtors’ assets and services.

The Debtors, with the assistance of their restructuring advisor, FTI Consulting, Inc., intend to file an unaudited liquidation analysis to assist Holders of Claims and Interests in evaluating the Plan as part of the Plan Supplement once the marketing process has concluded and any successful bidders for one or more sale transactions have been identified in accordance with the bidding procedures.

I.	Additional Information Regarding this Disclosure Statement and Plan

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Claims and Noticing Agent, Epiq, by emailing iongeoinfo@epiqglobal.com and referencing “ION” in the subject line, or by calling (855) 604-1746 (toll free) or +1 (503) 597- 7702 (international).

Copies of the Plan and the Disclosure Statement: (a) are available on the Debtors’ restructuring website, free of charge, at https://dm.epiq11.com/IONGeophysical; (b) may be obtained upon request of the Debtors’ proposed counsel at the address specified below; (c) upon the commencement of the Chapter 11 Cases, will be on file with the Clerk of the Bankruptcy Court, 4th Floor, 515 Rusk Street, Houston, Texas 77002, where they are available for review between the hours of 8:30 a.m. to 5:00 p.m., prevailing Central Time; and (d) will available for inspection for a fee on the Bankruptcy Court’s website at https://www.txs.uscourts.gov.

J.	Support of the Plan

The Plan is supported by the Debtors and Holders of 100% of the RCF Claims and approximately 80.4% of the Second Lien Notes Claims.

K.	Debtors’ Recommendation of the Plan

The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Debtors believe that the Plan is in the best interest of all Holders of Claims and Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

XI.	CERTAIN SECURITIES LAW MATTERS

The Debtors believe the New Common Stock to be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any Blue Sky Laws.

A.	Issuance

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (b) the recipients of the securities must hold claims against, claims for an administrative expense in the case concerning, or interests in, the debtor or such affiliate; and (c) the securities must be issued entirely in exchange for such recipient’s claim or interest, or “principally” in exchange for such claim or interest and “partly” for cash or property.

The Debtors believe that the issuance of New Common Stock under the Plan, including on account of the Second Lien Notes Secured Claims and the ION Geophysical Common Interests satisfies the requirements of section 1145(a) of the Bankruptcy Code. Accordingly, no registration statement will be filed under the Securities Act or any Blue Sky Laws. Recipients of the New Common Stock are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law. As discussed below, the exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

B.	Subsequent Transfers

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer with respect to such securities within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

New Common Stock issued in reliance on Section 1145 of the Bankruptcy Code may be resold without registration under the Securities Act or Blue Sky Laws, provided, however, that New Common Stock will not be freely tradeable if, at the time of transfer, the holder thereof is an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act or had been such an “affiliate” within 90 days of such transfer. In addition, the exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” (as described above). Under certain circumstances, holders of New Common Stock who are deemed to be “underwriters” or “affiliates” of the Reorganized Debtor may be entitled to resell their New Common Stock pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period, if applicable, has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” with respect to the New Common Stock or an “affiliate” with respect to the Reorganized Debtors” would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to such New Common Stock or an “affiliate” with respect to the Reorganized Debtors” and, in turn, whether any Person may freely trade such New Common Stock.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain United States federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims and Interests entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The Debtors have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any position discussed herein.

This summary does not address non-U.S., state, local, or non-income tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances, such as the alternative minimum tax or consequences to accrual method U.S. Holders (as defined below) that prepare an “applicable financial statement” (as defined in Section 451 of the Tax Code), or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Tax Code, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, pass-through entities (including subchapter S-corporations), beneficial owners of pass-through entities, persons who hold Claims or Interests or who will hold the New Common Stock as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, corporations that accumulate earnings to avoid U.S. federal income tax, persons who are or were employees of a Debtor (or of persons related to a Debtor), persons who hold Claims or Interests who have previously claimed a bad debt deduction with respect thereto, and Holders of Claims or Interests who are themselves in bankruptcy). Further, this summary assumes that a Holder of a Claim or Interest holds a Claim or Interest, as applicable, only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form and that the Claims and Interests constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code. This summary does not discuss differences in tax consequences to Holders of Claims and Interests that act or receive consideration in a capacity different from that of any other Holder of a Claim or Interest of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders (1) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, or (2) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim or Interest that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any Holder of a Claim or Interest that is not a U.S. Holder or a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim or Interest, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims or Interests should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Borrowers

1.	Characterization of Restructuring Transactions

The Restructuring Transactions will be structured as a recapitalization or tax-free reorganization of the Debtors (such transaction, the “Recapitalization Transaction”). In the Recapitalization Transaction, the New Common Stock will be new stock issued by Reorganized ION Geophysical itself. In addition, as discussed below, it is expected that the Debtors will realize cancellation of indebtedness income (“CODI”) as a result of the Restructuring Transactions.

As of December 31, 2021, the Debtors estimate that they had approximately $344 million of federal net operating losses (“NOLs”). The Debtors are currently generating additional tax losses, which will ultimately increase the Debtors’ NOLs and other tax attributes. Any NOLs remaining upon implementation of the Plan may be available to offset future taxable income for up to 20 years in the case of NOLs arising before 2018 and indefinitely for NOLs arising in taxable years starting in or after 2018, thereby reducing the Debtors’ future aggregate tax obligations. NOLs arising before 2018 may offset 100% of future taxable income and NOLs arising in or after 2018 may be used to offset 80% of taxable income in a given year, although the recently passed Coronavirus Aid, Relief and Economic Security Act allows NOLs arising before 2021 to offset 100% of future taxable income in a given year. As discussed below, however, the Debtors’ NOLs may be reduced and possibly significantly limited upon implementation of the Plan.

2.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a taxpayer will realize and recognize CODI for U.S. federal income tax purposes upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of cash paid, (ii) the issue price (determined as discussed below) of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, a taxpayer is not required to include CODI in gross income (a) if the taxpayer is under the jurisdiction of a court in a case under the Bankruptcy Code and the discharge of indebtedness occurs pursuant to that proceeding (the “Bankruptcy Exception”), or (b) to the extent that the taxpayer is insolvent immediately before the discharge (the “Insolvency Exception”). Instead, as a consequence of such exclusion, a taxpayer must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rules discussed in the preceding sentence. Such reduction in tax attributes occurs only after the tax for the year of the discharge of indebtedness has been determined (including, as described above, the amount of gain or loss recognized by the Debtors with respect to the sale of all or a portion of their assets in a taxable transaction). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. To the extent that CODI exceeds the amount of available tax attributes, such excess is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

As a result of the Recapitalization Transactions, the Debtors may realize CODI. The exact amount of any CODI that will be realized by the Debtors will not be determinable until the consummation of the Plan. Because the Plan provides that certain Claim Holders will receive (x) Cash consideration and (y) New Common Stock, the amount of CODI, and, if applicable, the amount of tax attributes required to be reduced, will depend, in part, on the amount of Cash consideration, the fair market value of the New Common Stock, or the issue price of debt instruments received, as applicable, which cannot be known with certainty at this time.

3.	Limitation on NOLs and Other Tax Attributes

After giving effect to the reduction in tax attributes pursuant to excluded CODI described above, to the extent the Reorganized Debtors succeed to the Debtors’ tax attributes, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Tax Code.

Under sections 382 and 383 of the Tax Code, if the Debtors undergo an “ownership change,” the amount of any remaining NOLs, net unrealized built-in losses, tax credit carryforwards, and possibly certain other attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally such built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000, and (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

The rules of section 382 of the Tax Code are complicated, but, as a general matter, the Debtors do not anticipate that the issuance of New Common Stock pursuant to the Plan will result in an “ownership change” of the Debtors for these purposes and that the Reorganized Debtors’ use of the Pre-Change Losses will not be subject to significant limitation unless an exception to the general rules of section 382 of the Tax Code applies.

a.	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, currently 1.63 / 1.71% for March / April 2022). The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

b.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when shareholders and so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their shares and Claims, at least 50% of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(1)(5) Exception”). If the requirements of the 382(1)(5) Exception were satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock pursuant to the reorganization. If the 382(1)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(1)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(1)(5) Exception), another exception will generally apply (the “382(1)(6) Exception”). Under the 382(1)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change, and (b) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(1)(6) Exception also differs from the 382(1)(5) Exception in that a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses.

The Restructuring Transactions may qualify for the 382(1)(5) Exception, although analysis is ongoing. If the Restructuring Transactions are eligible for the 382(1)(5) Exception, the Debtors and the Holders have not yet decided whether the Debtors would elect out of its application. Regardless of whether the Reorganized Debtors take advantage of the 382(1)(6) Exception or the 382(1)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date, though the Debtors do not currently anticipate that an “ownership change” will occur.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. Holders of Claims and Interests are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to a U.S. Holder of a Claim will depend, in part, on whether the Claim surrendered constitutes a “security” of the Debtor for U.S. federal income tax purposes. Neither the Tax Code nor the Treasury Regulations promulgated thereunder defines the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest in the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

If a Claim did not qualify as a “security” of the Debtor, then the Holder of that Claim would be treated as receiving its distribution under the Plan in a taxable exchange. In that event, the Holder of the Claim would recognize gain or loss equal to the difference between the fair market value of the consideration received and the Holder’s adjusted basis in the Claim. This gain or loss would generally be capital gain or loss, subject to the rules regarding accrued but untaxed interest and market discount, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. Recognized gain or loss generally would be long-term capital gain or loss if the Holder held its Claim for more than one year at the time of the exchange. A Holder’s tax basis in the New Common Stock received would equal its fair market value as of the date it is distributed to the Holder. A Holder’s holding period for New Common Stock received would begin on the day following the date received.

Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their tax advisors regarding the status of their Claims as “securities” for U.S. federal income tax purposes.

1.	Consequences to Holders of Class 3 RCF Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Class 3 RCF Claims, each Holder thereof will receive as consideration, either: (i) Cash in full on the Effective Date; (ii) to the extent not paid in full in Cash on the Effective Date, its Pro Rata share of the loans under the Exit Facility; or (iii) reinstatement or modification of its Allowed RCF Claim as agreed to by the Debtors and the Required Supporting Creditors.

If a Class 3 RCF Claim is treated as a security for U.S. federal income tax purposes, then a U.S. Holder will be treated as receiving consideration under the Plan in a recapitalization for U.S. federal income tax purposes. In this case, subject to the rules discussed below regarding accrued but unpaid interest (and original issue discount (“OID”) and market discount), a U.S. Holder will not recognize loss but will recognize gain, if any, on the exchange of such Holder’s Class 3 RCF Claims but only to the extent of the amount of Cash consideration received. A U.S. Holder’s tax basis in the Exit Facility or reinstated or modified Allowed RCF Claim received, other than any such portion received in satisfaction of accrued but unpaid interest (and OID) and subject to the discussion below regarding market discount, would equal the U.S. Holder’s basis in the Class 3 RCF Claims surrendered, decreased by the amount of Cash consideration received and increased by the amount of any gain recognized. The holding period for the Exit Facility or reinstated or modified Allowed RCF Claim should include the holding period for the exchanged Class 3 RCF Claims. For the treatment of any portion of the consideration received that is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

2.	Consequences to Holders of Class 4 Second Lien Secured Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Class 4 Second Lien Notes Secured Claims, each Holder thereof will receive as consideration, as applicable, its Pro Rata share of 99.75% of the New Common Stock, subject to dilution on account of the Management Incentive Plan.

If a Class 4 Second Lien Notes Secured Claim is treated as a security for U.S. federal income tax purposes, then a U.S. Holder will be treated as receiving consideration under the Plan in a recapitalization for U.S. federal income tax purposes. In this case, subject to the rules discussed below regarding accrued but unpaid interest (and OID and market discount), a U.S. Holder will not recognize loss but will recognize gain, if any, on the exchange of such Holder’s Class 4 Second Lien Notes Secured Claims but only to the extent of the amount of Cash consideration received. A U.S. Holder’s aggregate tax basis in the New Common Stock received, other than any such New Common Stock received in satisfaction of accrued but unpaid interest (and OID) and subject to the discussion below regarding market discount, would equal the U.S. Holder’s basis in the Class 4 Second Lien Notes Secured Claims surrendered, decreased by the amount of Cash consideration received and increased by the amount of any gain recognized. The holding period for the New Common Stock should include the holding period for the exchanged Class 4 Second Lien Notes Secured Claims. For the treatment of any portion of the Consideration received that is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

3.	Consequences to Holders of Class 5 General Unsecured Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Class 5 General Unsecured Claims, each Holder thereof will receive as consideration its Pro Rata share of the GUC Recovery Pool.

Subject to the rules regarding accrued but untaxed interest and market discount discussed below, a U.S. Holder of a Class 5 General Unsecured Claim who receives cash should recognize gain or loss equal to (a) the amount of any cash received, minus (b) such U.S. Holder’s adjusted tax basis in its Class 5 General Unsecured Claim.

For the treatment of any portion of the consideration received that is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

4.	Consequences to Holders of Class 9 ION Geophysical Common Interests

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of each ION Geophysical Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in 0.25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan.

Each Holder of ION Geophysical Common Interests will be treated as receiving consideration under the Plan in a recapitalization for U.S. federal income tax purposes and should not recognize gain or loss.

In a recapitalization exchange, the U.S. Holder’s aggregate tax basis in the New Common Stock should generally equal such U.S. Holder’s aggregate adjusted tax basis in the ION Geophysical Common Interests previously held. This aggregate tax basis will then be allocated among the New Common Stock in accordance with their respective fair market values. The holding period for the New Common Stock should include the holding period for the exchanged ION Geophysical Common Interests.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

5.	Accrued Interest (and OID)

A portion of the consideration received by U.S. Holders of Claims may be attributable to accrued but untaxed interest on such Claims. This amount should be taxable to that U.S. Holder as ordinary interest income to the extent it has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on the Claims was previously recognized by the U.S. Holder but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-cash consideration treated as received in satisfaction of accrued but unpaid interest (or OID) should equal the amount of such accrued but unpaid interest (or OID). The holding period for such non-cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration received by a Holder pursuant to the Plan is not sufficient to fully satisfy all principal and interest on a Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated first to accrued but unpaid interest or OID for U.S. federal income tax purposes.

HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PROPER ALLOCATION OF THE CONSIDERATION RECEIVED BY THEM UNDER THE PLAN AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST AND OID.

6.	Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it was acquired other than on original issue and if its Holder’s initial tax basis in the debt instrument is less than (x) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (y) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim (determined as described above) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

7.	Character of Gain or Loss With Respect to Impaired Claims

Generally, the gain or loss recognized by a U.S. Holder with respect to a Claim or Interest will be a capital gain or loss unless the Claim or Interest was acquired at a market discount (as discussed above), and depending on whether and the extent to which the U.S. Holder previously claimed a bad debt deduction. Any such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period in the Claim or Interest is more than one year and otherwise should be short-term capital gain or loss. Under current U.S. federal income tax law, certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains.

A U.S. Holder of a Claim or Interest who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (x) $3,000 ($1,500 for married individuals filing separate returns) and (y) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

8.	Distributions on New Common Stock

The gross amount of any distribution of cash or property made to a U.S. Holder with respect to New Common Stock generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized ION Geophysical’s current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. Holder’s adjusted basis in the New Common Stock and (ii) thereafter as capital gain. Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a corporate U.S. Holder and certain other requirements are satisfied.

9.	Sale Redemption, or Repurchase of New Common Stock

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, retirement, or other taxable disposition of New Common Stock. Such capital gain will be long-term capital gain if at the time of the sale, redemption, retirement, or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year (taking into account any tacked holding period as described above). Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. Under the recapture rules of section 108(e)(7) of the Code, a U.S. Holder may be required to treat gain recognized on such a disposition of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim or Interest for New Common Stock.

10.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of consideration received pursuant to the Plan.

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local, and non-U. S. tax consequences of the consummation of the Plan to such non-U. S. Holder and the ownership and disposition of the New Common Stock.

Whether a non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is generally determined in the same manner as set forth above in connection with U.S. Holders.

1.	Distributions on New Common Stock

The gross amount of any distribution of cash or property made to a non-U.S. Holder with respect to New Common Stock generally will be treated as described in Article XII.C.8 of this Disclosure Statement.

Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. Holder on the New Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced income tax treaty rate of withholding, a non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

If dividends paid to a non-U.S. Holder are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. Holders, as described above. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends.

2.	Sale, Redemption, or Repurchase of New Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of its New Common Stock unless:

●

such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

●

such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

●

in the case of the sale of New Common Stock, Reorganized ION Geophysical is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition. If the second exception applies, the non- U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

If the third exception applies in the case of a sale of New Common Stock, the non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Common Stock and will be required to file U.S. federal income tax returns. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the New Common Stock will be required to withhold an amount equal to 15% of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the non-U.S. Holder’s federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the non-U.S. Holder properly and timely filed a tax return with the IRS. In general, the provisions described above will not apply if (a) the non-U.S. Holder does not directly or indirectly own more than 5% of the value of such interest during a specified testing period and (b) such interest is regularly traded on an established securities market.

The Debtors do not expect that Reorganized ION Geophysical will constitute a USRPHC as of the Effective Date, and thus expect that the New Common Stock will not constitute a United States real property interest, for the period relevant under the Tax Code. However, there can be no guarantee that Reorganized ION Geophysical would not become a USRPHC in the future. Non-U.S. Holders who may receive or acquire New Common Stock in connection with the Restructuring Transactions are urged to consult a U.S. tax advisor with respect to the U.S. tax consequences applicable to their acquisition, holding, and disposition of New Common Stock.

3.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. accountholders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual, or periodical income (including dividends, if any, on New Common Stock), and, subject to the proposed Treasury Regulations described below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include dividends, if any, on New Common Stock). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Previously, withholding with respect to gross proceeds from the disposition of a debt instrument was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed Treasury Regulations, which can be relied on until final regulations become effective. Each non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such non-U. S. Holder.

E.	Information Reporting and Backup Withholding

The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan, as well as future payments made with respect to the consideration received under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of a Claim under the Plan, as well as future payments made with respect to the consideration received under the Plan, unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 or, in the case of a non-U.S. Holder, such non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or, in each case, such Holder otherwise establishes eligibility for an exemption).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and the Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

In addition, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: April 12, 2022	ION GEOPHYSICAL CORPORATION on behalf of itself and all other Debtors /s/ Mike Morrison Mike Morrison ION Geophysical Corporation Authorized Signatory

Exhibit C

DIP TERM SHEET

DIP TERM SHEET

Set forth below is a summary of the principal terms and conditions for the proposed debtor-in-possession financing facility (the “DIP Facility”). Capitalized terms used but not defined in this term sheet (the “DIP Term Sheet”) shall have the meanings set forth in either the Restructuring Support Agreement, dated as of April 12, 2022 (the “Restructuring Support Agreement”) or the Prepetition RCF Credit Agreement (as defined below), as applicable.

The terms and conditions for the extension of credit described herein are dependent upon, among other things, authorization and approval by the Bankruptcy Court (as defined below). The terms and conditions with respect to such commitments are mutually dependent on each other and the DIP Lenders shall not be obligated to extend credit unless agreement with the Obligors (as defined below) and approval by the Bankruptcy Court is obtained with respect to such terms and conditions as a whole.

Parties

Debtors: The Borrowers (as defined below) and their subsidiaries, each as debtors in possession (collectively, the “Debtors”) in the chapter 11 cases (the “Chapter 11 Cases”) to be commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Borrowers: ION GEOPHYSICAL CORPORATION, a Delaware corporation (“Geophysical”), ION EXPLORATION PRODUCTS (U.S.A.), INC., a Delaware corporation (“Exploration”), I/O MARINE SYSTEMS, INC., a Louisiana corporation (“Marine”) and GX TECHNOLOGY CORPORATION, a Texas corporation (“GXT” and, together with Geophysical, Exploration and Marine, or any other affiliated entity as determined by the Required DIP Lenders, collectively, the “Borrowers”, and each a “Borrower”).

Guarantors: All obligations under the DIP Facility will be unconditionally guaranteed, jointly and severally, on a first priority secured basis by each Debtor, if any, other than the Borrowers (collectively, the “Guarantors”).

Borrowers and the Guarantors are collectively referred to herein as the “Loan Parties”. Each Loan Party is identified in Annex II hereto.

DIP Lenders: The lenders under this DIP Facility as set forth on Annex I and such lenders’ successors and permitted assigns (collectively, the “DIP Lenders”).

DIP Agent: Ankura Trust Company, LLC will serve as the administrative agent and collateral agent under the DIP Facility (in such capacity, the “DIP Agent”) and will perform duties customarily associated with such capacities.

Prepetition Facilities

Prepetition Facilities: Each Borrower is party to each of that certain Revolving Credit and Security Agreement, dated as of August 22, 2014 (as amended, restated, amended and restated or otherwise modified from time to time prior to the date hereof), by and among the Borrowers, the lenders party thereto from time to time and Ankura Trust Company, LLC, as successor administrative and collateral agent (the “Prepetition RCF Credit Agreement”) and that certain Indenture, dated as of April 20, 2021(as amended, restated, amended and restated or otherwise modified from time to time prior to the date hereof), by and among Geophysical, as issuer, the guarantors party thereto and UMB Bank, National Association, as trustee and as collateral agent (the “Prepetition Second Lien Indenture”) (each, a “Prepetition Facility”, and collectively, the “Prepetition Facilities”) and the lenders party to the Prepetition RCF Credit Agreement from time to time, the “Prepetition 1L Lenders”, and the noteholders party to the Prepetition Second Lien Indenture from time to time, the “Prepetition 2L Noteholders”, and together with the Prepetition 1L Lenders, the “Prepetition Lenders”), with Ankura Trust Company, LLC, as administrative agent and as collateral agent (the “Prepetition 1L Agent”) under the Prepetition RCF Credit Agreement, and UMB Bank, National Association, as trustee and as collateral agent (the “Prepetition 2L Agent”, and together with the Prepetition 1L Agent, the “Prepetition Agents”).

The Prepetition Lenders and the Prepetition Agents are collectively referred herein as the “Prepetition Secured Parties.”

All instruments and documents executed at any time in connection with the Prepetition RCF Credit Agreement (including the Other Documents, as defined in the Prepetition RCF Credit Agreement) shall be referred to collectively as the “Prepetition 1L Documents”, and all instruments and documents executed at any time in connection with the Prepetition Second Lien Indenture shall be referred to collectively as the “Prepetition 2L Documents.”

DIP Facility; Use of Proceeds

DIP Facility: The DIP Facility shall be comprised of superpriority priming term loans (the “DIP Loans” and each DIP Lender’s portion thereof, a “Commitment”) in an aggregate principal amount of $2,500,000.

Amounts paid or prepaid under the DIP Facility may not be reborrowed. As used herein, “DIP Obligations” shall mean the DIP Loans, including all principal and accrued interest on the DIP Loans, and all reimbursement, indemnity, and other obligations under the DIP Facility.

DIP Loans:  Subject to the terms and conditions herein, including the restrictions on Use of Proceeds set forth below, the proceeds of the DIP Facility (including the Interim Facility (as defined below)) will be used in accordance with the terms of the Budget (subject to Permitted Variances (as defined below)), including: (i) to pay (a) professional fees and other restructuring charges arising on account of the Chapter 11 Cases, including statutory fees of the United States Trustee and allowed professional fees and expenses of a Committee (as defined herein) (if any), and (b) all professional fees and expenses (including legal, financial advisor, appraisal, and valuation-related fees and expenses) incurred by the DIP Agent and/or the DIP Lenders as provided under the DIP Facility, including those incurred in connection with the preparation, negotiation, documentation, and court approval of the DIP Facility (which fees, in the case of clauses (i)(a) and (b), shall be subject to the Carve-Out (as defined in the DIP Orders)), (ii) to provide working capital, and for other general corporate purposes of the Debtors, and (iii) to pay administration costs of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court.

Use of Proceeds: No portion of the Borrowers’ “cash collateral” (as such term is defined in section 363(a) of the Bankruptcy Code) (the “Cash Collateral”), the proceeds of the DIP Facility, the Collateral (as defined below), or the Carve-Out (as defined in the DIP Orders) may be used:

(a)         for any purpose that is prohibited under the Bankruptcy Code or the DIP Orders;

(b)         to finance in any way: (i) any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of any or all of the DIP Agent, the DIP Lenders, the Prepetition Secured Parties or their respective rights and remedies under this DIP Term Sheet, the Interim Order (as defined below), the Final Order (as defined below), or the Prepetition 1L Documents or (ii) any other action, which with the giving of notice or passing of time, would result in an Event of Default under this DIP Term Sheet;

(c)         for the payment of fees, expenses, interest, or principal under the Prepetition 1L Documents or Prepetition 2L Documents (in each case, other than adequate protection payments permitted under the DIP Orders (as defined below));

(d)         to make any distribution under a plan of reorganization in the Chapter 11 Cases (a “Plan of Reorganization”) unless such Plan of Reorganization provides for the indefeasible payment of DIP Obligations in full and in cash or is otherwise agreed by the DIP Agent and DIP Lenders; and

(e)         except as permitted by the Budget (including Permitted Variances (as defined below)) to make any payment in settlement of any claim, action or proceeding in excess of $50,000 in the aggregate without the prior written consent of the Required DIP Lenders (as defined below);

provided that, advisors to the Committee (as defined below), if one is appointed, may investigate the liens granted pursuant to, or any claims under or causes of action with respect to, the Prepetition Facilities at an aggregate expense for such investigation not to exceed $50,000 (the “Investigation Budget Cap”), provided that no portion of such amount may be used to prosecute any claims.

Availability

Interim Facility: During the period commencing on the date (the “Interim Order Entry Date”) of the Bankruptcy Court’s entry of an interim order approving the DIP Facility (“Interim Order”) but prior to the entry of a final order approving the DIP Facility (“Final Order”, and together with the Interim Order, the “DIP Orders”, as applicable), or if earlier, the occurrence of a maturity event, the full Commitment ($2,500,000) shall be available in no more than three (3) draws under the DIP Facility, subject to compliance with the terms, conditions, and covenants set forth in this DIP Term Sheet (the “Interim Facility”).

Full Availability: Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), all amounts of the DIP Loan unfunded as of the Final Order Entry Date shall be available in a single draw to the Debtors (excluding any draws under the Interim Facility), subject to compliance with the terms, conditions, and covenants set forth in this DIP Term Sheet.

Budget

Initial Budget; Budget: The 13-week statement of the Loan Parties’ anticipated cash receipts and disbursements for the first 13 weeks of the Chapter 11 Cases, set forth on a weekly basis, including the anticipated uses of the DIP Facility for such period (the “Initial Budget”). On the first Thursday that is two (2) full weeks after the date on which the Chapter 11 Cases are commenced (the “Petition Date”), and on the Thursday of each second week thereafter, the Loan Parties shall provide to the DIP Agent and the legal advisors of the DIP Lenders with an updated 13-week statement for the subsequent 13-week period (a “Proposed Budget”), which Proposed Budget shall modify and supersede any prior Budget unless the Required DIP Lenders notify the Loan Parties of their objection (which objection may be made via e-mail) to the Proposed Budget within three (3) business days of receipt (such objection not to be made unreasonably). If the Required DIP Lenders object to the Proposed Budget as set forth above (such objection not to be made unreasonably) the then-current Budget shall remain the Budget.

Budget Variance: Commencing on the first Thursday that is two (2) full weeks after the Petition Date, and continuing weekly thereafter, the Loan Parties shall deliver to the DIP Agent a report (each, a “Variance Report”) describing in reasonable detail the Debtors’ aggregate cash receipts and aggregate cash disbursements during the preceding two-week period as compared to the projected, aggregate cash receipts and disbursements provided by the then-current Budget for such two-week period (such difference, a “Variance”).

“Permitted Variance” means a Variance from the then-current Budget on a two-week trailing basis (the “Testing Period”) that does not exceed the total aggregate amount in such Budget of disbursements (exclusive of (x) professional fees of the DIP Agent and/or DIP Lenders) and (y) disbursements made on account of prepetition claims pursuant to any order of the Bankruptcy Court for the Testing Period) by more than 10%.

The Loan Parties hereby agree that during any Testing Period, the Variance from the then-current Budget shall not exceed the Permitted Variance.

Collateral; Priority

Collateral: All property of the Loan Parties (now or hereafter acquired and all proceeds thereof), including property or assets, if any, that do not secure the Existing Primed Secured Facilities (as defined below), and including, subject to entry of the Final Order, the proceeds of all claims and causes of action arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b), or 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable state-law equivalents (the “Avoidance Actions”) (the “Collateral”).

Priority: All obligations of the Loan Parties to the DIP Lenders and the DIP Agent under this DIP Term Sheet, including all loans made under the DIP Facility, shall, subject in all respects to the Carve-Out, at all times:

(a)         pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status against each Debtor in the Chapter 11 Cases, which claims in respect of the DIP Facility shall be superior to all other claims;

(b)         pursuant to section 364(c)(2) of the Bankruptcy Code, have first priority liens on all unencumbered assets of the Loan Parties (now or hereafter acquired and all proceeds thereof);

(c)         pursuant to section 364(c)(3) of the Bankruptcy Code, have junior liens on all encumbered assets of the Loan Parties (now or hereafter acquired and all proceeds thereof), other than as set forth in clause (d) immediately below; and

(d)         pursuant to section 364(d) of the Bankruptcy Code, have first priority priming liens on all assets of the Loan Parties (now or hereafter acquired and all proceeds thereof) that serve as collateral under the Existing Primed Secured Facilities (as defined below), which liens shall be senior to the liens on the Collateral securing the Existing Primed Secured Facilities and the adequate protection liens on the Collateral granted under the DIP Orders.

It is understood and agreed that the priming liens described herein shall prime the liens securing each Prepetition Facility and other secured obligations thereunder (collectively, the “Existing Primed Secured Facilities”), but that the liens so created as described in clauses (b), (c), and (d) above shall be subject to “Permitted Encumbrances” (as such term is defined below) as of the Petition Date, except those securing the Existing Primed Secured Facilities.

All of the liens described herein with respect to the assets of the Loan Parties shall be effective and perfected as of the Interim Order Entry Date and without the necessity of the execution or filing of control agreements, mortgages, security agreements, pledge agreements, financing statements, or other agreements.

Except to the extent expressly set forth in this DIP Term Sheet, each DIP Order shall contain provisions prohibiting each Loan Party from incurring any indebtedness which (x) ranks pari passu with or senior to the DIP Obligations or (y) benefits from a first priority lien under section 364 of the Bankruptcy Code.

“Permitted Encumbrances” shall mean: (a) Liens in favor of the Prepetition Agents for the benefit of the Prepetition Secured Parties, subject to the New Second Priority Intercreditor Agreement and the priority set forth herein; (b) Liens for taxes, assessments or other governmental charges that are either not delinquent or are being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds, bid bonds, return-of-money bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an “Event of Default” under Section 10.6 of the Prepetition RCF Credit Agreement; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s, or other like Liens arising in the Ordinary Course of Business with respect to obligations which are either not due or which are being Properly Contested; (g) Liens in respect of Purchase Money Indebtedness or Capital Lease Obligations, solely to the extent in existence prior to the date of commencement of the Chapter 11 Cases; (h) [reserved]; (i) [reserved]; (j) [reserved]; (k) [reserved]; (l) Liens that secure Indebtedness permitted by clause (c) of the definition of “Permitted Loans”, solely to the extent in existence prior to the date of commencement of the Chapter 11 Cases; (m) easements, zoning restrictions, rights-of-way, licenses, restrictions on the use of property or other minor imperfections in title and similar encumbrances on real property that do not materially detract from the value of the affected property or interfere with the Ordinary Course of Business of the Loan Parties; (n) leases or subleases granted to third parties in accordance with any applicable terms of the Prepetition RCF Credit Agreement and not interfering in any material respect with the Ordinary Course of Business of the Loan Parties; (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (p) any zoning or similar law or right reserved to or vested in any Governmental Body to control or regulate the use of any real property; (q) licenses of patents, trademarks and other intellectual property rights granted by any Loan Party in the Ordinary Course of Business and not interfering in any material respect with the Ordinary Course of Business of the Loan Parties; (r) the prior rights of consignees and their lenders under consignment arrangements entered into in the Ordinary Course of Business; (s) any obligations or duties affecting any of the property of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held; (t) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the Ordinary Course of Business on deposit accounts; (u) [reserved]; (v) Liens reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates; (w) [reserved]; and (x) [reserved].

Carve-Out	“Carve-Out” shall have the meaning set forth in the DIP Orders.
Adequate Protection	“Adequate Protection” shall have the meaning set forth in the DIP Orders.
DIP Orders

The DIP Orders shall (i) provide that in no event shall the DIP Agent, the DIP Lenders, the Prepetition Agents or the Prepetition Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral; (ii) approve the Debtors’ waiver of all section 506(c) claims and any “equities of the case” exception under section 552(b) of the Bankruptcy Code, (iii) contain stipulations by the Debtors ratifying the extent, validity, priority, perfection, enforceability and non-avoidance of the obligations under the Prepetition Facilities and (iv) otherwise be in form and substance satisfactory to the Required DIP Lenders (as defined below).

Closing Date

The closing date of the DIP Facility (the “Closing Date”) shall occur within three (3) business days of the Interim DIP Order Entry Date and shall be the first business day on which the conditions precedent set forth in this DIP Term Sheet have been satisfied or waived by the DIP Agent and the Required DIP Lenders (as defined below).

Maturity

All DIP Obligations shall be due and payable in full and in cash, and the commitments shall terminate, on the earlier to occur (the “Maturity Date”) of (i) October 11, 2022 (the “Initial Maturity Date”), (ii) the effective date and the date of the substantial consummation (as defined in section 1102(2) of the Bankruptcy Code) of a Plan of Reorganization that has been confirmed by an order of the Bankruptcy Court (the “Plan Effective Date”) and (iii) the closing of a sale of all or substantially all of the assets of the Debtors;

Any confirmation order entered in the Chapter 11 Cases (“Confirmation Order”) shall not discharge or otherwise affect in any way the joint and several obligations of the Loan Parties to the DIP Agent and the DIP Lenders under the DIP Facility and this DIP Term Sheet, other than after either (i) the payment in full and in cash to the DIP Agent and the DIP Lenders of all obligations under the DIP Facility and this DIP Term Sheet on or before the Plan Effective Date and the termination of the Commitments or (ii) upon terms otherwise agreed by the DIP Agent and the DIP Lenders.

Interest; Discount; Premiums; Fees

The interest rate, default rate, discount, premiums, and fees under the DIP Facility are set forth in Annex III hereto.

Interest shall accrue on the principal balance of the DIP Loans, from time to time, based on a 360 day year and charged for the actual number of days outstanding. Borrowers shall pay interest and default interest monthly in cash in arrears on the fifth (5th) business day of each calendar month and the Maturity Date; provided, that, Borrowers may pay such interest in kind on any interest payment date (other than the Maturity Date) by capitalizing such interest and adding it to principal, if Borrowers provide a written request to the DIP Agent to pay such interest in kind at least five (5) business days prior to the applicable interest payment date and the Required DIP Lenders consent to such request in their sole discretion.

Conditions Precedent

Conditions to the Closing Date:

1. Interim Order/Bankruptcy Matters.

(a)         The Chapter 11 Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” (including a cash management order (the “Cash Management Order”)) and all related pleadings to be filed at the time of commencement of the Chapter 11 Cases shall have been provided to counsel to the Required DIP Lenders (as defined below) and shall be in form and substance reasonably acceptable to the Required DIP Lenders.

(b)         The Bankruptcy Court shall have entered an Interim Order that shall be in form and substance consistent with this DIP Term Sheet and otherwise in form and substance acceptable to the Required DIP Lenders and the Debtors, shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed, or subject to a stay pending appeal. The Loan Parties shall be in compliance in all material respects with the Interim Order.

2. Budgets and Financial Information. The DIP Lenders shall have received the Initial Budget as of the Closing Date, which Initial Budget shall be in form and substance satisfactory to the Required DIP Lenders; it being acknowledged and agreed that the budget set forth on Schedule 1 is in form and substance acceptable to the Required DIP Lenders as a “Budget” (as the same may be modified or superseded by a Proposed Budget).

3. Customary Closing Documents.

(a)         All costs, fees, expenses (including reasonable and documented legal fees and expenses and agency fees) and other compensation contemplated by this DIP Term Sheet shall have been paid or reimbursed to the extent invoiced prior to the Closing Date.

(b)         The Loan Parties shall have complied with the following closing conditions: (i) the delivery of corporate records and documents from public officials, secretary’s certificates, and officer’s certificates; (ii) evidence of authority; and (iii) obtaining of any material third-party and governmental consents necessary in connection with the DIP Facility, the financing thereunder, and related transactions. The Loan Parties and the transactions contemplated by this DIP Term Sheet shall be in compliance with all applicable laws and regulations.

(c)         The DIP Agent and the DIP Lenders shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case satisfactory to each DIP Lender.

(d)         Execution and delivery by the Loan Parties of promissory notes (if requested by any DIP Lender) evidencing the DIP Loans made and to be made under the DIP Facility.

(e)         The Interim Order and the security documents shall be effective to create in favor of the DIP Agent a legal, valid and enforceable first priority (subject to Permitted Encumbrances and the Carve-Out) security interest in and lien upon the Collateral and the DIP Agent, for its benefit and the benefit of each DIP Lender, shall have been granted a perfected lien on the Collateral by the Interim Order on the terms and conditions set forth herein.

(f)         The DIP Agent shall have received appropriate UCC-1 financing statements for filing under the UCC of each jurisdiction of organization of each Loan Party.

(g)         The DIP Agent shall have received an agency fee letter consistent with the agency fee letter for the Prepetition RCF Credit Agreement, duly executed and delivered on behalf of the Borrowers.

Conditions to All Loans:

(a)         The Interim Order or the Final Order, as applicable, shall be in full force and effect and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed, or subject to a stay pending appeal.

(b)         The Loan Parties shall be in material compliance with each order entered in the Chapter 11 Cases, including the DIP Orders and the Cash Management Order.

(c)         The Loan Parties shall be in compliance with their obligations in connection with the delivery of an Initial Budget, Proposed Budgets, and Variance Reports (as set forth herein and in the DIP Order), and the Loan Parties shall be in compliance with the Budget (subject to Permitted Variances).

(d)         Except as disclosed to the DIP Lenders in writing prior to the date hereof, since December 31, 2021, no material adverse change in the operations, assets, revenues, financial condition, profits or prospects of the Loan Parties (other than by virtue of the Chapter 11 Cases) shall have occurred.

(e)         The following statements shall be true and correct: (i) the representations and warranties contained in the Prepetition RCF Credit Agreement are true and correct in all material respects (unless otherwise qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of each date the Loan Parties request to borrow DIP Loans, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (unless otherwise qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on such date.

(f)         The DIP Agent shall have received a written borrowing notice in form and substance satisfactory to the DIP Agent, which notice shall (i) specify the principal amount of the DIP Loan to be borrowed, which amount will be in increments of not less than $100,000, (ii) the date of such anticipated borrowing (which shall be no less than three (3) business days from the delivery of such notice) and (iii) confirm the satisfaction of the conditions precedent in this DIP Term Sheet.

(g)         The Loan Parties shall not hold domestic unrestricted cash or cash equivalents (including the proceeds of any such borrowing) (i) at the time of the request for borrowing, in an aggregate amount in excess of $5,000,000 and (ii) immediately after giving effect to such borrowing, in an aggregate amount in excess of $7,000,000.

Covenants

The provisions of Articles VI (other than Section 6.5) and VII of the Prepetition RCF Credit Agreement, together with all related definitions and ancillary provisions, all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the DIP Agent and the DIP Lenders and each Debtor covenants and agrees that it shall perform and observe each of the covenants set forth in Articles VI and VII of the Prepetition RCF Credit Agreement as if (i) each reference therein to “Agent” and “Lender” and similar expressions were references to the DIP Agent and each DIP Lender under this DIP Facility, (ii) each reference therein to “Default” or “Event of Default” and similar expressions were references to “Default” or “Event of Default”, respectively, under this DIP Facility and (iii) each reference to “Agreement” were references to this DIP Facility.

Additional Covenants:

(a)         Chapter 11 Cases Filings. The Debtors shall use commercially reasonable efforts to provide to the DIP Agent and the legal advisors to the DIP Lenders promptly after the same is available, copies of all pleadings, motions, applications and other documents filed by or on behalf of any other Loan Party with the Bankruptcy Court in the Chapter 11 Cases, including all motions for “first day” and “second day” relief.

(b)         Orders. The Debtors shall comply with each order entered by the Bankruptcy Court in the Chapter 11 Cases.

(c)         Information Rights.  The Debtors shall provide the DIP Agent, the DIP Lenders, and their respective advisors and representatives with reasonable access to information (including historical information) and management and executive personnel regarding strategic planning, cash and liquidity management, and operational and restructuring activities, except to the extent access to such information would compromise the Debtors’ attorney-client privilege.

(d)         Exclusivity. Absent the consent of the Required DIP Lenders (as defined below), the Debtors shall not consent to termination or reduction of the “Exclusivity Period” or fail to object to any motion seeking to terminate or reduce the “Exclusivity Period”.

(e)         Business Operations. The Debtors shall not modify or alter (i) in any material manner the nature and type of its business or the manner in which such business is conducted or (ii) in any manner materially adverse to the DIP Agent or the DIP Lenders, the Loan Parties’ organizational documents, except as required by the Bankruptcy Code.

(f)         Subrogation. The Debtors shall not assert any right of subrogation or contribution against any other Loan Party until all borrowings under the DIP Facility are paid in full as provided herein and the commitments are terminated.

(g)         No Payments. The Debtors shall not make any payment of principal or interest or otherwise on account of any prepetition indebtedness or payables, other than as contemplated as adequate protection herein or in the DIP Orders or payments (i) agreed in writing by the Required DIP Lenders and authorized by the Bankruptcy Court or (ii) authorized by the Bankruptcy Court pursuant to “first day” or “second day” relief.

(h)         Milestones. The Debtors shall comply with each of the “Milestones” set forth in Section 7 of the Restructuring Support Agreement.

(i)         Chief Administrative Officer.  The Debtors shall retain (unless he resigns voluntarily), at the Debtors’ expense, Steve Bate as chief administrative officer for the Debtors (the “CAO”). The CAO shall perform the following duties in accordance with the DIP Term Sheet and the Restructuring Support Agreement:

(i)         consult with other management on the day-to-day operations of the Debtors’ businesses, with any disagreements between the CAO and other management on such issues to be resolved by the Debtors’ board of directors;

(ii)         analyze and verify all budgets and other financial reports prepared for, and/or provided to, the DIP Lenders;

(iii)         determine which claims are “critical vendor claims”;

(iv)         analyze all royalty agreements and (i) report to the Debtors and the DIP Lenders an analysis of which royalty agreements should be assumed under section 365 of the Bankruptcy Code and (ii) direct negotiations with royalty agreement counterparties regarding payments thereunder;

(v)         review and approve in advance all asset dispositions outside of the ordinary course made by the Debtors prior to approval by the Debtors’ board of directors;

(vi)         review and negotiate all material documents related to the Debtors’ restructuring;

(vii)         participate in all status calls with the DIP Lenders; and

(viii)         provide reports or other information to the DIP Lenders as they reasonably request.

Representations and Warranties

Each Debtor represents and warrants to the DIP Lenders and the DIP Agent that (i) the execution of this DIP Facility has been duly authorized and this DIP Facility has been duly and validly executed and delivered by the Debtors and constitutes each Debtor’s legal, valid and binding obligation, enforceable against it in accordance with its terms; and (ii) the provisions of Article V (other than Section 5.8 with respect to the solvency of the Debtors) of the Prepetition RCF Credit Agreement, together with all related definitions and ancillary provisions, all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis for the benefit of the DIP Agent and the DIP Lenders, and the Borrowers hereby make each of the representations and warranties in Article V of the Prepetition RCF Credit Agreement as if (A) each reference therein to “this Agreement” included reference to this DIP Facility, (B) each reference therein to “Closing Date” were references to the date hereof and (C) each reference therein to “Obligations” includes all DIP Obligations.

Prepayments

Voluntary Prepayment: The Loan Parties may, at any time, (i) repay the loans under the DIP Facility and/or (ii) reduce the DIP Facility commitments.

Mandatory Prepayment:

(a)         Asset Dispositions. Immediately upon receipt by any Loan Party of net cash proceeds from any asset disposition of Collateral (other than Inventory in the Ordinary Course of Business, each as defined in the Prepetition RCF Credit Agreement), the Borrowers shall prepay the DIP Obligations in an amount equal to 100% of the proceeds so received in excess of the Carve-Out; provided that the Debtors shall not be required to apply all or any portion of such net cash proceeds to prepay the DIP Obligations if the Required Lenders consent in their sole discretion, upon the request of the Debtors.

(b)         Insurance Proceeds. The Debtors immediately shall prepay the DIP Obligations in an amount equal to 100% of any proceeds received by any Loan Party (i) under any insurance policy on account of damage or destruction of any assets or property of any Loan Party, or (ii) as a result of any taking or condemnation of any assets or property, with any excess above the DIP Obligations to be used to repay obligations and amounts under the Prepetition RCF Credit Agreement.

(c)         Incurrence of Indebtedness. Within three (3) business days after the incurrence or issuance by any Loan Party of any indebtedness, the Borrowers shall prepay the DIP Obligations in an amount equal to 100% of such net cash proceeds so received; provided that the Debtors shall not incur or issue additional postpetition indebtedness or grant or request authority to grant any lien or security interest to secure postpetition indebtedness unless the amount of such debt shall be sufficient to pay (and shall be used to pay) the DIP Obligations in full in cash and to the extent the net cash proceeds so received do not pay in full in cash all obligations under the Prepetition RCF Credit Agreement, such indebtedness shall be junior, subject and subordinate, in all respects to all rights, title, interests, liens, claims, liabilities and obligations under the Prepetition RCF Credit Agreement.

The Borrowers shall deliver to the DIP Agent written notice of the Borrowers’ intent to make any prepayment under this Section, no less than three (3) business days prior to the date of such prepayment, specifying the principal amount of such prepayment and the date on which such prepayment is to be made. All such prepayments shall be accompanied by accrued interest on the principal amount so prepaid.

Events of Default

The events of default (“Events of Default”) are as follows:

(a)         Nonpayment. Failure by any Borrower to pay (a) any principal on the DIP Loans when due or (b) any interest, other fee, charge, amount or liability provided for herein, within three (3) business days following the due date thereof, in each case whether at maturity, by reason of acceleration pursuant to the terms of this DIP Term Sheet, by notice of intention to prepay or by required prepayment;

(b)         Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this DIP Term Sheet or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

(c)         Noncompliance. Except as otherwise provided for herein, (i) failure or neglect of any Borrower, any Guarantor or any person to perform, keep or observe any term, provision, condition, covenant contained in Section 6.2 or Articles VII or IX of the Prepetition RCF Credit Agreement, or (ii) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any other term, provision, condition or covenant, contained herein or in the Prepetition RCF Credit Agreement or in any other agreement or arrangement, now or hereafter entered into between any Borrower, any Guarantor or such person, and the DIP Agent or any DIP Lender which is not cured within thirty (30) days from any Borrower having become aware of the occurrence of such failure or neglect;

(d)         Budget. The proceeds of any DIP Loan shall have been expended in a manner which is not in accordance with the Budget (subject to Permitted Variances).

(e)         Collateral Documents. The DIP Orders and the Security Agreement shall cease to create valid and perfected liens on the Collateral with such priority required by this DIP Term Sheet, subject to Permitted Encumbrances.

(f)         Entry of Order. The entry of the Final Order shall not have occurred within thirty-five (35) calendar days after the Interim Order Entry Date.

(g)         Conversion to Chapter 7. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case.

(h)         Prepetition Claims. Any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any prepetition claim in excess of $100,000 in the aggregate other than (x) as provided for in the “first day” and “second day” orders and included in the Budget or (y) otherwise consented to by the Required DIP Lenders in writing; (ii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $50,000 in the aggregate; or (iii) except with respect to each Prepetition Facility as provided in the DIP Orders, approving any settlement or other stipulation in excess of $50,000 in the aggregate not approved by the Required DIP Lenders and not included in the Budget with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor.

(i)         Appointment of Trustee or Examiner. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Loan Party, any subsidiary of a Loan Party, or any affiliate of a Loan Party shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under section 1104 or (ii) an examiner with enlarged powers (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code.

(j)         Dismissal of Chapter 11. An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Commitments and payment in full of all DIP Obligations.

(k)         Order With Respect to Chapter 11 Cases. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Required DIP Lenders (and, with respect to any provisions that materially affect the rights or duties of the DIP Agent, the DIP Agent), (i) to revoke, reverse, stay, modify, supplement, or amend any of the DIP Orders in a manner inconsistent with this DIP Term Sheet that is not otherwise consented to by the Required DIP Lenders (and with respect to amendments, modifications, or supplements that affect the rights or duties of the DIP Agent, the DIP Agent); (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of the DIP Loans (other than the Carve-Out) or the Adequate Protection Claims (as defined the DIP Orders) (other than the Carve-Out or the administrative expense claims on account of the DIP Facility) or (iii) to grant or permit the grant of a lien on the Collateral (other than a Permitted Encumbrance) that is senior to the liens of the DIP Lenders.

(l)         Application for Order by Third Party. An application for any of the orders described in clauses (d), (f), (g) (h), (i) and (k) of this section shall be made by a person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or any person obtains a non-appealable final order charging any of the Collateral under section 506(c) of the Bankruptcy Code against the DIP Agent or the DIP Lenders or obtains a final order adverse to the DIP Agent or the DIP Lenders.

(m)         Right to File Chapter 11 Plan.  The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Loan Party to file a Plan of Reorganization pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Required DIP Lenders.

(n)         Liens. (i) Any Loan Party shall attempt to invalidate, reduce, or otherwise impair the liens or security interests of the DIP Agent and/or the DIP Lenders or to subject any Collateral to assessment pursuant to section 506(c) of the Bankruptcy Code; (ii) any lien or security interest created by this DIP Term Sheet or the DIP Orders with respect to Collateral shall, for any reason, cease to be valid; or (iii) any action is commenced by the Loan Parties that contests the validity, perfection, or enforceability of any of the liens and security interests of the DIP Agent and/or the DIP Lenders created by any of the Interim Order, the Final Order, or this DIP Term Sheet.

(o)         Invalidation of Claims. Any Loan Party shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties) any other person’s motion to disallow in whole or in part the DIP Lenders’ claims in respect of the obligations under the DIP Facility or contest any provision of this DIP Term Sheet.

(p)         Modifications. A joint Plan of Reorganization, pursuant to Chapter 11 of the Bankruptcy Code in form and substance reasonably satisfactory to the Required DIP Lenders and the DIP Agent (the “Approved Plan”), or the Confirmation Order, is amended, supplemented, or otherwise modified in a manner that materially affects the rights or duties of the DIP Lenders and/or the DIP Agent without the prior written consent of the Required DIP Lenders (and with respect to amendments, modifications, or supplements that affect the rights or duties of the DIP Agent, the DIP Agent).

(q)         Withdrawal or Termination of Approved Plan. The withdrawal or termination of the Approved Plan.

(r)         Payments. Any Loan Party or any of their affiliates shall have filed a motion seeking the entry of, or the Bankruptcy Court shall have entered, an order approving a payment to any person that would be materially inconsistent with the treatment of any such person under the Approved Plan, without the prior written consent of the Required DIP Lenders.

(s)         Termination of the Restructuring Support Agreement. The termination of the Restructuring Support Agreement in accordance with its terms.

(t)         Chief Administrative Officer. The termination or any change to the role or responsibilities of the CAO (not including any voluntary resignation by the CAO) on or after the date hereof.

Remedies

Immediately upon the occurrence and during the continuation of an Event of Default, the DIP Agent may, and at the direction of the Required DIP Lenders, shall (without further notice or grace period, unless required by applicable law) take any or all of the following actions: (a)(i) declare all DIP Obligations to be immediately due and payable and (ii) terminate the DIP Facility as to any future liability or obligation of the DIP Agent and the DIP Lenders, but without affecting any of the DIP Obligations, the liens under the DIP Facility, or postpetition administrative superpriority claim status; (b) declare a termination, reduction or restriction on the ability of the Debtors to use any cash collateral derived solely from the proceeds of Collateral; (c) exercise the rights of a secured party upon default under the UCC; and/or (d) exercise any and all rights and remedies available under the Prepetition RCF Credit Agreement, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral.

Following three (3) business days’ notice of such Event of Default to the Debtors, any official committee of unsecured creditors, and the U.S. Trustee, unless such Event of Default is cured within such time or an order of the Bankruptcy Court is entered to the contrary, the DIP Agent and the DIP Lenders shall have relief from the automatic stay to exercise remedies under the DIP Facility.

Indemnity

Each Borrower shall defend, protect, indemnify, pay and save harmless DIP Agent and each DIP Lender and each of their respective officers, directors, affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, fees, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this DIP Term Sheet, the DIP Facility, any documents or instruments relating thereto, and/or the transactions contemplated hereby or thereby, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the DIP Term Sheet, the DIP Facility established hereunder, any documents or instruments relating thereto, and/or the transactions contemplated hereby, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this DIP Term Sheet, (iv) the enforcement of any of the rights and remedies of DIP Agent or any DIP Lender under this DIP Term Sheet and any documents or instruments relating thereto,, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any anti-terrorism law by any Loan Party or subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any governmental body or instrumentality or any other person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this DIP Term Sheet, the DIP Facility, any documents or instruments relating thereto, whether or not the DIP Agent or any DIP Lender is a party thereto.

Required DIP Lenders

The vote of DIP Lenders holding more than 50% of the principal amount of the aggregate undrawn Commitments and outstanding DIP Loans (the “Required DIP Lenders”) shall be required to amend, waive, or modify the DIP Facility. No amendment, supplement, other modification or waiver to this DIP Term Sheet or the DIP Facility or any documents or instruments relating thereto shall adversely affect the rights or duties of, or any fees or other amounts payable to, the DIP Agent without the prior written consent of the DIP Agent.

Credit Bidding	The DIP Agent, upon the instruction of the Required DIP Lenders, shall have the right to credit bid up to the full amount of the outstanding DIP Obligations.
Assignments and Participations

The DIP Lenders shall have the right to assign the DIP Loans, (a) subject to (i) the Borrowers’ consent (such consent not to be unreasonably withheld or delayed), unless (A) an Event of Default has occurred and is continuing or (B) such assignment is to a “Permitted Assignee” and (ii) the DIP Agent’s consent other than any assignment to a DIP Lender or any of its affiliates; and (b) so long as any such assignee of the DIP Loans has signed a joinder to the Restructuring Support Agreement (in which case Borrower consent shall not be required). No affiliate of any Loan Party shall become a DIP Lender.

The parties to each assignment shall execute and deliver to the DIP Agent customary assignment documentation reasonably acceptable to the DIP Agent, together with the processing and recordation fee of $3,500 (which may be waived in the DIP Agent’s sole discretion), and the assignee DIP Lender shall deliver to the DIP Agent an administrative questionnaire, and all required tax forms and “know your customer” documentation.

“Permitted Assignees” shall mean: (a) the DIP Agent, any DIP Lender or any of their affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by the DIP Agent or any DIP Lender, an affiliate of the DIP Agent or any DIP Lender or a related entity; and (d) any person to whom the DIP Agent or any DIP Lender assigns its rights and obligations under this DIP Term Sheet as part of an assignment and transfer of such DIP Agent’s or DIP Lender’s rights in and to a material portion of such DIP Agent’s or DIP Lender’s portfolio of asset-based credit facilities.

Governing Law

The Loan Parties submit to the non-exclusive jurisdiction and venue of the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the state, county, and city of New York, borough of Manhattan, and shall waive any right to trial by jury. New York law shall govern this DIP Term Sheet and the DIP Facility (other than security documents to be governed by local law, to be determined by the DIP Agent).

Release

Each of the Loan Parties, for itself and its successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable, hereby fully and unconditionally releases each of the DIP Agent and DIP Lenders, and their respective directors, officers, employees, subsidiaries, affiliates, attorneys, agents, representatives, successors and assigns (collectively, the “Released Parties”) from any and all claims, causes of action, costs or demands of whatever kind or nature, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, or matured or unmatured, which any Loan Party may have had against the Released Parties by reason of any act or omission on the part of the Released Parties occurring prior to the date hereof, in each case regarding or relating to this DIP Term Sheet, the DIP Facility, or any document or instrument relating thereto (collectively, the “Released Matters”); provided, that Released Matters shall not include any claims, causes of action, costs or demands of whatever kind or nature, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, or matured or unmatured, resulting primarily from the gross negligence or willful misconduct of the Released Parties, as determined by a court of competent jurisdiction in a final and non-appealable judgment or order. Each of the Loan Parties represents and warrants that (i) it has no knowledge of any such claims by it against the Released Parties and (ii) that the foregoing constitutes a full and complete release of all such claims.

Taxes; Waterfall; Expenses

The provisions of Section 3.10 and Sections 11.5, 16.3(e), 16.6 and 16.9 of the Prepetition RCF Credit Agreement, together with all related definitions and ancillary provisions, all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the DIP Agent and the DIP Lenders, as applicable, as if (i) each reference therein to “Lender” and similar expressions were references to the DIP Lender under this DIP Facility, (ii) each reference therein to “Agent” and similar expressions were references to the DIP Agent under this DIP Facility, and (iii) each reference to “Agreement” were references to this DIP Facility.

Agency

The provisions of Article XIV of the Prepetition RCF Credit Agreement, together with all related definitions and ancillary provisions, all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of the DIP Lenders, the DIP Agent, and the Debtors, as applicable, as if (i) each reference therein to “Lender” and similar expressions were references to the DIP Lender under this DIP Facility, (ii) each reference therein to “Agent” and similar expressions were references to the DIP Agent under this DIP Facility, and (iii) each reference to “Agreement” were references to this DIP Facility.

ACCEPTED AND AGREED AS OF April 12, 2022:

ION GEOPHYSICAL CORPORATION

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	EVP & CFO

ION EXPLORATION PRODUCTS (U.S.A.), INC.

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	EVP & CFO

I/O MARINE SYSTEMS

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	Vice President

GX TECHNOLOGY CORPORATION

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	Vice President

Signature Page to DIP Term Sheet

Annex I

DIP Lenders

DIP Lender	Percentage	DIP Commitment
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted
Redacted	Redacted	Redacted

Annex II

Loan Parties

Legal Name
ION GEOPHYSICAL CORPORATION
ION EXPLORATION PRODUCTS (U.S.A.), INC.
I/O MARINE SYSTEMS, INC.
GX TECHNOLOGY CORPORATION

Annex III

Interest, Discount, Premiums, Fees

Interest Rate	DIP Loans will bear interest at the rate of 6.0% per annum.
Default Interest:	During the continuance of an Event of Default, all DIP Obligations will bear interest at an additional 2% per annum above the interest rate otherwise applicable.
Agency Fees:	As agreed with the DIP Agent.

Schedule I

Budget

($ in 000s)

Week of Forecast ==>	Wk-1	Wk-2	Wk-3	Wk-4	Wk-5	Wk-6	Wk-7	Wk-8	Wk-9	Wk-10	Wk-11	Wk-12	Wk-13
Week Ending ==>	15-Apr	22-Apr	29-Apr	6-May	13-May	20-May	27-May	3-Jun	10-Jun	17-Jun	24-Jun	1-Jul	8-Jul
RECEIPTS													
Customer Receipts	$ 4,894	$ 301	$ 315	$ 1,280	$ 853	$ 2,032	$ 5,795	$ 2,145	$ 765	$ 773	$ 14,895	$ 4,968	$ 534
Other Receipts	32	-	-	480	-	-	-	-	-	-	-	-	-
Total Receipts	**$ 4,926**	**$ 301**	**$ 315**	**$ 1,760**	**$ 853**	**$ 2,032**	**$ 5,795**	**$ 2,145**	**$ 765**	**$ 773**	**$ 14,895**	**$ 4,968**	**$ 534**
OPERATING DISBURSEMENTS													
Payroll & Benefits	$ (109)	$ (1,358)	$ (927)	$ (1,021)	$ (117)	$ (1,349)	$ (984)	$ (786)	$ (117)	$ (1,117)	$ (680)	$ (1,035)	$ -
Rent & Utilities	-	-	-	(563)	-	-	-	(383)	(66)	-	-	(383)	(110)
Taxes	-	(106)	(345)	(123)	(500)	(500)	(2,095)	(29)	-	-	(125)	(1,361)	(26)
Capex	-	(750)	-	-	-	-	-	-	-	-	-	-	-
Royalty Payments	-	-	-	-	-	-	-	-	-	-	(1,000)	-	-
Revenue Share Obligations	-	-	-	-	-	-	-	-	-	-	(1,895)	-	-
Insurance	-	-	(102)	-	-	-	(102)	-	-	-	(125)	-	-
Inventory	(100)	(408)	(122)	(318)	(214)	(326)	(122)	(100)	(496)	(100)	(480)	(100)	(100)
Other Operating Expenses	(675)	(567)	(711)	(546)	(538)	(638)	(820)	(445)	(526)	(575)	(793)	(446)	(549)
Total Operating Disbursements	**$ (884)**	**$ (3,189)**	**$ (2,207)**	**$ (2,570)**	**$ (1,369)**	**$ (2,813)**	**$ (4,122)**	**$ (1,742)**	**$ (1,205)**	**$ (1,792)**	**$ (5,098)**	**$ (3,325)**	**$ (785)**
OPERATING CASH FLOW	**$ 4,042**	**$ (2,888)**	**$ (1,892)**	**$ (810)**	**$ (516)**	**$ (781)**	**$ 1,673**	**$ 403**	**$ (440)**	**$ (1,019)**	**$ 9,797**	**$ 1,643**	**$ (250)**
RESTRUCTURING COSTS													
Professional Fees	$ (63)	$ -	$ -	$ (19)	$ -	$ -	$ -	$ (843)	$ -	$ -	$ -	$ -	$ (1,335)
Other Restructuring Costs	(25)	-	-	-	-	-	-	-	-	-	-	-	-
Total Restructuring Costs	**$ (88)**	**$ -**	**$ -**	**$ (19)**	**$ -**	**$ -**	**$ -**	**$ (843)**	**$ -**	**$ -**	**$ -**	**$ -**	**$ (1,335)**
DEBT SERVICE													
Revolver Facility Interest & Fees	$ -	$ -	$ (85)	$ -	$ -	$ -	$ -	$ (85)	$ -	$ -	$ -	$ (85)	$ -
DIP Facility Interest & Fees	(25)	-	-	(3)	-	-	-	(12)	-	-	-	-	(9)
Total Debt Service	**$ (25)**	**$ -**	**$ (85)**	**$ (3)**	**$ -**	**$ -**	**$ -**	**$ (96)**	**$ -**	**$ -**	**$ -**	**$ (85)**	**$ (9)**
NET CASH FLOW	**$ 3,929**	**$ (2,888)**	**$ (1,976)**	**$ (832)**	**$ (516)**	**$ (781)**	**$ 1,673**	**$ (536)**	**$ (440)**	**$ (1,019)**	**$ 9,797**	**$ 1,559**	**$ (1,594)**
Beginning Cash Balance	$ 8,554	$ 12,483	$ 10,995	$ 9,018	$ 9,286	$ 8,770	$ 7,989	$ 9,662	$ 9,126	$ 8,685	$ 7,666	$ 14,963	$ 16,522
Total Net Cash Flow	3,929	(2,888)	(1,976)	(832)	(516)	(781)	1,673	(536)	(440)	(1,019)	9,797	1,559	(1,594)
Ending Cash Balance	$ 12,483	$ 9,595	$ 9,018	$ 8,186	$ 8,770	$ 7,989	$ 9,662	$ 9,126	$ 8,685	$ 7,666	$ 17,463	$ 16,522	$ 14,928
Less: Restricted LC's	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)	(1,862)
Less: Foreign Cash	(5,709)	(4,145)	(3,018)	(3,986)	(3,885)	(3,432)	(3,683)	(3,989)	(3,956)	(3,449)	(2,705)	(3,247)	(3,456)
DIP Draw / (Paydown)	-	1,400	-	1,100	-	-	-	-	-	-	(2,500)	-	-
Ending U.S. Non-Restricted Cash Balance	**$ 4,911**	**$ 4,988**	**$ 4,138**	**$ 3,438**	**$ 3,022**	**$ 2,695**	**$ 4,116**	**$ 3,275**	**$ 2,867**	**$ 2,355**	**$ 10,395**	**$ 11,413**	**$ 9,609**
Liquidity													
DIP Commitment	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500
Beginning DIP Balance	$ -	$ -	$ 1,400	$ 1,400	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ 2,500	$ -	$ -
Draw / (Paydown)	-	1,400	-	1,100	-	-	-	-	-	-	(2,500)	-	-
Ending DIP Balance	**$ -**	**$ 1,400**	**$ 1,400**	**$ 2,500**	**$ 2,500**	**$ 2,500**	**$ 2,500**	**$ 2,500**	**$ 2,500**	**$ 2,500**	**$ -**	**$ -**	**$ -**
DIP Availability	$ 2,500	$ 1,100	$ 1,100	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 2,500	$ 2,500	$ 2,500
Ending U.S. Non-Restricted Cash Balance	4,911	4,988	4,138	3,438	3,022	2,695	4,116	3,275	2,867	2,355	10,395	11,413	9,609
Total Liquidity	**$ 7,411**	**$ 6,088**	**$ 5,238**	**$ 3,438**	**$ 3,022**	**$ 2,695**	**$ 4,116**	**$ 3,275**	**$ 2,867**	**$ 2,355**	**$ 12,895**	**$ 13,913**	**$ 12,109**

Exhibit D

JOINDER AGREEMENT

JOINDER AGREEMENT

[•], 2022

The undersigned (“Transferee”) hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement, dated as of April [●], 2022, a copy of which is attached hereto as Annex I (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among ION Geophysical Corporation, a Delaware corporation (“ION”), and each of the other subsidiary guarantors parties thereto (collectively, the “Company”) and the entities and persons named therein as “Supporting Creditors”, and that it has been represented, or has had the opportunity to be represented, by counsel with respect to the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement. The Transferee shall hereafter be deemed to be a “Supporting Creditor” and a “Party” for all purposes under the Agreement and with respect to all Claims held by such Transferee.

2. Representations and Warranties. The Transferee hereby makes the representations and warranties of the Supporting Parties set forth in Section 10 of the Agreement to each other Party or only the Company (as applicable).

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:
Name of Transferee:
By:
Name:
Title:
Notice Address:
Attention:
with a copy to:
Attention:
[Claim or Interest Acquired]

[Joinder Agreement to Restructuring Support Agreement Signature Page]